                                                               EXHIBIT (A)(1)(A)

                           OFFER TO PURCHASE FOR CASH
           UP TO 10,000 OF THE OUTSTANDING LIMITED PARTNERSHIP UNITS
                                       OF

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                                       AT
                               $360 NET PER UNIT
                                       BY

                             ARVP ACQUISITION, L.P.

    THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON THURSDAY, NOVEMBER 15, 2001, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS SUBJECT TO CERTAIN RISKS DESCRIBED UNDER "SPECIAL
FACTORS -- RISK FACTORS" BEGINNING ON PAGE 6 OF THIS OFFER TO PURCHASE. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR UNITS.

    WE ARE ARVP ACQUISITION, L.P., A CALIFORNIA LIMITED PARTNERSHIP. WE ARE WHOLLY-OWNED BY ARV ASSISTED LIVING, INC., THE GENERAL PARTNER OF AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P. (THE "PARTNERSHIP"). IN THIS DOCUMENT, THE TERMS "WE," "US," AND "OUR" REFER TO US AND/OR THE GENERAL PARTNER, AS APPLICABLE, AND NOT TO THE PARTNERSHIP. THE GENERAL PARTNER HAS APPROVED THIS OFFER AND BELIEVES IT IS FAIR TO YOU. HOWEVER, THE GENERAL PARTNER MAY HAVE A CONFLICT OF INTEREST IN THIS MATTER, AND YOU SHOULD CONSIDER THAT FACT IN DETERMINING WHETHER TO ACCEPT THIS OFFER.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF UNITS THAT, TOGETHER WITH THE UNITS ALREADY OWNED BY THE GENERAL PARTNER, CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING UNITS AS OF THE DATE UNITS ARE ACCEPTED FOR PURCHASE PURSUANT TO THE OFFER.

                                   IMPORTANT

    If you desire to tender all or any portion of your Units, you should either
(1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary or (2) request your broker, dealer, bank, trust, partnership or other nominee to effect the transaction for you. If your Units are registered in the name of a broker, dealer, bank, trust, partnership or other nominee, you must contact such person if you desire to tender your Units.

    If you have already tendered your Units to C3 Capital, LLC pursuant to its Offer to Purchase dated October 4, 2001, and you wish instead to tender your Units pursuant to the offer being made hereby, you should transmit the accompanying Notice of Withdrawal in the manner specified in the instructions accompanying the notice. If you have any questions about withdrawing your Units tendered to C3 Capital, LLC, please contact our information agent, Georgeson Shareholder Communications Inc. their address and phone number are set forth below.

    This offer does not constitute a solicitation of proxies for any meeting of the unitholders. Any such solicitation will be made only pursuant to separate proxy materials pursuant to the requirements of Section 14(a) of the Securities and Exchange Act of 1934, as amended.

   The Depositary for the Offer is:       The Information Agent for the Offer is:
    Alpine Fiduciary Services, Inc.        Georgeson Shareholder Communications
            17 State Street                                Inc.
              28th Floor                              17 State Street
       New York, New York 10004                         10th Floor
            (800) 223-2064                       New York, New York 10004
                                                      (800) 223-2064

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    5
SPECIAL FACTORS.............................................    6
 1.  RISK FACTORS...........................................    6
 2.  BACKGROUND AND PURPOSE OF THE OFFER....................    7
 3.  FAIRNESS OF THE OFFER..................................    8
 4.  DETERMINATION OF THE OFFER PRICE.......................   10
 5.  ALTERNATIVES CONSIDERED TO THE OFFER...................   18
 6.  EFFECTS OF THE OFFER...................................   19
 7.  FACTORS AFFECTING FUTURE RESULTS AND FORWARD-LOOKING
     STATEMENTS.............................................   20
 8.  TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS; INTEREST IN
     SECURITIES OF THE PARTNERSHIP..........................   20
 9.  CERTAIN UNITED STATES FEDERAL INCOME TAX
     CONSEQUENCES...........................................   21

THE PARTNERSHIP
 1.  DESCRIPTION OF THE PARTNERSHIP.........................   24
 2.  BUSINESS RISKS.........................................   25
 3.  SELECTED HISTORICAL FINANCIAL DATA FOR PARTNERSHIP.....   27
 4.  2001 BUDGET AND PROJECTIONS FOR THE PARTNERSHIP
     PROPERTIES.............................................   27

THE TENDER OFFER
 1.  TERMS OF THE OFFER; EXPIRATION DATE; PRORATION.........   28
 2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.....................   30
 3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING
   UNITS....................................................   30
 4.  WITHDRAWAL RIGHTS......................................   32
 5.  CERTAIN INFORMATION CONCERNING THE GENERAL PARTNER AND
     THE PURCHASER..........................................   32
 6.  SOURCE AND AMOUNT OF FUNDS.............................   33
 7.  DIVIDENDS AND DISTRIBUTIONS............................   33
 8.  CONDITIONS TO THE OFFER................................   34
 9.  CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS...   35
10.  CERTAIN FEES AND EXPENSES..............................   36
11.  AVAILABLE INFORMATION..................................   36
12.  MISCELLANEOUS..........................................   37
13.  NO APPRAISAL RIGHTS....................................   38
SCHEDULE I -- INFORMATION CONCERNING THE DIRECTORS AND
              EXECUTIVE OFFICERS OF THE GENERAL PARTNER AND
              CERTAIN AFFILIATES
   ANNEX A -- FORM 10-K OF THE PARTNERSHIP
   ANNEX B -- FORM 10-Q OF THE PARTNERSHIP

                               SUMMARY TERM SHEET

     WE ARE OFFERING TO ACQUIRE UP TO 10,000 OF THE OUTSTANDING LIMITED PARTNERSHIP UNITS OF THE PARTNERSHIP AT A NET CASH PRICE OF $360 PER UNIT, WITHOUT INTEREST, REDUCED BY THE AMOUNT OF DISTRIBUTIONS PER UNIT, IF ANY, MADE BY THE PARTNERSHIP FROM THE DATE OF THIS OFFER UNTIL THE DATE ON WHICH WE PURCHASE THE UNITS TENDERED PURSUANT TO THE OFFER. THE FOLLOWING ARE SOME OF THE QUESTIONS YOU, AS A UNITHOLDER OF THE PARTNERSHIP, MAY HAVE AND ANSWERS TO THOSE QUESTIONS. THIS SUMMARY TERM SHEET IS NOT MEANT TO BE A SUBSTITUTE FOR THE INFORMATION CONTAINED IN THE REMAINDER OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, AND THE INFORMATION CONTAINED IN THIS SUMMARY TERM SHEET IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DESCRIPTIONS AND EXPLANATIONS CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE URGE YOU TO CAREFULLY READ THE ENTIRE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL PRIOR TO MAKING ANY DECISION REGARDING WHETHER TO TENDER YOUR UNITS. WE REFER TO THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, AS THE "OFFER".

WHO IS OFFERING TO PURCHASE MY UNITS?

     - We are ARVP Acquisition, L.P., a California limited partnership formed by ARV Assisted Living, Inc, the General Partner of your Partnership. We were formed by the General Partner solely to make the Offer. See "THE TENDER OFFER -- Certain Information Concerning the General Partner and the Purchaser."

HOW MANY UNITS IS THE PURCHASER SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

     - We are offering to purchase up to 10,000 Units at a net cash price of $360 per Unit, without interest, reduced by the amount of distributions per Unit, if any, made by the Partnership from the date of the Offer until the date on which we purchase the Units tendered pursuant to the Offer. If you are the record owner of your Units and you tender Units in the Offer, you will not have to pay any brokerage or similar fees. However, if you own your Units through a broker or other nominee, and your broker or nominee tenders your Units on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "INTRODUCTION."

     - We will reserve the right (but in no event shall be obligated), in our sole discretion, subject to complying with applicable rules and regulations of the Commission, to purchase all Units validly tendered. See "THE TENDER OFFER -- Terms of the Offer; Expiration Date; Proration."

WHY ARE THE GENERAL PARTNER AND THE PURCHASER MAKING THIS OFFER?

     - The purpose of this Offer is to provide you with a more attractive alternative to the hostile C3 Capital Offer described below, and to enable the General Partner to acquire a controlling interest in the Partnership. The General Partner has recently been exploring means to provide you with complete liquidity with respect to your Units through the transfer of all or substantially all of the ownership interests in the Partnership or its assets to the General Partner. On October 4, 2001, C3 Capital, LLC, a California limited partnership ("C3 Capital"), commenced an unsolicited tender offer for your Units at a net cash price of

       $300 per Unit, less the amount of distributions per Unit, if any, made by the Partnership from the date of that offer until the date on which C3 Capital purchases the Units tendered pursuant to that offer (the "C3 Capital Offer"). The General Partner believes that the C3 Capital Offer does not reflect the true value of your Units. In response to the C3 Capital Offer, the General Partner has abandoned its consideration of a sale of the Partnership assets and a liquidation of the Partnership, and has offered to purchase your Units at a net cash price of $360 per Unit, without interest, reduced by the amount of distributions per Unit, if any, made by the Partnership from the date hereof until the date on which we purchase the Units tendered pursuant hereto. This price represents a premium of $60 per Unit, or 20% over the C3 Capital Offer. See "SPECIAL FACTORS -- Background and Purpose of the Offer" and "SPECIAL
       FACTORS -- Fairness of the Offer."

WHAT DO I DO IF I HAVE ALREADY TENDERED MY UNITS TO C3 CAPITAL?

     - If you wish to tender your Units to us, all you need to do is complete and send the enclosed orange Notice of Withdrawal of Previously Tendered Units for all of your Units. That will have the effect of revoking your earlier tender to C3 Capital.

HOW WAS THE PURCHASE PRICE DETERMINED?

     - In establishing the $360 purchase price proposed to be paid in the Offer, we took into account a variety of factors, including the $300 per Unit price proposed to be paid in the C3 Capital Offer, the General Partner's assessment of the underlying value of the Partnership's assets, based upon its own analysis, an independent appraisal, recent offers from third parties, and recent prices at which the Units have been transferred between third parties. See "SPECIAL FACTORS -- Determination of the Offer Price."

IF THE GENERAL PARTNER PURCHASES UNITS, WHAT WILL HAPPEN?

     - If the Offer is completed, and we own more than 50% of the outstanding Units, the General Partner intends to evaluate the various alternatives available to it at that time. These may include: (a) continuing to operate the Partnership as in the past; (b) pursuing an extraordinary transaction, such as a reorganization or liquidation involving the Partnership, or a sale or transfer of the assets of the Partnership; or
       (c) restructuring or refinancing the assets of the Partnership and declaring one or more distributions of cash reflecting the proceeds of such refinancing. The amounts that might be received in any such event by unitholders who do not tender their Units in the Offer cannot be determined at this time. While the General Partner would seek to consummate such an extraordinary transaction in accordance with its fiduciary duties and all applicable law, there can be no assurance that the amounts that might be received by the remaining unitholders in such a transaction would be comparable to the price being offered hereby.

     - If a sufficient number of the Units are purchased in the Offer, the Units will no longer be required to be registered under the Securities Exchange Act of 1934, and, if so, the General Partner intends to terminate the registration of the Units thereunder.

     - See "SPECIAL FACTORS -- Effects of the Offer."

IS THE PURCHASER'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER MY UNITS?

     - Yes. We are a newly formed limited partnership and are wholly-owned by the General Partner. The General Partner has committed to contribute to us all cash necessary to consummate the purchase of the Units. See "THE TENDER OFFER -- Source and Amount of Funds."

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

     - The most important condition to the Offer is that there must be validly tendered and not withdrawn a number of Units that, together with the Units already owned by the General Partner, constitute at least a majority of the outstanding Units as of the date Units are accepted for purchase pursuant to the Offer. See "THE TENDER OFFER -- Conditions to the Offer."

HOW LONG DO I HAVE TO DECIDE WHETHER TO SELL MY UNITS?

     - You have until the expiration date of the Offer to tender. The Offer currently is scheduled to expire at 12:00 Midnight, Eastern Time, on Thursday, November 15, 2001. See "THE TENDER OFFER -- Terms of the Offer; Expiration Date; Proration."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     - The Offer can be extended in our discretion. See "THE TENDER OFFER -- Terms of the Offer; Expiration Date; Proration"

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     - If the Offer is extended, we will issue a press release announcing the extension on or before 9:00 a.m. Eastern time on the first business day following the date the Offer was scheduled to expire.

HOW DO I ACCEPT THE OFFER AND SELL MY UNITS?

     - To sell your Units, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with any other documents required by the Letter of Transmittal, to the Depositary prior to the expiration of the Offer. See "THE TENDER OFFER -- Procedures for Accepting the Offer and Tendering Units."

IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

     - If the conditions to the Offer are satisfied and we consummate the Offer and accept your Units for payment, you will receive payment for the Units you tendered as promptly as practicable following the expiration of the Offer. See "THE TENDER OFFER -- Acceptance for Payment and Payment."

CAN I WITHDRAW MY UNITS PREVIOUSLY TENDERED TO YOU?

     - You may withdraw a portion of or all of the Units you have tendered to us by delivering a notice to the Depositary prior to the expiration of the Offer. Further, if we have not agreed to accept your Units for payment within 60 days of the commencement of the Offer, you can withdraw them at any time after that 60-day period until we do accept your Units for payment. Once Units are accepted for payment, they cannot be withdrawn. See "THE TENDER OFFER -- Withdrawal Rights."

ARE APPRAISAL RIGHTS AVAILABLE IN THE OFFER?

     - Appraisal rights are not available in the Offer. See "THE TENDER OFFER -- No Appraisal Rights."

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS?

     - The receipt of cash in the Offer in exchange for the Units will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. The receipt of cash in any subsequent merger likewise will be a taxable transaction. You should consult your tax advisor about the particular effect the proposed transactions will have on your Units. See "SPECIAL FACTORS -- Certain United States Federal Income Tax Consequences."

WHOM CAN I CALL WITH QUESTIONS?

     - You can call the Information Agent at (800) 223-2064 (toll-free) with any questions you may have. Georgeson Shareholder Communications Inc. is acting as the Information Agent for the Offer. See the back cover of this Offer to Purchase.

To: All Holders of Limited Partnership Units of American Retirement Villas Properties III, L.P.

                                  INTRODUCTION

     ARVP Acquisition, L.P., a California limited partnership, which is wholly-owned by ARV Assisted Living, Inc., a Delaware corporation (the "General Partner"), hereby offers to purchase up to 10,000 of the limited partnership units (the "Units") of American Retirement Villas Properties III, L.P., a California limited partnership (the "Partnership"). The Units will be purchased at a net cash price of $360 per Unit, without interest, reduced by the amount of Distributions per Unit, if any, made by the Partnership from the date hereof until the date on which we purchase the Units tendered pursuant hereto (the "Offer Price"). The Offer is being made upon the terms and subject to the conditions set forth in this Offer. For purposes of the Offer, the term "Distributions" means any and all distributions of cash or property.

     Tendering unitholders whose Units are registered in their own name who tender directly to us will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Units by us pursuant to the Offer. Unitholders who hold their Units through a broker, dealer, bank, trust company or other nominee should check with such institution as to whether it will charge any service fees. However, any tendering unitholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 30.5% of the gross proceeds payable to such unitholder or other payee pursuant to the Offer.

     The Partnership charges a transfer fee of $150 per transfer to any purchaser of the Units. The fee is intended to compensate the Partnership for the costs and expenses incurred in connection with transferring the Units on the books of the Partnership. We intend to pay such fees to the Partnership in connection with the transfer of your Units to us in the Offer.

     The Offer allows unitholders to dispose of Units without incurring the sales commissions or transfer fees typically associated with transfers of Units arranged through brokers or other intermediaries. Taxable unitholders who sell all of their Units will also eliminate the need to report form K-1 information for the Partnership with their federal tax returns covering years after 2001.

     The purpose of the Offer is to provide you with a more attractive alternative to the hostile C3 Capital Offer, and to enable the General Partner to acquire a controlling interest in the Partnership. The timing of consummation of the Offer will depend on a variety of factors and legal requirements, the number of Units (if any) acquired by us pursuant to the Offer and whether the conditions to the Offer set forth in "THE TENDER OFFER -- Conditions to the Offer" have been satisfied or waived.

     FOR A DETAILED DESCRIPTION OF THE CONDITIONS TO THE OFFER, SEE "THE TENDER OFFER -- CONDITIONS TO THE OFFER." WE RESERVE THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC")) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS OR CONDITIONS OF THE OFFER. SEE "THE TENDER OFFER -- TERMS OF THE OFFER; EXPIRATION DATE; PRORATION" AND "THE TENDER OFFER -- CONDITIONS TO THE OFFER."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

     1. RISK FACTORS.

     You should consider the following risk factors relating to the Offer:

     - We have a conflict of interest in making this Offer. As an affiliate of the Partnership, the General Partner, our sole partner, has a conflict with your interests, and the interests of the General Partner may conflict with its fiduciary obligation to you. The General Partner believes, however, that the Offer Price is fair to you. The General Partner believes that the fairness factors enumerated in "-- Fairness of the Offer," and the fact that each unitholder must make its own determination whether to tender in the Offer, provide sufficient procedural safeguards to minimize the effects of the potential conflicts of interest inherent in any such transaction. Nevertheless, you should consider the following factors when examining the Offer:

        - The General Partner will effectively be the purchaser in the Offer, and consequently, the General Partner faces direct conflicts of interest in determining the terms of the Offer.

        - No independent committee or representative has been appointed or retained to negotiate the terms of the Offer on your behalf.

        - The Partnership has in the past and is currently being represented by legal counsel who has also represented and is currently representing the General Partner and certain of its affiliates in various matters, and the unitholders will not be represented by separate legal counsel. No provisions have been or will be made to allow the unitholders to obtain legal representation at the expense of the Partnership.

        - As an affiliate of the purchaser in the Offer, the General Partner will benefit from any future cash flow attributable to, and any future appreciation of, the Partnership's properties with respect to any Units we purchase. See "-- Effects of the Offer."

        - The General Partner is currently the property manager for the Partnership, and as the owner of any Units after the Offer, the General Partner may influence any decisions of the unitholders as to its continued role as the property manager, in addition to its role as General Partner.

     - The Offer Price might not accurately reflect the value of your Units. While our Offer Price significantly exceeds that offered for your Units by C3 Capital and certain other third parties in recent tender offers, this fact alone does not ensure that you will be obtaining the fair market value of your Units if you tender to us. Based on the General Partner's valuation of the underlying assets of the Partnership and third party appraisals, the value that might be obtained in connection with a sale of all of the Partnership assets and a liquidation of the Partnership might be substantially higher than the Offer Price. See "--Background and Purpose of the Offer," and "--Determination of the Offer Price." If the Partnership were to sell or refinance its assets in the future, unitholders who do not tender their Units in this Offer might receive more for their Units following any such transaction.

     - Only a portion of your Units may be purchased in the Offer. The Offer is only for 10,000 Units, constituting 54% of the total Units outstanding. Accordingly, if more than 10,000 Units are tendered to us, the number of Units that we purchase from you will be in proportion to the total Units tendered. If that happens, you would receive a cash payment equal to the Offer Price for the Units purchased, and would continue to own the Units not purchased. You would also continue to receive a Form K-1 with respect to your Units.

     - We will control the voting decisions of the unitholders. If we are successful in our Offer, we will own approximately 54% of the total outstanding Units. We will have the right to vote each Unit purchased in accordance with the Partnership Agreement. As a result, we will be in a position to influence or determine all voting decisions of the Partnership. This could (a) prevent non-tendering unitholders from taking action they desire but that we oppose or (b) enable us to take action that the other unitholders may oppose. Under such circumstances, there would be no possibility that a third party would be able to acquire the Partnership without the General Partner's consent.

     - Tendering your Units may result in a tax liability to you. Depending on your tax basis in your Units, tendering your Units in the Offer might result in the recognition of gain or loss for tax purposes, and a resulting tax credit or liability, on your part. We expect to purchase tendered Units by December 31, 2001, in which case you will recognize any gain or loss on the sale of your Units in the 2001 taxable year. See
       "-- Certain United States Federal Income Tax Consequences."

     - The Offer may reduce the information about the Partnership available to you. If we receive sufficient tenders to reduce the number of unitholders to below 300, we intend to seek deregistration of the Units under the Securities Exchange Act of 1934 (the "Exchange Act"). As a result, the Partnership would not be obligated to make annual and quarterly filings with the SEC. If you retain Units, information about the Partnership may be less available to you in the future.

     - Refinancing of loan relating to Villa Las Posas. The Partnership currently owns and operates two assisted living communities, Villas Las Posas and Chandler Villas (the "Partnership Properties"). Villa Las Posas is encumbered by a loan originated by Red Mortgage Capital, Inc. This loan matures on January 1, 2002. On September 30, 2001, total indebtedness remaining under this loan was $8,005,395. The Partnership has been advised by Red Mortgage Capital that it will extend the current loan on the property until January 1, 2003, so long as the General Partner remains as the general partner of the Partnership. The General Partner will be required to refinance this loan prior to January 1, 2003 and expects to refinance for an amount substantially in excess of the current indebtedness. That would give the Partnership sufficient cash to make a special distribution to the holders of Units at that time. The General Partner has not received any financing commitments for a new loan, but believes that the proposed extension of the loan will provide a reasonable time to seek refinancing on favorable terms. In addition, upon any refinancing of such loan, a portion of the Partnership's current excess cash of approximately $2,000,000 (approximately $107 per Unit) would be available for distribution. There is no assurance that such loan can be refinanced on favorable or any other terms. If the loan is refinanced, the persons who sell Units to us in this Offer will not, as to the Units sold, participate in any such special distribution, and all of the proceeds of such distribution relating to the sold Units would go to us.

     2. BACKGROUND AND PURPOSE OF THE OFFER.

     Background of the Offer. The General Partner has considered from time to time the possibility of entering into transactions involving the properties under its control, including the two Partnership Properties currently owned by the Partnership, with a view to enhancing the returns on those properties. The General Partner believes that the financing available for transactions in the assisted living industry is and will continue to be very constrained by the lack of capital available generally and for transactions in this industry in particular.

     In connection with the General Partner's desire to achieve liquidity for the unitholders, in approximately May 2001, the General Partner initiated preliminary discussions with two large, well-capitalized real estate investment trusts (the "REITs") to explore whether they might have had an interest in acquiring the Partnership Properties. The General Partner selected these two REITs because they had invested in the assisted living industry, had significant capital available, and were parties with which the General Partner had long-standing business relationships.

     Over the course of the next several months, the General Partner provided pertinent information to each of the REITs, including rent rolls and historical operating results, and provided the REITs with access to the Partnership Properties for inspections.

     In June 2001, one of the REITs sent a letter to the General Partner indicating a preliminary offer, subject to negotiation and due diligence, of approximately $18.2 million for the Partnership Properties. Various preliminary discussions ensued between senior executives of the General Partner and senior executives of the REIT with respect to the possibility of a transaction including the Partnership Properties. In connection with a transaction involving a sale of the Partnership Properties to a third party, under the Partnership Agreement the General Partner would have been entitled to receive a 3% sales commission, which would, in addition to other fees and expenses of sale, have reduced the net proceeds to the Partnership in connection with any such transaction to a level below what the General Partner considered to be the fair market value of the Partnership Properties. For this reason, the General Partner did not pursue this preliminary offer.

     Following the receipt of this letter, the General Partner considered other alternatives that might result in higher values for the Partnership Properties, and therefore for the unitholders. The General Partner commenced an evaluation of the possibility of acquiring the Partnership Properties itself. In August 2001, the other REIT submitted its letter to the General Partner indicating a preliminary offer, subject to negotiation and due diligence, of approximately $13.9 million for the Partnership Properties. Any transaction involving the sale of the Partnership Properties, whether a sale to a third party or an acquisition by the General Partner, would require a vote of the unitholders. In August 2001, the General Partner commissioned the appraisal described under "-- Determination of the Offer Price -- Appraisal" for the purpose both of evaluating the two proposals from the REITs and assessing other alternatives, including an acquisition of the Partnership Properties by the General Partner. The General Partner also started preliminary discussions with possible financing sources for an acquisition of the Partnership Properties by it.

     In light of the commencement of the C3 Capital Offer, and the prospect of C3 Capital acquiring control of the Partnership at a price and on terms that the General Partner believes, for the reasons set forth under "-- Fairness of the Offer," to be unsatisfactory, the General Partner temporarily abandoned the consideration of the sale of the Partnership Properties to a third party or to itself, and commenced an evaluation of the alternatives available to it and the Partnership at the present time. This included the possibility of making the Offer we are making hereby.

     On October 18, 2001, the General Partner caused us to commence the Offer.

     Concurrently with commencing the C3 Capital Offer, C3 Capital filed with the SEC a Schedule 14A containing a preliminary (subject to SEC review) Consent Solicitation form (the "Consent Solicitation"). Pursuant to the Consent Solicitation, C3 Capital intends to solicit your approval to remove the General Partner as your general partner and to elect itself as the general partner of the Partnership. We intend to take all appropriate action to protect the Partnership's interests, and would expect to furnish you with information in the future (after reviewing whatever materials C3 Capital mails to you) that you will need to review carefully.

     On October 15, 2001, we received from Gary Davidson, one of the principals of C3 Capital, a demand for a list of the unitholders and a request to review financial information on the properties owned by the Partnership.

     Purpose of the Offer. The purpose of this Offer is to provide you with a more attractive alternative to the inadequate C3 Capital Offer, and to enable the General Partner to acquire a controlling interest in the Partnership. See "-- Alternatives Considered to the Offer" and "-- Effects of the Offer."

     3. FAIRNESS OF THE OFFER.

     Because we are wholly-owned by the General Partner, we are an "affiliate" of the Partnership for purposes of Rule 13e-3 under the Exchange Act. Accordingly, under Rule 13e-3, we and the General Partner have considered the fairness of the Offer to you.

     We and the General Partner reasonably believe that the Offer is fair to you. The terms of the Offer, however, were established unilaterally by the General Partner and were not negotiated with the Partnership or any representative for the unitholders. EXCEPT AS FOLLOWS, WE ARE NOT MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER YOUR UNITS. YOU SHOULD MAKE THAT DECISION ONLY AFTER CONSULTING WITH YOUR FINANCIAL AND TAX ADVISORS AND CONSIDERING CAREFULLY THE INFORMATION SET FORTH IN THIS OFFER. However, if you intend to tender Units in the C3 Capital Offer, we recommend that you tender your Units to us instead, since the terms and conditions of our Offer are superior to the C3 Capital Offer.

     In reaching its determination that the Offer is fair to the unitholders, the General Partner considered the following factors:

     - The Offer Price is in excess of recent indications of the market price for the Units. The Offer will permit you to liquidate your investment in the Partnership at a net cash price of $360 per Unit. In comparison, C3 Capital is offering to purchase a portion of your Units for a net cash price of $300 per Unit, and in six other recent tender offers made by parties unaffiliated with the General Partner, the average offering price (adjusted for distributions from sales or refinancings) was $164 per Unit. In transactions in the Units in which the price (adjusted for distributions from sales or refinancings) was reported to the Partnership during 2001, the average price was $180 per Unit.

     - The Offer Price is less than the amount that the General Partner believes might be obtained if the Partnership were to sell its assets and liquidate. The amount that might be available to distribute to unitholders would vary depending upon the timing of any such sale and distribution, the proceeds realized in connection with a sale of the Partnership's assets, the liabilities existing at the time and various other factors that are not under the control of the General Partner. Based upon the General Partner's own assessment of the value of the Partnership's assets, independent appraisals of the Partnership Properties, and offers received from independent third parties with respect to the Partnership Properties, the General Partner believes that the distributable cash per Unit upon a liquidation would be approximately $383. These amounts could be higher or lower depending upon the foregoing and other factors. The General Partner believes that the Offer Price provides unitholders the opportunity to promptly receive cash for at least a portion of their Units if they do not wish to be subject to the possible delays and risks of a possible liquidation and are willing to forego the possibility that in a liquidation they might receive substantially higher values per Unit than is represented by the Offer Price.

     - If the General Partner is successful in refinancing the loan described under "SPECIAL FACTORS -- Risk Factors -- Refinancing of Loan Relating to Villa Las Posas" for an amount substantially in excess of the current loan on such property, the Partnership might be in a position in late 2002 to make a cash distribution of as much as $295 per Unit, representing a portion of the excess loan proceeds and a portion of the Partnership's excess cash that is being held until that loan is successfully refinanced. In such event, holders of Units at the time could receive as much as that amount per Unit, and continue to own all of their Units. If such a transaction is accomplished, we would receive a pro rata distribution as to any Units we purchase in the Offer. See "Effects of the Offer."

     - The Offer Price per Unit plus aggregate distributions paid to date per Unit by the Partnership since inception will equal approximately $1,601. This represents approximately a 160% return of the original investment in a Unit.

     - Our purchase of your Units would reduce your exposure to recent volatility and uncertainty in the real estate market. The General Partner believes that recent volatility and uncertainty in the global capital markets is having and is likely to continue to have an adverse effect on the financing of real estate acquisitions, and that future appreciation of the Partnership Properties is therefore unlikely in the near term.

     - The General Partner considered the terms of the Offer, including the amount and type of the consideration in the Offer and the tender offer structure, which would provide a prompt means for you to receive cash for all or a portion of your Units, especially in light of the limited market for the Units.

     For a more detailed description of the valuation methodologies employed by the General Partner to determine the fairness of the Offer to you, see
"-- Background and Purposes of the Offer."

     The General Partner also reasonably believes that the Offer is procedurally fair to you in light of the following factors:

     - You can determine individually whether to tender your Units in the Offer, and the number to be tendered.

     - The Offer provides the opportunity for you to sell your Units without incurring brokerage and other costs typically associated with market sales.

     The General Partner also considered the following factors, which it considered to be negative from the perspective of the unitholders, in its consideration of the fairness of the terms of the Offer:

     - The Offer is not for all Units outstanding. Accordingly, if more than 10,000 Units are tendered, the number purchased from any particular tendering unitholder will be reduced pro rata in proportion to all Units tendered, unless we modify our Offer to increase the number of Units to be purchased. This could mean that you would continue to be a unitholder in the Partnership following the completion of the Offer. Under such circumstances, the General Partner intends to take steps either to liquidate the Partnership or substantially refinance the indebtedness to enable the Partnership to make distributions to unitholders. There is no assurance that such transactions could be accomplished or the terms and conditions thereof. See "-- Risk Factors."

     - Following the successful completion of the Offer, the unitholders who accept the Offer would cease to participate in the future earnings or growth, if any, of the Partnership or benefit from increases, if any, in the value of their holdings in the Partnership.

     - Historically, there has been a relatively limited public market for the Units. As a result of the tender by unitholders of their Units, this public market may become even more limited. Those unitholders who do not tender their Units may suffer increased illiquidity and decreased market value, particularly because the General Partner intends to seek termination of the registration of the Units under the Exchange Act.

     - The Partnership Agreement and the California Revised Limited Partnership Act, under which the Partnership is governed, do not give rights of appraisal or similar rights to unitholders with respect to the Offer. Accordingly, unitholders will not have the right to have their Units appraised or to have the value of their Units paid to them if they disapprove of the Offer Price. We cannot determine at this time whether unitholders in any subsequent transaction effected by the General Partner after consummation of the Offer will have appraisal rights.

     - If we purchase more than 50% of the Units, the Partnership will be deemed to have "terminated" for tax purposes (but will not terminate as a partnership). See "-- Certain United States Federal Income Tax Consequences" for a discussion of the federal income tax consequences associated with such "termination."

     In determining that the Offer is fair to the unitholders of the Partnership, we considered the above factors as a whole and did not assign specific or relative weights to them.

     4.  DETERMINATION OF THE OFFER PRICE.

     In establishing the Offer Price, we reviewed information available to us as the general partner of the Partnership, including, among other things, the operating budgets prepared by us and appraisals with respect to the Partnership Properties. Our determination of the Offer Price was based in part on our review and analysis of the foregoing information and on the other financial information and analyses concerning the Partnership summarized below. We also considered the Partnership's objectives.

     To determine our Offer Price, we used three primary methods: (a) our estimate of what we believe to be a probable value of the Units on a liquidation basis; (b) prices at which the Units have been sold in the secondary market by third parties during 2001, as reported to the Partnership; and (c) prices offered for the Units in tender offers by third parties made since July 1999, including the C3 Capital Offer. Each of these methods is discussed in detail below.

     Since these valuation methods are dependent upon varying market and economic conditions, no assurance can be given that the possible values presented here reflect the total range of possible values. In light of the nature of the Partnership and its assets, we believe that an analysis of the net proceeds that might be distributable after a sale of the Partnership's assets and a liquidation of the Partnership is likely to result in the highest value per Unit. Accordingly, our primary emphasis in evaluating the Offer Price relative to hypothetical values of the Units was based on that methodology.

     The results of these analyses are summarized in the chart below.

                          SUMMARY OF VALUATION RESULTS

                                                               PER UNIT
                                                               --------
Offer Price.................................................     $360
Alternative Methods:
  Estimated liquidation value...............................     $383(1)
  Highest secondary market price during 2001, as reported to
     the Partnership........................................     $275(2)
  Highest recent third party tender offer price.............     $300(3)

---------------

     (1) The estimated liquidation value is based on three estimated fair market values for the Partnership Properties described below under "-- (a) Liquidation Valuation Method."

     (2) See "-- (b) Prices in Secondary Market Sales Reported to the Partnership" below.

     (3) See "-- (c) Recent Tender Offers" below.

  (A) LIQUIDATION VALUATION METHOD.

     Liquidation value is a measure of the price at which the assets of the Partnership would sell if disposed of by the Partnership in an arms-length transaction to a willing buyer that has access to relevant information regarding the assets, reduced by the Partnership's liabilities and reasonable reserves for contingencies and the costs of liquidation. The liquidation value of the Units is an analysis of the net distributable proceeds that would flow to unitholders following a theoretical sale of the Partnership Properties and liquidation of the Partnership's remaining assets within a year. You should bear in mind that the hypothetical liquidation value is based on certain assumptions that we have made. These assumptions relate to, among other things, the anticipated income and expenses of the Partnership and the capitalization rates that might be used by prospective buyers if the assets of the Partnership were to be sold. We also assumed a certain amount for costs and expenses of sale, including prepayment penalties on outstanding loans. The assumptions used have been determined by us in good faith, and, where appropriate, are based upon current and historical information regarding the Partnership and our belief as to current real estate and capital market conditions. Actual results from a liquidation may vary from those set forth herein based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar properties, the manner in which the real estate properties of the Partnership are sold, and changes in availability of capital to finance acquisitions of real estate properties.

     The liquidation analysis assumes that the Partnership's real estate properties are sold at their estimated current values, that the Claremont Notes (defined below) have nominal current value (see "-- Valuation of Other Partnership Assets" below), and that the net proceeds of the liquidation are allocated to unitholders in accordance with the Partnership Agreement.

     VALUATION OF THE PARTNERSHIP PROPERTIES

     In valuing a Unit on a liquidation basis, we used three primary sources of possible values of the Partnership's two Partnership Properties: (i) the results of an income capitalization analysis for valuing rental property performed by the General Partner; (ii) valuations derived from an appraisal received by the General Partner with respect to the Partnership Properties, as set forth in "-- Appraisal;" and (iii) third party preliminary offers made for the Partnership Properties by two large real estate investment trusts. These methodologies are described below.

     Income Capitalization Approach. The income capitalization approach is one of three standard methods used to estimate market value of rental property, and involves applying a capitalization rate to a property's annual net operating income. The other two methods are the cost approach and the sales comparison approach. The cost approach values land by comparison with other sites in the area that have recently been sold. The cost to reproduce or replace the improvements, less any loss of value due to physical deterioration, functional or external obsolescence is then estimated and added to the land value, indicating a total value estimate for the property. The sales comparison approach values the improved property by comparison with other properties of similar design, utility and use that have recently sold. The sales are analyzed based on units of comparison, such as purchase price per square foot, income per square foot, or gross income multipliers. Because the financial information on which the income capitalization approach is based is more readily available than the information required to use the other two approaches to estimate value, we have relied primarily on the income capitalization approach in our analysis.

     Under the income capitalization approach, the capitalization rate is a percentage rate of return commonly applied by purchasers of comparable real estate to property income to determine the present value of income property. The lower the capitalization rate utilized, the higher the value produced, and the higher the capitalization rate utilized, the lower the value produced. We used actual incomes for the properties through the eight months ended August 31, 2001 and annualized those results for the remainder of the calendar year. We based our selection of capitalization rates on our analysis and judgment of the location, condition and future viability of each Partnership Property, and on other publicly available data.

     THE EVALUATION OF A PROPERTY'S LOCATION AND CONDITION, AND THE DETERMINATION OF AN APPROPRIATE CAPITALIZATION RATE FOR A PROPERTY, IS SUBJECTIVE IN NATURE, AND OTHERS EVALUATING THE SAME PROPERTY MIGHT USE A DIFFERENT CAPITALIZATION RATE AND DERIVE A DIFFERENT PROPERTY VALUE, WHICH MIGHT BE HIGHER OR LOWER THAN THE VALUE WE DETERMINED.

     Property net operating income is the difference between the revenues from the property and related costs and expenses, excluding income derived from sources other than its regular activities and before income deductions. Income deductions include interest, income taxes, prior-year adjustments, charges to reserves, write-off of intangibles, adjustments arising from major changes in accounting methods and other material and nonrecurring items. In this respect, property net operating income differs from net income disclosed in the Partnership's financial statements, which does not exclude these income sources and deductions. In the tables that follow, we have reconciled the Partnership Properties' projected incomes for the year ending December 31, 2001 to their net operating income for the same period.

     As a preliminary step in the portion of our liquidation analysis based on the income capitalization approach, we determined the property net operating income for each Partnership Property as follows. In the following reconciliation tables, we made certain assumptions as to the adjustments to be made. We also used a standard capital expense charge of $500 per residential unit per year. Others evaluating the same properties might use different assumptions and derive different net operating incomes, which would then yield property values that might be higher or lower than the values we determined.

                                VILLA LAS POSAS

                                                               YEAR ENDING
                                                               DECEMBER 31,
                                                                 2001(*)
                                                               (PROJECTED)
                                                               ------------
Total Revenues..............................................    $4,022,399
Total Operating Expenses....................................    $2,073,024
                                                                ----------
EBITDAR** Before Management Fees............................    $1,949,375
Management Fees to General Partner -- 5%....................      (201,120)
                                                                ----------
EBITDAR After Management Fees...............................     1,748,255
Capital Expenditures at $500/Unit...........................       (61,500)
                                                                ----------
Net Operating Income (NOI)..................................    $1,686,755

---------------

      * The figures represent actual results through August 31, 2001 and projected results for the remainder of the calendar year.

     ** Earnings before interest, taxes, depreciation, amortization and rent.

                                CHANDLER VILLAS

                                                               YEAR ENDING
                                                               DECEMBER 31,
                                                                 2001(*)
                                                               (PROJECTED)
                                                               ------------
Total Revenues..............................................    $2,899,264
Total Operating Expenses....................................    $2,002,498
                                                                ----------
EBITDAR Before Management Fees..............................    $  896,766
Management Fees to General Partner -- 5%....................      (144,963)
                                                                ----------
EBITDAR After Management Fees...............................       751,803
Capital Expenditures at $500/Unit...........................       (82,000)
                                                                ----------
Net Operating Income (NOI)..................................    $  669,803

---------------

     * The figures represent actual results through August 31, 2001 and projected results for the remainder of the calendar year.

     Having determined property net operating income for each Partnership Property, we estimated the value of the Partnership Properties based on the income capitalization approach as follows. First, we selected the capitalization rate based on our experience in valuing similar properties. We believe that arms-length purchasers would base their purchase offers on a capitalization rate similar to that used by us. However, there is no single correct capitalization rate and others might use different rates. We also believe a prospective purchaser of either of the Partnership Properties would negotiate a reduction in price to address any deferred maintenance items at the property. We used actual net operating income for each of these properties for the eight months ended August 31, 2001 and projected net operating income for the remainder of the calendar year, and then divided such amount by the capitalization rate to derive an estimated gross property value for each Partnership Property.

     Based on the above, we estimated the values of the Partnership Properties based on the income capitalization approach to be:

                                                 NET OPERATING                  EST. GROSS
                                                    INCOME        CAP RATE    PROPERTY VALUE
                                                 -------------    --------    --------------
Villa Las Posas................................   $1,686,755          12%      $14,056,292
Chandler Villas................................   $  669,803          12%      $ 5,581,692
                                                                               -----------
                                                                   Total:      $19,637,984

     Appraisal. We also evaluated the property values established by a recent appraisal of the Partnership Properties. For the past several years, an independent real estate valuation advisory firm, Senior Living Valuation Services, Inc. (the "Appraiser"), has rendered appraisals for real estate properties of the Partnership, as well as those of certain affiliated partnerships. During the past two years, the Partnership has paid the Appraiser a total of $25,000 for such appraisals. In August 2001, the General Partner retained the Appraiser in connection with a sale of the Partnership Properties being contemplated by the General Partner prior to the C3 Capital Offer. The General Partner retained the Appraiser based upon its reputation as a real estate valuation advisory firm with experience in the valuation of real property assets similar to those comprising the Partnership Properties. The Appraiser is being paid by the General Partner a fee of $10,000 for the Appraisal.

     In October 2001, the Appraiser delivered its appraisal of the Partnership Properties to the General Partner (the "Appraisal"). The aggregate appraised value of the Partnership Properties set forth in the Appraisal was $19,975,000. The Appraisal covers only the Partnership Properties and does not constitute a recommendation to you as to whether you should tender your Units in the Offer.

     The values set forth in the Appraisal, as of August 31, 2001, are as follows:

                                                               VALUE ESTABLISHED
                                                               -----------------
Villa Las Posas.............................................      $14,250,000
Chandler Villas.............................................      $ 5,725,000
                                                                  -----------
TOTAL:......................................................      $19,975,000
                                                                  ===========

     The Appraiser based its valuation of the Partnership Properties on its understanding of the site and improvement descriptions as represented by the Partnership and its representatives. To determine a value for each of the Partnership Properties, the Appraiser performed a discounted cash flow analysis based on (i) projected net income at the Partnership Property over five annual periods from October 2001 through September 2006 plus (ii) a residual value of the Partnership Property at October 2006, the end of the five-year period, in each case, discounted to present value at August 31, 2001. The Appraiser based the residual value of the Partnership Property at October 2006, the end of the five-year period, on projected net income over the ensuing annual period, from October 2006 to September 2007, capitalized at a selected terminal capitalization rate, less a selected sales transaction charge.

     In performing its discounted cash flow analysis for Villa Las Posas, the Appraiser used a discount factor of 13.5%, comprising an overall capitalization rate of 11.5%, plus a 2% net adjustment for inflation. The Appraiser's results for Villa Las Posas are summarized in the table below:

                                VILLA LAS POSAS

                                                                                           PRESENT
                                                         PROJECTED          DISCOUNT        VALUE
                                                        NET INCOME           FACTOR     AT AUGUST 31,
                                                     OR RESIDUAL VALUE      (13.5%)         2001
                                                     -----------------      --------    -------------
DISCOUNTED PROJECTED NET INCOME:
  From October 2001 to September 2002..............  $1,634,006              0.8811      $ 1,439,653
  From October 2002 to September 2003..............  $1,684,487              0.7763      $ 1,307,603
  From October 2003 to September 2004..............  $1,736,512              0.6839      $ 1,187,655
  From October 2004 to September 2005..............  $1,790,128              0.6026      $ 1,078,700
  From October 2005 to September 2006..............  $1,845,382              0.5309      $   979,731
DISCOUNTED RESIDUAL VALUE AT OCTOBER 2006:.........  $15,551,546(1)          0.5309      $ 8,256,467
                                                                                         -----------
                                                                                         $14,249,810
                                                                                         ===========
Appraised Value                                                                          $14,250,000
                                                                                         ===========

---------------
(1) The Appraiser determined the residual value of Villa Las Posas at October 2006 as follows:

Projected net income from October 2006 to September 2007:...  $ 1,904,271
Capitalized at a 12% terminal capitalization rate:..........   15,868,925
Less 2% sales transaction charge:...........................      317,375
                                                              -----------
     Residual value at October 2006.........................  $15,551,546
                                                              ===========

     In performing its discounted cash flow analysis for Chandler Villas, the Appraiser used a discount factor of 14%, comprising an overall capitalization rate of 12%, plus a 2% net adjustment for inflation. The Appraiser's results for Chandler Villas are summarized in the table below:

                                CHANDLER VILLAS

                                                                                            PRESENT
                                                          PROJECTED          DISCOUNT        VALUE
                                                         NET INCOME           FACTOR     AT AUGUST 31,
                                                      OR RESIDUAL VALUE       (14%)          2001
                                                      -----------------      --------    -------------
DISCOUNTED PROJECTED NET INCOME:
  From October 2001 to September 2002...............  $694,483                0.8772      $  609,196
  From October 2002 to September 2003...............  $712,316                0.7695      $  548,104
  From October 2003 to September 2004...............  $733,686                0.6750      $  495,217
  From October 2004 to September 2005...............  $755,697                0.5921      $  477,433
  From October 2005 to September 2006...............  $778,367                0.5194      $  404,260
DISCOUNTED RESIDUAL VALUE AT OCTOBER 2006:..........  $6,221,335(1)           0.5194      $3,231,167
                                                                                          ----------
                                                                                          $5,735,377
                                                                                          ==========
Appraised Value                                                                           $5,725,000
                                                                                          ==========

---------------
(1) The Appraiser determined the residual value of Chandler Villas at October 2006 as follows:

Projected net income from October 2006 to September 2007:...  $  801,718
Capitalized at a 12.5% terminal capitalization rate:........   6,413,744
Less 3% sales transaction charge:...........................     192,409
                                                              ----------
     Residual value at October 2006.........................  $6,221,335
                                                              ==========

     The Appraisal was made in accordance with the accepted techniques, standards, methods and procedures of the Appraisal Institute and was certified by the Appraiser. YOU SHOULD NOTE, HOWEVER, THAT APPRAISALS ARE ONLY ESTIMATES OF CURRENT VALUE AND ACTUAL VALUES REALIZABLE UPON SALE MAY BE SIGNIFICANTLY DIFFERENT. The Appraiser may be deemed to have a conflict of interest in that it has prepared appraisals of real estate for other partnerships affiliated with the General Partner. The General Partner has not commissioned any current appraisals of the Partnership Properties other than the Appraisal, because the General Partner believes that appraisals by the Appraiser reasonably reflect the fair market value of the properties appraised. While the General Partner took the Appraisal into account in determining the Offer Price, the Appraisal was not determinative of the Offer Price.

     The Appraisal is available for inspection and copying at the principal executive offices of the General Partner during its regular business hours by any interested unitholder or such unitholder's representative who has been so designated in writing. In addition, the Appraisal has been filed as an exhibit to the Partnership's Schedule TO in respect of the Offer, which is a publicly available filing with the SEC. See "THE TENDER OFFER -- Available Information."

     Third Party Offers for the Partnership Properties. We also took into account the values for the Partnership Properties assigned by the REITs in their recent third party preliminary offers to purchase. As noted in "-- Background and Purpose of the Offer," these gross values were $13.9 million and $18.2 million.

     Final Liquidation Valuation of Partnership Properties. We then determined a final gross property value for each Partnership Property, based on a comparison of the income capitalization approach, the appraisal and the REIT preliminary offers to purchase. First, we eliminated the lower REIT value of the $13,900,000 as unreasonably low in comparison to the other indications we had received. Then, we averaged the value assigned by the Appraiser ($19,975,000), the value arrived at by the General Partner using the income capitalization approach ($19,637,984), and the higher of the two REIT offers ($18,200,000). Using this method, we determined that $19,200,000 was therefore the fairest approximation of the market value for the properties.

     After determining our final estimated gross property value for each Partnership Property, we then estimated our estimated net sale value for each Partnership Property by adjusting the final estimated gross property value for closing costs, prepayment penalties and other expenses of the hypothetical liquidation. Specifically, we deducted mortgage and other debt balances as of September 30, 2001. The resulting amounts represent our estimate of the net sale proceeds that might be realized by the Partnership on a hypothetical sale of the Partnership Properties.

Estimated Gross Property Value for Partnership Properties...   $ 19,200,000
  Mortgages.................................................   $(13,770,000)
  Closing Costs, Commissions, Charges.......................   $   (960,000)
  Prepayment Penalties......................................   $   (288,000)
                                                               ------------
Estimated Net Proceeds from Hypothetical Property Sales.....   $  4,182,000

     VALUATION OF OTHER PARTNERSHIP ASSETS.

     The Partnership's total other assets, consisting primarily of cash, are valued at $3,030,000 ($162 per Unit) as of September 30, 2001. In computing that value, we valued two promissory notes issued in partial payment for a prior disposition of a Partnership property (the "Claremont Notes"). We ascribed only nominal current value to the Claremont Notes. Neither note is secured by a mortgage interest, but merely by a pledge of the general partnership interest in the limited partnership making the notes, thereby making enforcement of the security interest both difficult and uncertain. In addition, we calculated that the current net equity available upon a sale of the real property in question, after deducting mortgage debt and the costs of sale, would not be adequate to satisfy even one of the outstanding principal balances on the Claremont Notes.

     Set forth below is our analysis relating to the valuation of the Claremont Notes that the General Partner's management prepared for its Board of Directors on October 16, 2001. All numbers relate to the Claremont property to which the Claremont Notes relate.

                                                                SEVEN
                                                               MONTHS
                                                                ENDED
                                                              JUNE 30,           2001
                                                                2001          ANNUALIZED
                                                            -------------     ----------
Total Revenue.............................................    $ 564,540       $  967,783
Total Expenses............................................     (213,781)        (366,482)
                                                              ---------       ----------
EBITDAR...................................................      350,759          601,301
                                                              ---------       ----------
EBITDAR (5% of Revenues)..................................         62.1%            62.1%
5% Management Fee.........................................      (28,227)         (48,389)
Reserve...................................................      (46,200)         (46,200)
                                                              ---------       ----------
Net Cash Flow.............................................      276,332          506,712
                                                              ---------       ----------
Valuation at 10% Capitalization Rate......................                    $5,067,121
Summary of Claremont Note Valuation
  Green Park Loan.........................................                     4,625,183
                                                                              ----------
  Gross Equity............................................                       441,938
  Less Foreclosure Costs..................................                      (125,000)
  Less Selling Costs (6% of Valuation)....................                      (304,027)
                                                                              ----------
  Net Value...............................................                    $   12,911
                                                                              ==========

     FINAL COMPUTATION OF LIQUIDATION VALUE PER UNIT.

     We estimated the total value of the equity of the Partnership by adding together the estimated net value of the Partnership Properties on a hypothetical sale of the Partnership Properties, as set forth above, adding the estimated amount of available cash to the Partnership and the value of the non-real estate assets of the Partnership, and deducting the liabilities of the Partnership. Using this net equity value, we determined the proceeds that could be paid to unitholders under the Partnership Agreement in the event of a hypothetical liquidation of the Partnership within one year, based on the terms of the Partnership Agreement. Accordingly, 100% of the estimated liquidation proceeds are assumed to be distributed to unitholders.

Total Estimated Net Proceeds from Hypothetical Property        $4,182,000
  Sales.....................................................
Value of Other Assets, including Claremont Notes............   $3,030,000
                                                               ----------
          Total Estimated Liquidation Proceeds Available for   $7,212,000
            Distribution....................................
General Partner Share of Liquidation Proceeds...............       (1,000)
Special Limited Partners' Share of Liquidation Proceeds.....      (71,000)
                                                               ----------
Total Estimated Unitholder Distribution:....................   $7,140,000
  Number of Units...........................................       18,666
  Estimated Proceeds per Unit...............................   $      383

     The liquidation analysis is theoretical only, for the purposes of providing an alternative analysis for your use in comparison with the Offer Price. The Partnership is restricted in its ability to sell or refinance the Partnership Properties by the terms of their current financing, and we assumed a prepayment penalty of approximately $288,000 would be owing on a sale.

(B) PRICES OF UNITS IN SECONDARY MARKET SALES REPORTED TO THE PARTNERSHIP.

     Secondary market sales information may not be a reliable measure of value because of the limited amount of any known trades. There is no formal, established public trading market for the Units, and secondary sales activity for the Units is limited to sporadic sales which occur within an informal secondary market or third party tender offers for Units. Because the Units are not listed on any exchange or quoted on the Nasdaq National Market, privately negotiated sales and sales through intermediaries are the primary means available to unitholders to liquidate an investment in the Units. While some information is available through private publications regarding the prices at which such secondary sales transactions in the Units have been made, these publications expressly disclaim the accuracy and reliability of the information regarding such trades.

     The following chart reflects all 2001 sales submitted for transfer to the Partnership where a sales price per Unit was reported to the Partnership:

                                              UNITS
MONTH ENDED                                TRANSFERRED   LOW PRICE   HIGH PRICE   AVERAGE PRICE
-----------                                -----------   ---------   ----------   -------------
January 31, 2001.........................       201        $135(*)      $201(*)       $151
February 28, 2001........................        10        $246(*)      $246(*)       $246
March 31, 2001...........................        12        $135(*)      $265          $243
April 30, 2001...........................        10        $265         $265          $265
May 31, 2001.............................        10        $140         $140          $140
June 30, 2001............................       122        $119         $140          $123
July 31, 2001............................        19        $140         $275          $201
August 31, 2001..........................        --          --           --            --
September 30, 2001.......................     42.16        $250         $250          $250

---------------

     (*) As adjusted to reflect a distribution of $215 per Unit on January 11
         2001, representing a pro rata portion of the distributable net proceeds from the sale of the Partnership's interest in ARVP III/ Bradford Square, L.P. on December 21, 2000.

     The gross sales prices reported to the Partnership do not necessarily reflect the net sales proceeds received by sellers of Units, which may be reduced by commissions and other secondary market transaction costs to amounts less than the reported price.

(C) RECENT TENDER OFFERS.

     In addition to informal secondary market sales, third party investors have periodically sought to acquire Units by means of a tender offer for outstanding Units. However, such tender offers generally involve only a limited number of Units, are held open only for a limited time, and are available only on a limited basis. In particular, since July 1999, parties unaffiliated with the General Partner have made the following tender offers:

DATE                                                    TENDER OFFER PRICE
----                                                    ------------------
July 1999.............................................         $ 89(1)
May 2000..............................................         $236
September 2000........................................         $135(2)
December 2000.........................................         $135(2)
April 2001............................................         $140
August 2001...........................................         $250
October 2001..........................................         $300

---------------

     (1) As adjusted to reflect a distribution of $261 per Unit on January 16, 1999, representing a pro rata portion of the distributable net proceeds from the sale of the Partnership's interest in three senior apartment projects on February 19, 1999 and refinancing proceeds.

     (2) As adjusted to reflect a distribution of $215 per Unit on January 11, 2001, representing a pro rata portion of the distributable net proceeds from the sale of the Partnership's interest in ARVP III/ Bradford Square, L.P. on December 21, 2000.

     5. ALTERNATIVES CONSIDERED TO THE OFFER.

     Sale of All or Substantially All of the Partnership's Assets. In May 2001, the General Partner began considering transactions to provide unitholders with complete liquidity for their Units through the transfer of all or substantially all of the Partnership's assets. In June 2001, the General Partner received a preliminary offer for the Partnership Properties from a third party. The General Partner did not pursue this preliminary offer for the reasons set forth in "-- Background and Purpose of the Offer." In July 2001, the General Partner determined that the most advantageous means of providing the unitholders with the desired liquidity was to propose a sale by the Partnership of the Partnership Properties to the General Partner, at a price to be determined after completion of an independent appraisal, followed by a liquidation of the Partnership and a distribution of the net proceeds to the unitholders. In August 2001, the General Partner commissioned the appraisal, but before the appraiser could complete its review of the Partnership Properties, C3 Capital commenced its tender offer for 10,000 Units at a net cash price per Unit of $300. In order to provide unitholders with a higher value per Unit than the C3 Capital Offer, the General Partner decided to make this Offer rather than to proceed with any proposed sale, the certainty of which could not be assured.

     Continued Ownership. The General Partner considered continuing to operate the Partnership for the benefit of the unitholders for a longer period with the expectation of achieving greater capital appreciation. However, the General Partner believes that recent volatility and uncertainty in the capital markets is having and is likely to continue to have an adverse effect on the financing of real estate acquisitions, and that future appreciation in value of the Partnership Properties is therefore unlikely in the near term. Those factors led to the General Partners' decision to explore a sale of all of the Partnership's assets and liquidation, as described above, which was interrupted by the C3 Capital Offer. As noted under "-- Effects of the Offer," if the General Partner is successful in acquiring a majority-in-interest of the Units, it intends to continue to explore alternatives that will result in a liquidation of the Partnership and a distribution of the proceeds of the net assets of the Partnership to the holders of Units at that time. Therefore, the General Partner believes that the Offer is more advantageous to the unitholders than continuing to operate the Partnership at this time.

     In determining to proceed with the Offer, the General Partner concluded that this Offer was the most expeditious and efficient way to accomplish the foregoing purposes. In addition, in the Offer, each unitholder will be able to determine individually whether to accept the Offer Price or alternatively not to tender its Units.

     Absolute control of the Partnership. If the Offer is completed and we own more than 50% of the outstanding Units, the General Partner will be in a position to control all decisions with respect to the Partnership. Among other things, that means that no third party would be able to acquire the Partnership, or replace the General Partner, without the consent of the General Partner.

     6. EFFECTS OF THE OFFER.

     If the Offer is completed, and we own more than 50% of the outstanding Units, the General Partner intends to evaluate the various alternatives available to it at that time. These may include: (a) continuing to operate the Partnership as in the past; (b) pursuing an extraordinary transaction, such as a reorganization or liquidation involving the Partnership, or a sale or transfer of the assets of the Partnership; or (c) restructuring or refinancing the assets of the Partnership and declaring one or more distributions of cash reflecting the proceeds of such refinancing. The amounts that might be received in any such event by unitholders who do not tender their Units in the Offer cannot be determined at this time. While the General Partner would seek to consummate such an extraordinary transaction in accordance with its fiduciary duties and all applicable law, there can be no assurance that the amounts that might be received by the remaining unitholders in such a transaction would be comparable to the Offer Price being offered hereby.

     If the Offer is completed and we ultimately own more than 90% of the outstanding Units, we intend to cause the Partnership to merge with us in a transaction that would result in the remaining Units not owned by us being cancelled in exchange for the same price per Unit as we pay in the Offer. If we own more than 90% of the outstanding Units, we would be able to take that step without seeking consent or approval of the unitholders.

     Book Value and Net Earnings. If the Offer is consummated and we acquire Units, our interest and the interest of the General Partner in the book value net earnings of the Partnership will increase proportionally by the amount of our ownership of Units of the Partnership.

     Effect on Trading Market. Currently, secondary sales activity for the Units is limited, informal and sporadic. See "-- Determination of the Offer Price -- Prices in Secondary Market Sales Reported to the Partnership." If the Offer is completed, the number of unitholders remaining and the number of Units that are still in the hands of the public will be even further reduced, and you may consequently experience even more difficulty in liquidating your investment in the Partnership.

     Other Possible Purchases of Units. Whether or not the Offer is successfully completed or the General Partner seeks to consummate a subsequent transaction, we may acquire additional Units in the open market or in privately negotiated purchases. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price. The purchase of Units by us pursuant to any open market or privately negotiated purchases would reduce the number of Units that might otherwise trade publicly and may reduce the number of holders of Units. This could further adversely affect the liquidity and market value of the remaining Units held by the public.

     Exchange Act Registration. The Units are currently registered under the Exchange Act. If there are fewer than 300 unitholders remaining after the Offer or any subsequent open market or privately negotiated purchases, the General Partner may, and intends to, terminate the registration of the Units under the Exchange Act. Upon deregistration of the Units, the Partnership would no longer be legally required to file periodic reports with the SEC, and certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with unitholders meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, would no longer be applicable to the Partnership. In addition, "affiliates" of the Partnership and persons holding "restricted securities" of the Partnership may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

     California Partnership Law. Under applicable California partnership law, if we own more than 50% but less than 90% of the Units upon completion of the Offer, there will be restrictions on our ability to merge with the Partnership. Specifically, in order to merge with the Partnership under those circumstances after completion of the Offer, we will be required (absent certain approvals that will be difficult to obtain) to give non-tendering unitholders nonredeemable interests or securities in ourselves or our parent in exchange for Units.

     7. FACTORS AFFECTING FUTURE RESULTS AND FORWARD-LOOKING STATEMENTS.

     THE PARTNERSHIP'S BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION ARE SUBJECT TO MANY RISKS, INCLUDING THOSE SET FORTH BELOW. CERTAIN STATEMENTS CONTAINED IN THIS OFFER, INCLUDING, WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS," AND WORDS OF SIMILAR IMPORT, CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE PARTNERSHIP'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS, OR INDUSTRY RESULTS, TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE ONLY PREDICTIONS, HOWEVER, AND ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY AS A RESULT OF RISKS FACING THE PARTNERSHIP. THESE RISKS INCLUDE, BUT ARE NOT LIMITED TO, THOSE ITEMS DISCUSSED BELOW. CERTAIN OF THESE FACTORS ARE DISCUSSED IN MORE DETAIL ELSEWHERE IN THIS OFFER, INCLUDING BUT NOT LIMITED TO UNDER THE HEADINGS "-- BACKGROUND AND PURPOSE OF THE OFFER;
"-- FAIRNESS OF THE OFFER," "THE PARTNERSHIP -- 2001 BUDGET AND PROJECTIONS FOR THE PARTNERSHIP PROPERTIES" AND "THE PARTNERSHIP -- DESCRIPTION OF THE PARTNERSHIP." UNITHOLDERS ARE CAUTIONED THAT, IN ADDITION TO THE OTHER FACTORS SET FORTH UNDER THOSE HEADINGS, THE FOLLOWING FACTORS MAY CAUSE THE PARTNERSHIP'S ACTUAL FINANCIAL PERFORMANCE TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS:

     - supply and demand for the Partnership's products and services;

     - our ability to access capital necessary for our operations;

     - competitive product and pricing pressures;

     - changes in industry laws and regulations; and

     - general economic and industry conditions in the assisted living marketplace.

     Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this Offer. We disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

     8. TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS; INTEREST IN SECURITIES OF THE PARTNERSHIP.

     The General Partner owns approximately 58 Units, or .3%, of the outstanding Units. None of our executive officers, directors or affiliates, or those of the General Partner, owns any Units.

     No sales of Units were made by or to affiliates of the Partnership during the last two years.

     Securities Transactions. Neither we nor the General Partner, nor to the best knowledge of the General Partner, any of the persons named in Schedule I to this Offer to Purchase, has effected a transaction in Units during the past 60 days.

     9. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     Unitholders must consider that the sale of Units pursuant to the Offer will have certain tax implications to the selling unitholders, and may have certain tax implications for unitholders that do not sell their Units pursuant to the Offer (including unitholders who tender all of their Units pursuant to the Offer but retain a portion of their Units because more than 10,000 Units are tendered to us). The following summarizes the material anticipated federal income tax consequences to unitholders arising from the sale of Units pursuant to the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, and judicial authority, all as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary.

     This summary does not address all potential tax consequences that may be applicable to certain categories of unitholders, such as tax-exempt entities, corporations, insurance companies, subchapter S corporations, partnerships or financial institutions. The discussion also does not address all of the local or foreign tax consequences associated with the sale of Units pursuant to the Offer. Furthermore, the discussion may not be applicable with respect to certain members of management who continue to participate in the ownership of the Partnership, unitholders who received their Units pursuant to the exercise of employee options or otherwise as compensation, and unitholders holding Units as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction.

     AS A RESULT OF THE FOREGOING, UNITHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC INCOME TAX CONSEQUENCES OF TENDERING OR NOT TENDERING THEIR UNITS PURSUANT TO THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

     Gain or Loss on Sale. In general, a unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the "amount realized" by the unitholder on the sale, and (ii) the unitholder's adjusted basis in the Units sold. A unitholder's adjusted basis in its Units generally will equal the amount paid by the unitholder for the Units, plus the amount of the Partnership's liabilities allocable to the Units (under Section 752 of the Code) and any Partnership income or gain that has been allocated to the Units, minus the amount of any Partnership deductions or losses that have been allocated to the Units and the amount of any distributions made by the Partnership with respect to the Units. The "amount realized" by a unitholder on a sale of Units will equal the amount of cash received by the unitholder in exchange for the Units sold, plus the amount of the Partnership's liabilities that are allocable to the Units sold (as determined under Section 752 of the Code).

     The gain or loss recognized by a unitholder on the sale of Units pursuant to the Offer generally will be treated as a capital gain or loss if the unitholder held the Units as a capital asset. However, any portion of the amount realized on such sale that is attributable to the share of the Partnership's "unrealized receivables" or "inventory items" ("Section 751 Property") allocable to the Units sold will be taxable as ordinary income under Section 751 of the Code, to the extent that such proceeds attributable to Section 751 Property exceed the member's allocable share of the Partnership's basis in such property. For this purpose, the "unrealized receivables" allocable to the Units sold include the share of the Partnership's prior depreciation deductions allocable to the Units that would be subject to recapture if the depreciated assets were sold for fair market value. Under Code Section 751, it is possible that a selling unitholder may recognize ordinary income on the sale of its Units pursuant to the Offer, even if a net loss is otherwise recognized on such sale.

     Capital gain or loss recognized on a sale of Units pursuant to the Offer will be treated as long-term capital gain or loss if the tendering unitholder's holding period for the Units sold exceeds one year. Under current law, long-term capital gains of individuals are taxed at a maximum marginal federal income tax rate of 20% (except that the rate will be 25% on that portion of the gain which is equal to the amount of depreciation claimed with respect to real estate that is not recaptured as ordinary income under Section 1250 of the Code), whereas the maximum marginal federal income tax rate for ordinary income of such persons is approximately 39.1%. Capital losses are deductible only to the extent of capital gains, except that individual taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and an individual taxpayer can carry forward such losses indefinitely), subject to the same limitations.

     A unitholder that sells Units pursuant to the Offer will be allocated a pro rata share of the Partnership's taxable income or loss for the year of the sale in accordance with the Code and the Partnership Agreement of the Partnership. The allocation of the Partnership's taxable income or loss to a selling unitholder, as well as any distributions by the Partnership to such selling unitholder, will affect the selling unitholder's basis in its Units and thus the amount of gain or loss recognized by the unitholder on the sale of all or any portion of its Units pursuant to the Offer.

     The tax treatment of unitholders that receive cash payments in a merger of the Partnership subsequent to our acquisition of Units pursuant to the Offer (a "Merger") would be the same as the tax treatment of unitholders who sell their Units pursuant to the Offer, as described above.

     Partnership Termination. Section 708(b) of the Code and Treasury Regulations promulgated thereunder provide that a partnership terminates for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in the Partnership capital and profits within a twelve-month period. Accordingly, it is possible that transfers made pursuant to the Offer could cause a termination of the Partnership for income tax purposes. In the event of such a termination, the Partnership would be treated for income tax purposes as if it had contributed its assets to a new partnership (the "New Partnership") in exchange for interests in the New Partnership and immediately liquidated, distributing the interests in the New Partnership to the persons holding Units in the Partnership after the transfer of Units that triggered the termination.

     The termination will not result in the current recognition of gain or loss by the continuing unitholders, but may give rise to certain other adverse tax consequences for such unitholders, as follows:

     - The Partnership's taxable year will close as of the date of the transfer that triggers the termination. As a result, unitholders with a taxable year that does not end on December 31st may be required to take into account taxable income or loss of the Partnership for a period that exceeds one year on the tax return filed for the unitholder's taxable year within which the termination occurs.

     - The New Partnership is treated as acquiring the assets deemed transferred to it by the Partnership, so that with respect to the assets a new depreciation recovery period would begin as of the date of the termination. As a result, the present value of the Partnership's future depreciation deductions (and thus the present value of the future depreciation deductions allocated to the unitholders) will be reduced.

     - A unitholder is able to utilize its allocable share of Partnership losses only to the extent of the unitholder's basis in its Units at the time the loss is allocated to the unitholder. To the extent that losses allocated to a unitholder in a given taxable year exceed the unitholder's basis in its Units, the losses are suspended until the following taxable year, at which time they are subject to the same rule. As a result of the termination, the recognition of any such suspended losses may be delayed beyond the time at which they would have been recognized in the absence of the termination.

     In addition, certain elections of the Partnership will expire upon its termination and will not apply to the New Partnership. It is unlikely that the termination of these elections would have a significant adverse effect on the unitholders of the Partnership.

     Passive Loss Limitations. Section 469 of the Code provides special rules for federal income taxation of income and losses from passive activities. Under Code Section 469, all income of a taxpayer is divided into (i) income from passive activities (ii) active income, such as salary and personal service compensation, and (iii) portfolio income, such as interest and dividends. Losses generated by passive activities generally only may be used to offset income from passive activities and may not be applied to reduce active income or portfolio income. Passive activity losses which are suspended because a taxpayer does not have sufficient passive income to offset such losses may be carried over to future years and applied against passive activity income in such future years. Any such suspended losses will no longer be subject to the passive loss limitations in the year in which the taxpayer totally disposes of the passive activity which generated such losses to an unrelated party. The passive activity rules apply only to unitholders who are individuals, estates, trusts, closely held C corporations and personal service corporations.

     Excess passive activity losses generated by the Partnership may only be used to offset passive activity income generated by the Partnership (including gain recognized by a unitholder on a sale of the Units). In addition, a unitholder could not offset net losses from other passive activity investments held by the unitholder against net income from the Partnership. For unitholders that dispose of all of their Units pursuant to the Offer, any Partnership losses that are suspended as a result of the application of the passive activity rules will no longer be subject to the passive activity rules as a result of the sale. For unitholders that dispose of less than all of their Units pursuant to the Offer, any Partnership losses that are suspended as a result of the application of the passive activity rules would continue to be subject to those rules, so that such losses could only offset the unitholder's allocable share of passive income generated by the Partnership (and any gain recognized by a unitholder on a sale of the Units) until such time as the unitholder disposes of its Units. The receipt of cash in a Merger (if a Merger were consummated) would constitute a disposition that will cause losses suspended as a result of the application of the passive activity rules to no longer be subject to the passive activity rules.

     The rules governing limitations on the use of passive activity losses are complex and the foregoing provides no more than a summary of the rules that may be relevant to a unitholder. Accordingly, each unitholder should consult its own tax advisors regarding the impact of the rules on its ability to utilize losses that may be earned through the Partnership as well as other investments and activities of the unitholder.

     Foreign Unitholders. Gain realized by a foreign unitholder on a sale of Units pursuant to the Offer or the receipt of cash in a Merger (if a Merger were consummated) will be subject to federal income tax. Under Section 1445 of the Code, the transferee of an interest held by a foreign person in a partnership that owns United States real property generally is required to deduct and withhold a tax equal to 10% of the amount realized with respect to the transaction. In order to comply with this requirement, we will withhold 10% of the amount realized by a unitholder on any such transaction unless the unitholder properly completes and signs a certificate certifying the unitholder's taxpayer identification number, that such unitholder is not a foreign person and the unitholder's address. Amounts withheld would be creditable against a foreign unitholder's income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

     Backup Withholding. A unitholder (other than certain exempt unitholders) that sells its Units pursuant to the Offer or receives cash payments in connection with a Merger (if a Merger were consummated) may be subject to backup withholding unless the unitholder (i) furnishes a correct taxpayer identification number and certifies that such unitholder is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 or successor form included in the Letter of Transmittal, (ii) provides a certification of foreign status on Internal Revenue Service Form W-8BEN or successor form, or (iii) is otherwise exempt from backup withholding. Should a non-exempt unitholder fail to provide the required certification, we will be required to withhold 30.5% of the amount otherwise payable to the unitholder in any such transaction.

     If a unitholder does not provide a correct taxpayer identification number, such unitholder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a unitholder's U.S. federal income tax liability provided the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the unitholder by filing a U.S. federal income tax return. unitholders of the Partnership should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

     Information Reporting. Unitholders who sell their Units pursuant to the Offer or exchange their Units for cash pursuant to a Merger (if a Merger were consummated) will be required to file an information statement with their federal income tax returns for the year of the sale that provides certain information specified in Treasury Regulation Section 1.751-1(a)(3). Selling unitholders will also be required to notify the Partnership on Internal Revenue Service Form 8308 of the date of the sale or exchange and the names, addresses, and taxpayer identification numbers of the transferor and transferee within 30 days of the date of the sale (or, if earlier, by January 15th of the following calendar year).

     California Property Taxes. If more than 50% of the outstanding Units of the Partnership are acquired pursuant to the Offer, the acquisition of the Units will trigger a "change in ownership" with respect to the property held by the Partnership. As a result, the value of the Partnership's property will be reassessed for such purposes, which may result in an increase in the Partnership's future property tax liability.

                                THE PARTNERSHIP

     1. DESCRIPTION OF THE PARTNERSHIP.

     The Partnership was formed on June 28, 1989 to develop, finance, acquire and operate senior citizen housing. Although the Prospectus pursuant to which Units were offered contained no definite plan to sell any properties in accordance with a timetable, the management of the General Partner at the time projected that the Partnership might sell or finance a property after operating that property for a five to seven year period. The Partnership was structured as a self-liquidating partnership with a finite life, which would distribute its cash flow during its operating stage and its proceeds from property sales during its liquidating stage. The Partnership's estimated operational life at the time of inception was 10 to 15 years from the opening date of the last facility developed or acquired.

     The Partnership currently owns and operates only the two Partnership Properties. The Partnership acquired the land for Villa Las Posas shortly after its formation and developed the community in 1997. The Partnership acquired Chandler Villas shortly after formation.

     As of October 15, 2001, there were 18,666 issued and outstanding Units held of record by approximately 1,700 unitholders.

     The Partnership's principal executive offices are located at 245 Fischer Avenue, Suite D-1, Costa Mesa, California 92626, and its telephone number is
(714) 751-7400.

PARTNERSHIP PROPERTIES

     VILLA LAS POSAS Villa Las Posas is an assisted living community located at 24 Las Posas Road, Camarillo, Ventura County, California. The land was acquired in 1989 and the community was developed in 1997. It has 123 studio and one-bedroom apartments and is comprised of an 88,368 square foot, three-story building situated on over three acres of land. The Partnership has a fee interest in Villa Las Posas. The General Partner believes that Villa Las Posas is adequately covered by insurance.

     Villa Las Posas is encumbered by a loan originated by Red Mortgage Capital, Inc., the successor in interest to Banc One Capital Funding Corporation. The loan bears interest at a rate of 9.15% per year and matures on January 1, 2002. On September 30, 2001, total indebtedness remaining under this loan was $8,005,395. The lender has agreed to extend this loan until January 1, 2003. The Partnership will need to seek refinancing of the Villa Las Posas property prior to January 1, 2003. The loan documents provide that no prepayment penalty is due when the loan is repaid within 90 days prior to maturity. The Partnership is currently within this 90-day grace period.

     The occupancy rate and average effective revenue per occupied unit at Villa Las Posas for each year of its operation are as follows:

                                                                              AVERAGE
YEAR                                                     OCCUPANCY RATE   REVENUE PER UNIT
----                                                     --------------   ----------------
1998...................................................       81.3%            $2,070
1999...................................................       98.6%            $2,291
2000...................................................       98.1%            $2,587

     The federal tax basis of the Partnership in Villa Las Posas is $10,213,000, the rate of depreciation is 3.6%, and the claimed life for depreciation is 27.5 years. The property is depreciated using the straight line basis. The realty tax rate on the property is 1.3%, and annual realty taxes are $114,833. There are approximately $603,000 of federal tax basis of equipment, furniture, fixtures and subsequent building improvements having lives of 5-7 years and depreciated on a double declining balance basis.

     CHANDLER VILLAS Chandler Villas is an assisted living community located at 101 South Yucca Street, Chandler, Maricopa County, Arizona. The community, built in 1985, has 164 one- and two-bedroom apartments and is comprised of 15 one- and two-story buildings with an aggregate of over 110,000 square feet on over 8 acres of land. The Partnership has a fee interest in Chandler Villas. The General Partner believes that Chandler Villas is adequately covered by insurance.

     Chandler Villas is encumbered by a loan originated by Red Mortgage Capital, Inc. The loan bears interest at a rate of 8.06% per year and matures on February 1, 2036. On September 30, 2001, total indebtedness remaining under this loan was $5,765,157. The Chandler Villas loan agreement provides that the loan may not be prepaid prior to March 1, 2006. Consequently, the lender would have to approve a full assumption of the debt if an event of default triggered an acceleration of the loan balance prior to that time. From and after March 1, 2006, any prepayment of the loan must be accompanied by a prepayment penalty starting at 5% of the principal balance and decreasing by 1% per year through 2011.

     The occupancy rate and average effective revenue per occupied unit at Chandler Villas for the last five years are as follows:

                                                                              AVERAGE
YEAR                                                     OCCUPANCY RATE   REVENUE PER UNIT
----                                                     --------------   ----------------
1996...................................................       98.2%            $  879
1997...................................................       98.1%            $1,017
1998...................................................       98.1%            $1,107
1999...................................................       93.8%            $1,244
2000...................................................       97.4%            $1,376

     The federal tax basis of the Partnership in Chandler Villas is $2,920,000, the rate of depreciation is 3.6%, and the claimed life for depreciation is 27.5 years. The property is depreciated using the straight line basis. The realty tax rate on the property is 2.3%, and annual realty taxes are $66,114. There are approximately $600,000 of federal tax basis of equipment, furniture, fixtures and subsequent building improvements having lives of five to seven years and depreciated on a double declining balance basis.

     OTHER PARTNERSHIP ASSETS. The Partnership's other assets consist primarily of cash and the Claremont Notes. See "SPECIAL FACTORS -- Determination of the Offer Price -- (a) Liquidation Valuation Method -- Valuation of Other Partnership Assets."

     2. BUSINESS RISKS. The Partnership faces a number of business risks, including the following:

     - Competition. The assisted living industry is highly competitive, and we expect that the Partnership's business will become more competitive in the future. Sources of competition include family members providing care at home, numerous local, regional and national providers of assisted living and long-term care whose facilities and services range from home-based health care to skilled nursing facilities, and acute care hospitals. In addition, we believe that as assisted living receives increased attention among the public and insurance companies, new competitors focused on assisted living will enter the market, including hospitality companies expanding into the market. Some of the Partnership's competitors operate on a not-for-profit basis or as charitable organizations, while others have, or are capable of obtaining, greater financial resources than those available to the Partnership.

       We also expect the Partnership to face increased competition for the acquisition and development of assisted living communities. Some of the Partnership's present and potential competitors are significantly larger or have, or may obtain, greater financial resources than the Partnership has. These forces could limit its ability to attract residents, attract qualified personnel, expand its business, or increase the cost of future acquisitions, each of which could have a material adverse effect on the Partnership's financial condition, results of operations and prospects.

     - Government regulation. Health care is subject to extensive regulation and frequent regulatory change. Currently, no federal rules explicitly define or regulate assisted living. However, the Partnership is and will continue to be subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in localities where it operates or intends to operate. Changes in such laws and regulations, or new interpretations of existing laws and regulations could have a significant effect on methods and costs of doing business, and on reimbursement levels from governmental and other payers. In addition, the President and Congress have proposed in the past, and may propose in the future, health care reforms that could impose additional regulations on the Partnership or limit the amounts that it may charge for its services. We cannot assess the ultimate timing and impact that any pending or future health care reform proposals may have on the assisted living, home health care, skilled nursing or health care industry in general. No assurance can be given that any such reform will not have a material adverse effect on the business, financial condition or results of operations of the Partnership.

     - Obtaining residents and maintaining rates. As of September 30, 2001, the Partnership Properties had a combined occupancy rate of approximately 95%. Occupancy may drop in these Partnership Properties, primarily due to changes in the health of residents, increased competition from other assisted living providers, particularly those offering newer facilities, and the reassessment of residents' physical and cognitive state. There can be no assurance that either Partnership Property will be substantially occupied at current set rates at any time. In addition, the Partnership may only be able to lease the units in its Partnership Properties at rates below its set rates due to limitations imposed on rates by local market conditions or other factors. Even if the Partnership achieves substantial occupancy at its set rates, those set rates may not allow for projected cost recovery and profit if operating expenses increase.

       In addition, in order to increase set rates, the Partnership must provide advance notice of rate increases, generally at least 30 days. Because of this advance notice requirement, the Partnership is not able to reflect cost increases in set rates until at least several months after such cost increases occur. In addition, if the Partnership fails to generate sufficient revenue, it may be unable to make interest and principal payments on indebtedness.

     - Geographic concentration. One of the Partnership Properties is located in Camarillo, California and the other is located in Chandler, Arizona. The market value of these assets and the income generated from them could be negatively affected by changes in local and regional economic conditions, specific laws and the regulatory environment in these states, and by acts of nature. We cannot provide assurance that such geographic concentration will not have an adverse impact on the Partnership's business, financial condition, operating results and prospects.

     - General real estate risks. The performance of the Partnership Properties is influenced by factors generally affecting real estate investments, and real estate risks specific to Partnership Properties. Real estate investments are also affected by such factors as applicable laws, including tax laws, interest rates and the availability of financing. Real estate investments are relatively illiquid and, therefore, limit the Partnership's ability to vary its portfolio promptly in response to changes in economic or other conditions. If the Partnership fails to operate its properties effectively, it may have a material adverse effect on its business, financial condition and operating results.

     3. SELECTED HISTORICAL FINANCIAL DATA FOR PARTNERSHIP.

     See the Partnership's Annual Report on Form 10-K for the year ended December 31, 2000 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, attached hereto as Annex A and Annex B, respectively.

     4. 2001 BUDGET AND PROJECTIONS FOR THE PARTNERSHIP PROPERTIES.

     The Partnership does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data of the Partnership. However, the General Partner does prepare internal annual operating budgets for the Partnership Properties. These represent what the General Partner believes to be reasonable estimates of the Partnership Properties' financial performance for the ensuing calendar year. The annual budget set forth below (the "2001 Budget") was prepared in October 2000. The 2001 Budget was not prepared with a view to public disclosure and is included herein for the limited purpose of giving you access to financial information of the Partnership. The General Partner has not yet prepared the budget for the 2002 fiscal year.

CHANDLER VILLAS AND VILLA LAS POSAS

                                                               2001
                                                2000      (ACTUAL THROUGH      2001          2001
OPERATING DATA                                (ACTUAL)       8/31/01)       (PROJECTED)    (BUDGET)
--------------                               ----------   ---------------   -----------   ----------
Revenues...................................  $6,492,724     $4,614,442      $6,921,663    $6,736,830
EBITDA.....................................  $2,256,574     $1,593,861      $2,390,793    $2,158,695
EBITDA Margin..............................        34.8%          34.5%           34.5%         32.0%
Earnings Per Unit (18,666 units)...........  $     9.81     $     6.19      $    11.07    $    (3.08)

The 2001 Budget assumes:

Occupancy for Chandler Villas was budgeted to be between 94% to 97% with an average of 96% for the year. Occupancy for Villa Las Posas was budgeted to be between 98% to 100% and average at 99% for the year. This was based on a review of historical trends and market conditions at the time the budget was done.

Gross Revenues: Revenues consist of rental income fees for assisted living, and other income. The starting rental rate per unit was based on review of actual current rates. A rental rate increase percentage of 6% for Chandler Villas and 4% for Villa Las Posas was applied throughout the year and was weighted heavier in months that rent increases are given. Rent concessions were factored in depending on what was necessary in the market. Rates for assisted living were also based on a review of actual current rates. The General Partner assumed that the percentage of persons paying assisted living fees (currently 22% for Chandler Villas and 40% for Villa Las Posas) will be constant throughout the year. These penetration levels are inclusive of a 2% increase, applied evenly throughout the year. Processing fees were determined by multiplying the estimated gross move-ins per month by the community's budgeted processing fee rate. Other revenues were based on trailing 12 month actuals.

Payroll Expenses: Where applicable, employees were brought up to the minimum wage of $6.25/hour as of January 1, 2001. Pay increases were budgeted at 4% on the employees' anniversary dates. Workers compensation insurance was budgeted at 30% above current premiums, which expired in April 2001.

Variable Expenses: Food expense was budgeted based on an average cost per resident per day. Other variable expenses were budgeted based on an average cost per resident or unit per month.

Other Community Expenses: These were based on historical run rates. Most were increased by the standard assumption for inflation of 4%.

There can be no assurance that any of the assumptions underlying the 2001 Budget will be realized or are accurate.

The General Partner does not prepare a separate operating budget for the Partnership. The Partnership incurred expenses of $55,000 for auditing and preparation of tax returns and $27,500 for legal fees in 2000.

     Projections. The General Partner also prepared a projection through 2010 setting forth the un-leveraged cash flow return for the Partnership (the "Projections"). The Projections are based on an investment of approximately $17,500,000 in the Partnership Properties (18,666 Units X $360 per Unit plus Partnership debt of $13,770,000 and less net working capital of $3,030,000 included in the Offer Price). The Projections also assume a 3% increase in the Partnership's annual revenues and expenses. The analysis indicates that the un-leveraged cash return ranges from 12.1% in 2001 to 14.7% in 2010. The Projections have been filed as an exhibit to our Schedule TO filed with the SEC in respect of the Offer.

     Disclaimers. Neither the 2001 Budget nor the Projections was prepared in accordance with generally accepted accounting principles, or with a view to compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of the data than as shown above. Neither the 2001 Budget nor the Projections has been examined, reviewed or compiled by the Partnership's independent auditors, and accordingly they have not expressed an opinion or any other assurance regarding such materials.

     THE FORECASTED INFORMATION IS INCLUDED HEREIN SOLELY BECAUSE SUCH INFORMATION WAS PREPARED BY THE GENERAL PARTNER PRIOR TO THE OFFER. ACCORDINGLY, NONE OF THE GENERAL PARTNER, THE PARTNERSHIP OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION AS TO THE 2001 BUDGET OR THE PROJECTIONS AND NONE OF THEM ASSUMES ANY RESPONSIBILITY AS TO THE ACCURACY THEREOF. IN ADDITION, BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE 2001 BUDGET AND THE PROJECTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND THE CONTROL OF THE GENERAL PARTNER AND THE PARTNERSHIP, THERE CAN BE NO ASSURANCE THAT RESULTS SET FORTH IN THE 2001 BUDGET OR THE PROJECTIONS WILL BE REALIZED. IT IS LIKELY THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE; PRORATION.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Units validly tendered and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights" on or prior to the Expiration Date. The term "Expiration Date" means 12:00 Midnight, Eastern time, on Thursday, November 15, 2001, unless and until we, in our sole discretion, extend the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended by us, will expire.

     The Offer is conditioned upon satisfaction of all the conditions set forth in "-- Conditions to the Offer." We reserve the right (but will not be obligated), subject to the applicable rules and regulations of the SEC, to amend or waive any condition of the Offer. If any of the other conditions set forth in "-- Conditions to the Offer" has not been satisfied by the Expiration Date (or any other time then set as the Expiration Date), we may elect to:

     - extend the Offer and, subject to applicable withdrawal rights, retain all tendered Units until the expiration of the Offer, as extended;

     - subject to complying with applicable rules and regulations of the SEC, waive all of the unsatisfied conditions and accept for payment and pay for all Units tendered and not withdrawn prior to the Expiration Date; or

     - terminate the Offer and not accept for payment or pay for any Units and return all tendered Units to tendering unitholders.

     We expressly reserve the right (but will not be obligated), in our sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by making a public announcement of the extension. During any extension, all Units previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering unitholder to withdraw Units.

     We acknowledge that Rule 14e-1(c) under the Exchange Act requires us to pay the consideration offered or return the Units tendered promptly after the termination or withdrawal of the Offer.

     If we extend the Offer, or if we are delayed in our acceptance for payment of or payment for Units (whether before or after acceptance for payment), or we are unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depository may retain tendered Units on our behalf, and such Units may not be withdrawn except to the extent tendering unitholders are entitled to withdrawal rights as described herein under "-- Withdrawal Rights." However, our ability to delay the payment for Units that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of unitholders promptly after the termination or withdrawal of such bidder's offer.

     Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-l(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Units in a manner reasonably designed to inform such holders of such change), we currently intend to make announcements regarding the Offer by issuing a press release to the PR Newswire.

     If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination to unitholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

     If we decide, in our sole discretion, to increase the consideration offered in the Offer to holders of Units, and if, at the time that notice of the increase is first published, sent or given to holders of Units, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Units. IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE CONSIDERATION BEING PAID FOR UNITS ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL UNITHOLDERS WHOSE UNITS ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH UNITS WERE TENDERED PRIOR TO THE ANNOUNCEMENT OF THE INCREASE IN CONSIDERATION.

     If more than 10,000 Units are validly tendered in accordance with the procedures specified in "-- Procedures for Accepting the Offer and Tendering Units" below, and not properly withdrawn in accordance with the procedures specified in "-- Withdrawal Rights" below, on or prior to the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, take into account the number of Units tendered, accept for payment and pay for an aggregate of 10,000 Units, pro rata, according to the number of Units validly tendered by each unitholder and not properly withdrawn on or prior to the Expiration Date. If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 10,000 Units, we will purchase all Units tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.

     If proration of tendered Units is required, we may not be able to announce the final results of the proration until at least approximately ten business days after the Expiration Date, because of the difficulty of determining the proration results. Subject to our obligation under Rule 14e-1(c) under the Exchange Act to pay unitholders the Offer Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, we do not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration or other adjustment results are known. NOTWITHSTANDING ANY SUCH DELAY IN PAYMENT, NO INTEREST WILL BE PAID ON THE OFFER PRICE.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), we will purchase, by accepting for payment, and will pay for all Units validly tendered and not withdrawn prior to the Expiration Date, subject to proration, as soon as practicable after the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within our sole discretion. See "-- Conditions to the Offer." We expressly reserve the right, in our sole discretion but subject to the applicable rules of the SEC, to delay acceptance for payment of, and thereby delay payment for, Units if any of the conditions referred to in "-- Conditions to the Offer" has not been satisfied or upon the occurrence of any of the events specified in "-- Conditions to the Offer."

     In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

     - the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with the required signature guarantees; and

     - any other documents required by the Letter of Transmittal.

     For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Units validly tendered and not withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance of such Units for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering unitholders for the purpose of receiving payment from us and transmitting payment to validly tendering unitholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering unitholders, our obligation to make such payment shall be satisfied, and tendering unitholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Units pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR UNITS BE PAID BY US REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT. We will pay any stock transfer taxes incident to the transfer to us of validly tendered Units, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Information Agent and Depositary.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING UNITS.

     Valid Tender of Units. Except as set forth below, in order for Units to be validly tendered pursuant to the Offer, on or prior to the Expiration Date, (a) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and (b) any other documents required by the Letter of Transmittal must be received by the Depositary at such address.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING UNITHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY BY FACSIMILE OR AT ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE.

     We reserve the right to transfer or assign, in whole, or from time to time in part, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice the rights of tendering unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

     Medallion Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) of Units tendered therewith, unless such registered holder(s) has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Units are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 and 5 to the Letter of Transmittal.

     The most convenient place to get a medallion guaranty is your bank. Generally, banks require that you have an open account and a valid ID to give a medallion guaranty.

     If you have any questions concerning this signature guarantee requirement, or would like any help finding an Eligible Institution in your area, please call the Information Agent, toll free, at (800) 223-2064.

     Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the Offer may be subject to "backup withholding" at a rate of 30.5% unless a unitholder that holds Units (a) provides a correct taxpayer identification number (which, for an individual unitholder, is the unitholder's social security number) and any other required information, or (b) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A unitholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on payments with respect to the purchase price of Units purchased pursuant to the Offer, each unitholder should provide the General Partner with his or her correct taxpayer identification number by completing the substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Non-corporate foreign unitholders should complete and sign an applicable Internal Revenue Service Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or W-8ECI (Certificate of Foreign Person's Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States), a copy of which may be obtained from the General Partner, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Units of any particular unitholder whether or not similar defects or irregularities are waived in the case of other unitholders without any effect on the rights of such other unitholders.

     Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Units will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Neither us, the General Partner nor any of our respective affiliates or assigns, if any, the Information Agent and Depositary or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. Our acceptance for payment of Units tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering unitholder and us upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing and delivering a Letter of Transmittal, you will irrevocably appoint us, or any of our designees, your attorney-in-fact and proxy, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of your rights with respect to the Units tendered by you and accepted for payment by us (and with respect to any and all distributions, other units, rights or other securities issued or issuable in respect thereof). All such proxies will be considered coupled with an interest in the tendered Units, are irrevocable and are granted in consideration of, and are effective upon, our acceptance for payment of the Units in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney and proxies given by you with respect to the Units and Distributions will, without further action, be revoked, and no subsequent powers of attorney and proxies may be given (and, if given, will be without force or effect). Our designees will, with respect to the Units for which the appointment is effective, be empowered to exercise all your voting and other rights as they in their sole discretion may deem proper at any meeting of the Partnership or any adjournment or postponement thereof. In order for Units to be deemed validly tendered, immediately upon our acceptance for payment of the Units, we or our designee must be able to exercise full voting rights with respect to the Units, including voting at any meeting of the Partnership's unitholders.

     4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this section, tenders of Units made pursuant to the Offer are irrevocable. Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after November 15, 2001 (or such later date as may apply in case the Offer is extended).

     To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, the number of Units to be withdrawn and the name of the registered holder of the Units to be withdrawn, if different from the name of the person who tendered the Units.

     Withdrawals of Units may not be rescinded. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in "-- Procedures for Accepting the Offer and Tendering Units."

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. Neither us, the General Partner, nor any of our respective affiliates or assigns, if any, the Information Agent and Depositary or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN INFORMATION CONCERNING THE GENERAL PARTNER AND THE PURCHASER.

     We were organized in October 2001 under the laws of the State of California for the purpose of engaging in a business combination with the Partnership. We are wholly-owned by the General Partner. We have not, and are not expected to, engage in any business other than in connection with the Offer and the transactions contemplated thereby.

     The General Partner is a Delaware corporation formed in 1998 as the successor in interest by way of a reincorporation merger to a California corporation organized in 1985 and is principally engaged in the business of operating licensed assisted living communities.

     The principal executive offices of both the General Partner and us are located at 245 Fischer Avenue, Suite D-1, Costa Mesa, California 92626, and our telephone number is (714) 751-7400.

     Prometheus Assisted Living LLC, a Delaware limited liability company ("Prometheus"), and certain of its affiliated entities are affiliated with the General Partner. The principal business, the address of the executive offices and telephone number of Prometheus and each of such affiliated entities are set forth on Schedule I to this Offer to Purchase.

     The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of the General Partner and those of Lazard Freres & Co. LLC, an affiliate of the General Partner, are set forth in Schedule I to this Offer to Purchase. During the last five years, to the best of our knowledge and that of the General Partner, none of the persons listed on Schedule I to the Offer to Purchase (i) has been convicted in a criminal proceeding, (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of violations of such laws.

     6. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required for us to purchase all of the outstanding Units pursuant to the Offer and to pay fees and expenses related thereto, is estimated to be approximately $4,000,000. We plan to obtain all funds needed for the Offer from existing cash funds to be contributed by the General Partner. The General Partner intends to obtain these funds from its cash on hand.

     7. DIVIDENDS AND DISTRIBUTIONS.

     Future Distributions. If the Partnership declares or makes any Distributions on the Units payable or distributable to unitholders of record on a date prior to the transfer of the Units purchased pursuant to the Offer to us or our nominee or transferee on the books and records of the Partnership, then, subject to the provisions described in "-- Conditions to the Offer":

     - we will reduce the Offer Price by the amount of any such cash Distributions, and

     - the whole of any such noncash Distribution to be received by the tendering unitholders will (a) be received and held by the tendering unitholders for our account and will be required to be promptly remitted and transferred by each tendering unitholder to the Partnership for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us.

Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such noncash Distribution and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by us in our sole discretion. See "SPECIAL
FACTORS -- Risk Factors -- Refinancing of loan relating to Villa Las Posas" for information about a substantial distribution that could be made if the Partnership refinances one of its properties.

     Historical Distributions. Since its inception on June 28, 1989, the Partnership has made distributions as follows. There is no restriction on the Partnership's current or future ability to make distributions.

                                        ANNUAL AMOUNT OF
                                       DISTRIBUTIONS ON A
YEAR                                    PER 5 UNIT BASIS
----                                   ------------------
1989................................         $   59
1990................................         $  188
1991................................         $  341
1992................................         $  313
1993................................         $  175
1994................................         $  750(1)
1995................................         $   75
1996................................         $  125
1997................................              0
1998................................         $  250
1999................................         $2,603(2)
2000................................         $  106
2001................................         $1,222(3)

---------------

(1) Includes a special distribution of $500 from the sale of a property.

(2) Includes a special distribution of $2,306 from the sale of three properties and refinancing proceeds.

(3) Includes a special distribution of $1,076 from the sale of a property.

     8. CONDITIONS TO THE OFFER.

     We will not be required to accept, purchase, or pay for any Units tendered, and may amend, postpone or terminate the Offer, subject to the Exchange Act and the rules issued thereunder, if before the Expiration Date any of the following events occur (or we deem them to occur) and, in our sole discretion, make it inadvisable to proceed with the Offer or with such acceptance, purchase or payment:

     - there are validly tendered and not withdrawn an aggregate number of Units that, together with the Units already owned by the General Partner, constitutes less than a majority of the outstanding Units as of the date Units are accepted for purchase pursuant to the Offer;

     - the Offer is in any way threatened, challenged, materially and adversely effected, or delayed, or we reasonably expect that it could be threatened, challenged or so delayed, in any proceeding before any court or administrative agency or otherwise, or is in any way deemed illegal by court or administrative order or application of any law, rule or regulation;

     - we or the Partnership are in any way threatened or challenged, or we reasonably expect that they could be threatened or challenged, in any proceeding before any court or administrative agency or otherwise;

     - any third party makes an offer to buy the assets of the Partnership or the Units after the date of the Offer, or C3 Capital makes a substantial modification to the terms or conditions of the C3 Capital Offer;

     - there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in the United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

     - any change or prospective change or changes occur or are threatened that in our sole judgment could materially and adversely affect the business or financial condition of the Partnership or the value of the Units to us.

     The foregoing conditions are for our sole benefit, and may be asserted by us, in our sole discretion, regardless of the circumstances (including any action or omission by us) giving rise to any such conditions or may be waived by us, in our sole discretion, in whole or in part, at any time and from time to time. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning any condition or event described in this section shall be final and binding upon all parties.

     9. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

     General. Except as set forth in this Offer to Purchase, neither we nor the General Partner is aware of any licenses or regulatory permits that would be material to the business of the Partnership and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of Units (and the indirect acquisition of the stock or other equity interests of the Partnership's subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Units (or the indirect acquisition of the stock or other equity interests of the Partnership's subsidiaries) by us pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Our obligation to purchase and pay for Units is subject to certain conditions which may be applicable under such circumstances. See
"-- Conditions to the Offer."

     Antitrust. We believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, does not apply to the acquisition of Units contemplated by the Offer.

     State Takeover Statutes. A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, equity holders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. Certain decisions of the United States Supreme Court limit the applicability of such statutes. The Partnership was formed under the laws of the State of California, which currently does not have any takeover statute applicable to limited partnerships, and we do not expect any such statute to be enacted in California prior to the Expiration Date.

     If any person seeks to apply any state takeover statute, we will take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If there is a claim that one or more takeover statutes apply to the Offer, and an appropriate court does not determine that such statutes do not apply or are invalid as applied to the Offer, we might be required to file certain information with, or receive approvals from, the relevant state authorities. This could prevent us from purchasing or paying for Units tendered pursuant to the Offer, or cause delay in continuing or consummating the Offer. In such case, we may not be obligated to accept for payment or pay for Units tendered. See
"-- Conditions to the Offer."

     Margin Regulations. The Units are not "margin securities" under the regulations of the Federal Reserve Board.

     10. CERTAIN FEES AND EXPENSES.

     The General Partner has retained Georgeson Shareholder Communications Inc. ("Georgeson") as the Information Agent and Alpine Fiduciary Services, Inc., an affiliate of Georgeson, as Depositary in connection with the Offer. The General Partner will compensate Georgeson and its affiliates in the amount of $14,000, plus expenses. The Information Agent and Depositary may contact holders of Units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, banks, trusts, partnerships and other nominees to forward material relating to the Offer to beneficial owners. The General Partner hired Georgeson in its own capacity in connection with the Offer and not on behalf of the Partnership. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent and Depositary against certain liabilities and expenses, including liabilities under the federal securities laws.

     The following table presents the estimated fees and expenses to be incurred by us in connection with the Offer:

Legal Fees and Expenses                     $300,000
Printing and Mailing                        $ 65,000
Filing Fee                                  $    720
Information Agent and Depositary            $ 14,000
Appraisal                                   $ 10,000
Accounting                                  $  5,000
Miscellaneous                               $  5,280
                                            --------
Total                                       $400,000
                                            ========

     The General Partner may pay a fee to "soliciting dealers" in connection with the Offer. "Soliciting dealers" will include the following entities: brokers or dealers who are members of any national securities exchange or of the National Association of Securities Dealers, or banks or trust companies, if they have customers who hold Units. If the General Partner pays a fee to soliciting dealers, it expects to pay a flat fee, in an amount that has not yet been determined, either for each customer of a soliciting dealer who holds Units or for each Unit the soliciting dealer's customer tenders.

     If the General Partner pays a soliciting dealers' fee, in consideration for the fee, soliciting dealers will forward the Offer and accompanying materials to unitholders who are customers of theirs, and make telephone calls to unitholders regarding the Offer. Soliciting dealers would not be required to make any recommendation to unitholders regarding whether they should tender or refrain from tendering Units in the Offer. Any soliciting dealer fee would not be payable to dealers with regard to any Units beneficially owned by the dealer, or if the soliciting dealer is required to transfer any amount of the fee to a unitholder. No soliciting dealer will be considered an agent of the General Partner or its affiliates for purposes of the Offer.

     Officers, directors or employees of the General Partner, or employees of entities affiliated with the General Partner, may solicit unitholders to tender their Units in the Offer by telephone, facsimile or in person. These individuals may receive reasonable and customary compensation for making solicitations, and the General Partner may reimburse them for out-of-pocket expenses associated with the solicitations. Brokers, dealers, banks, trusts, partnerships and other nominees will, upon request, be reimbursed by us for customary clerical and mailing expenses incurred by them in forwarding materials to their customers. The General Partner will seek reimbursement for costs incurred in connection with the Offer from the Partnership to the extent permitted under the Partnership Agreement and applicable law.

     11. AVAILABLE INFORMATION.

     The Partnership and the General Partner are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the SEC relating to their respective business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. These filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The following documents, which have been filed with the SEC, contain important information about the General Partner and its financial condition:

     - The General Partner's Annual Reports on Form 10-K405 for the fiscal years ended December 31, 1999 and December 31, 2000 (Commission File No. 0-26470) (the "Form 10-K").

     - The General Partner's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, and June 30, 2001 (Commission File No. 0-26470) (the "Form 10-Q").

     The SEC permits us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this Offer to Purchase, except for any information superseded by information in this Offer to Purchase.

     We hereby incorporate by reference the following financial information:

     - the audited financial statements for the most recent two fiscal years contained in the Form 10-K on pages F-2 through F-5; and

     - the most recent unaudited balance sheets (which includes the book value per Unit), comparative year-to-date income statements and related earnings per Unit data and statements of cash flows contained in the Form 10-Q on pages 2 through 4.

     Pursuant to the Partnership Agreement, each unitholder has access to Partnership records at all reasonable times and has the right, upon reasonable request, to inspect and copy, during normal business hours, and to obtain from the General Partner, at the expense of the Partnership (other than reasonable charges for any paperwork in connection with any inspection or copying), certain Partnership documents required to be maintained by the General Partner at its offices in California.

     12. MISCELLANEOUS.

     We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Units pursuant thereto, we will make a good faith effort to comply with such state statute. If, after such good faith effort we cannot comply with any such state statute, we will not make the Offer to (nor will tenders be accepted from or on behalf of) the holders of Units in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE GENERAL PARTNER OR US NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     We and the General Partner have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the same manner as described in "-- Available Information" with respect to information concerning the Partnership, except that they will not be available at the regional offices of the SEC.

     13. NO APPRAISAL RIGHTS.

     The Partnership Agreement and the California Revised Limited Partnership Act, under which the Partnership is governed, do not give rights of appraisal or similar rights to unitholders with respect to the Offer. Accordingly, unitholders will not have the right to have their Units appraised or to have the value of their Units paid to them if they disapprove of the Offer.

                                          ARVP ACQUISITION, L.P.

October 18, 2001

                                   SCHEDULE I

       INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE
                     GENERAL PARTNER AND CERTAIN AFFILIATES

     1. DIRECTORS AND EXECUTIVE OFFICERS OF THE GENERAL PARTNER.

     Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of the General Partner. Unless otherwise stated, each executive officer has been employed in such position or in other executive or management positions with the General Partner for at least five years. Unless otherwise noted, each person identified below is a United States citizen. The principal place of business address of us and the General Partner and, unless otherwise indicated, the business address of each person identified below is c/o ARV Assisted Living, Inc., 245 Fischer Avenue, Suite D-1, Costa Mesa, California 92626.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                         --------------------------------------------------
Douglas M. Pasquale....................   Mr. Pasquale has served as the Chief Executive Officer of
                                          the Company since March 1999. Mr. Pasquale also serves as
                                          a Director of the General Partner, a position he has held
                                          since October 1998, and as the Chairman of the Board of
                                          Directors of the General Partner, a position he has held
                                          since December 1999. Mr. Pasquale joined the General
                                          Partner as President and Chief Operating Officer in June
                                          1998. Prior to joining the Company, Mr. Pasquale was
                                          employed from 1986 until 1998 in various capacities by
                                          Richfield Hospital Services, Inc., and Regal Hotels
                                          International-North America, a leading hotel ownership
                                          and hotel management company based in Englewood,
                                          Colorado, including as its President and Chief Executive
                                          Officer from 1996 until 1998 and as its Chief Financial
                                          officer from 1994 to 1996.
Abdo H. Khoury.........................   Mr. Khoury has served the General Partner as President
                                          since January 2001 and as Chief Financial Officer and
                                          Secretary since March 1999. Previously, he served as Vice
                                          President, Asset Strategy and Treasury from January 1999
                                          until March 1999. Mr. Khoury joined the General Partner
                                          as President of the Apartment Division in May 1997 and
                                          served in that position until January 1999. Prior to
                                          joining the General Partner, Mr. Khoury was a principal
                                          with Financial Performance Group in Newport Beach,
                                          California from 1991 to 1997.
David P. Collins.......................   Mr. Collins has served as a Director of the General
                                          Partner continuously since 1985. Mr. Collins currently is
                                          President and Chief Executive Officer of EuroSenior
                                          Living, Lisbon, Portugal. EuroSenior Living is in the
                                          business of establishing and operating assisted living
                                          communities and has its principal offices at
                                          Edificiograndela, Rua de Carno 42.9 1200 Lisbon,
                                          Portugal. He served the General Partner in several
                                          capacities between 1981 and 1999, last serving as
                                          President of ARV Assisted Living International, Inc., the
                                          General Partner's wholly owned subsidiary, from January
                                          1998 to January 1999. From 1985 until January 1998, Mr.
                                          Collins served as the Senior Executive Vice President of
                                          the General Partner, responsible for investor relations
                                          and for capital formation for the General Partner and
                                          affiliated entities.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                         --------------------------------------------------
John A. Moore..........................   Mr. Moore has served as a Director of the General Partner
                                          continuously since 1999. Mr. Moore is a Principal of
                                          Lazard Freres Real Estate Investors L.L.C. ("LFREI") and
                                          its Chief Financial Officer. LFREI's principal business
                                          is acting as general partner of real estate investment
                                          partnerships, and its address is 30 Rockefeller Plaza,
                                          New York, NY 10020. He joined LFREI in 1998 from World
                                          Financial Properties, where he was Executive Vice
                                          President and Chief Financial Officer since 1996.
                                          Previously, he worked with Olympia and York as Senior
                                          Vice President, Finance. Mr. Moore joined Olympia and
                                          York in 1988.
Jeffrey Koblentz.......................   Mr. Koblentz has served as a Director of the General
                                          Partner continuously since 2000. Mr. Koblentz is a Vice
                                          President of LFREI. He joined LFREI in 1998 from Arthur
                                          Andersen LLP, where he was a Manager in the Real Estate
                                          Services Group. Mr. Koblentz joined Arthur Andersen in
                                          1992.
Maurice J. DeWald......................   Mr. DeWald has served as a Director of the General
                                          Partner continuously since 1995. Mr. DeWald is Chairman
                                          and Chief Executive Officer of Verity Financial Group,
                                          Inc., a firm he founded in 1992. Verity Financial Group
                                          is a financial consulting firm. He currently is a
                                          director or Tenet Healthcare Corporation and Advanced
                                          Materials Group, Inc. The business address of Mr. DeWald
                                          is 303 Kings Road, Newport Beach, CA 92663.

     2. PRINCIPAL BUSINESS, ADDRESS AND PHONE NUMBER OF CERTAIN ENTITIES AFFILIATED WITH THE GENERAL PARTNER.

                                                                                             JURISDICTION
                                ADDRESS OF        PHONE                                           OF
                             EXECUTIVE OFFICE     NUMBER          PRINCIPAL BUSINESS          FORMATION.
                           --------------------  --------  --------------------------------  ------------
Prometheus Assisted        30 Rockefeller        (212)     Acquire and hold equity interest       DE
  Living LLC               Plaza,                632-6000  in the General Partner
                           New York, NY 10020
LF Strategic Realty        30 Rockefeller        (212)     Investing in real estate related       DE
  Investors II L.P.        Plaza,                632-6000  companies
                           New York, NY 10020
LFSRI II Alternative       30 Rockefeller Plaza  (212)     Investing in real estate related       DE
  Partnership L.P.         New York, NY 10020    632-6000  companies
LFSRI II -- CADIM          30 Rockefeller Plaza  (212)     Investing in real estate related       DE
  Alternative Partnership  New York, NY 10020    632-6000  companies
  L.P.
Lazard Freres Real Estate  30 Rockefeller Plaza  (212)     General Partner of real estate         NY
  Investors L.L.C.         New York, NY 10020    632-6000  investment partnerships
Lazard Freres & Co. LLC    30 Rockefeller Plaza  (212)     Financial advisory services            NY
                           New York, NY 10020    632-6000

     3.  DIRECTORS AND EXECUTIVE OFFICERS OF LAZARD FRERES & CO. LLC

     On a day-to-day basis, Lazard Freres & Co. LLC, a New York limited liability company ("Lazard"), is run by a management committee. Set forth in the table below are the names of each of the members of the management committee of Lazard. Except as otherwise indicated, the principal occupation of each such person is managing director of Lazard. The business address of each such person identified below is 30 Rockefeller Plaza, New York, New York 10020.

                          PRINCIPAL OCCUPATION
                            (IF OTHER THAN AS
         NAME                INDICATED ABOVE           FIVE-YEAR EMPLOYMENT HISTORY     CITIZENSHIP
         ----           -------------------------   ----------------------------------  -----------
Michel A. David-Weill   Chairman of Lazard          Chairman, Executive Committee,        France
                        LLC ("LLLC") and Lazard     Lazard Strategic Coordination
                                                    Company LLC ("LSCC") (March
                                                    2000-present); Board Member, LLLC
                                                    (March 2000-present); Member,
                                                    Supervisory Board of LSCC (March
                                                    2000-present); Chairman,
                                                    Management Committee, Lazard
                                                    (September 1997-present); Chief
                                                    Executive Officer, Lazard
                                                    (September 1997-November 2000);
                                                    General Member, Lazard (May
                                                    1995-August 1997); General
                                                    Partner, Lazard Freres & Cie
                                                    (January 1997-present); Chief
                                                    Investment Officer, Lazard Freres
                                                    & Cie (January 1975-December
                                                    1996); Member of Investment
                                                    Advisor Board, Corporate Advisors,
                                                    L.P. (August 1988-present)
Norman Eig                                          Vice Chairman, Management                USA
                                                    Committee, Lazard (May 1997-
                                                    present); Member, Supervisory
                                                    Board of LSCC (March
                                                    2000-present); Member, Executive
                                                    Committee, LSCC (March
                                                    2000-present); General Member,
                                                    Lazard (May 1995-March 2000);
                                                    Director, Chief Investment
                                                    Officer, Lazard Pension
                                                    Management, Inc., (January
                                                    1991-present); Treasurer, Lazard
                                                    Pension Management, Inc. (May
                                                    1991-present); Director, Lazard
                                                    Asset Management Holdings Limited
                                                    (June 1997-present); Chairman, The
                                                    Lazards Funds, Inc. (September
                                                    1991-present)
Steven J. Golub                                     Member, Management Committee,            USA
                                                    Lazard (May 1997-present); Chief
                                                    Financial Officer, Lazard (May
                                                    1997-August 2001); Member,
                                                    Supervisory Board of LSCC (March
                                                    2000-present); General Member,
                                                    Lazard (May 1995-March 2000);
                                                    Director, Minerals Technologies,
                                                    Inc. (August 1993-present)

                          PRINCIPAL OCCUPATION
                            (IF OTHER THAN AS
         NAME                INDICATED ABOVE           FIVE-YEAR EMPLOYMENT HISTORY     CITIZENSHIP
         ----           -------------------------   ----------------------------------  -----------
Herber W. Gullquist                                 Vice Chairman, Management                USA
                                                    Committee, Lazard (May 1997-
                                                    present); Member, Supervisory
                                                    Board of LSCC (March
                                                    2000-present); General Member (May
                                                    1995-March 2000); Director and
                                                    President, Lazard Pension
                                                    Management, Inc. (November
                                                    1987-present); Director, Lazard
                                                    Asset Management Holdings Limited
                                                    (June 1997-present); Director and
                                                    President, The Lazard Funds, Inc.
                                                    (September 1991-present); Director
                                                    and President, Lazard Asset
                                                    Management (Canada), Inc. (May
                                                    1995-present)
Kenneth M. Jacobs                                   Member, Management Committee,            USA
                                                    Lazard (March 2000-present);
                                                    Executive Committee, LSCC (March
                                                    2000-present); Member, Supervisory
                                                    Board of LSCC (March 2000-
                                                    present); General Member, Lazard
                                                    (May 1995-March 2000); Director,
                                                    ARV Assisted Living, Inc. (April
                                                    1997-July 1999)
William R. Loomis, Jr.  Chief Executive Officer     Board Member, LLLC (March 2000-          USA
                        of Lazard and Chief         present); Member, Management
                        Executive Officer of LLLC   Committee, Lazard (March 2000-
                                                    present); Member, Executive
                                                    Committee, LSCC (March 2000-
                                                    present); Member, Supervisory
                                                    Board of LSCC (March
                                                    2000-present); General Member,
                                                    Lazard (May 1995-March 2000);
                                                    General Member, Lazard Freres &
                                                    Co. LLC, San Francisco (September
                                                    1996-September 1997)
David L. Tashjian                                   Member, Management Committee,            USA
                                                    Lazard (March 2000-present);
                                                    Member, Supervisory Board of LSCC
                                                    (March 2000-present); General
                                                    Member, Lazard (May 1995-March
                                                    2000)

     Lazard is wholly-owned by LLLC and therefore LLLC may be deemed to be in control of Lazard. LLLC is a holding company. The Lazard Board of LLLC and the Executive Committee of LSCC control LLLC. LSCC manages LLLC.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM 10-K

                 ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

                        COMMISSION FILE NUMBER: 0-26470
                             ---------------------

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                        A CALIFORNIA LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

                  CALIFORNIA                                     33-0365417
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                      Identification No.)
        245 FISCHER AVENUE, SUITE D-1
            COSTA MESA, CALIFORNIA                                 92626
   (Address of principal executive offices)                      (Zip Code)

                             ---------------------

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (714) 751-7400

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                 TITLE OF CLASS
                          Units of Limited Partnership
                             ---------------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.  Yes [X]     No [ ]

     The aggregate market value of the voting units held by non-affiliates of registrant, computed by reference to the price at which units were sold, was $18,666,480 (for purposes of calculating the preceding amount only, all directors, executive officers and shareholders holding 5% or greater of the registrant's units are assumed to be affiliates). The number of Units outstanding as of March 30, 2001 was 18,666.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                        A CALIFORNIA LIMITED PARTNERSHIP

                      INDEX TO ANNUAL REPORT ON FORM 10-K
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

                                                                        PAGE
                                                                        ----
                                   PART I
Item 1:   Business....................................................    2
Item 2:   Properties..................................................    8
Item 3:   Legal Proceedings...........................................    9
Item 4:   Submission of Matters to a Vote of Unit Holders.............    9

                                  PART II
Item 5:   Market for Registrant's Common Equity and Related Unit
          Holders Matters.............................................    9
Item 6:   Selected Financial Data.....................................   10
Item 7:   Management's Discussion and Analysis of Financial Condition
          and Results of Operations...................................   10
Item 7a:  Quantitative and Qualitative Disclosures About Market
          Risk........................................................   15
Item 8:   Financial Statements and Supplementary Data.................   15
Item 9:   Changes in and Disagreements with Accountants on Accounting
          and Financial Disclosure....................................   15

                                  PART III
Item 10:  Directors and Executive Officers of the Registrant..........   15
Item 11:  Executive Compensation......................................   17
Item 12:  Security Ownership of Certain Beneficial Owners and
          Management..................................................   19
Item 13:  Certain Relationships and Related Transactions..............   19

                                  PART IV
Item 14:  Exhibits and Financial Statement Schedules, and Reports on
          Form 8-K....................................................   19

                                     PART I

ITEM 1.  BUSINESS

OVERVIEW

     American Retirement Villas Properties III, L.P. ("ARVP III"), is the owner and operator of two assisted living communities, which house and provide personal care and support services to senior residents. The two assisted living communities currently in operation are located in Camarillo, California and Chandler, Arizona and contain an aggregate of 287 units. On February 19, 1999, we sold three senior apartment complexes we previously owned for approximately $17.9 million. During the third quarter of 2000, we accepted an offer to sell a community that we own in partnership with Bradford Square L.P. On December 21, 2000, we sold that community for $8.0 million.

     ARVP III is a California limited partnership that was formed in June of 1989 to develop, finance, acquire and operate senior citizen housing. As at December 31, 2000 the general partners of ARVP III were ARV Assisted Living, Inc. ("ARVAL" or "General Partner"), which serves as the Managing General Partner, Gary L. Davidson, John A. Booty, John S. Jason, Tony Rota, and David P. Collins (collectively known as "Special Limited Partners"). During fiscal year 2000, Messrs. Davidson, Booty, Jason and Rota elected to become special limited partners of ARVP III and, therefore, as of March 7, 2001 an amendment to our Certificate of Limited Partnership was filed with the State of California indicating that ARVAL is our only general partner. Our General Partner makes all decisions concerning property acquisitions and dispositions of the communities, subject to ARVP III limited partners' rights to approve or disapprove of the sale of substantially all of our assets.

     On September 15, 1989, we began offering a total of 35,000 units at $1,000 per unit. The offering terminated on October 31, 1992 and we realized gross offering proceeds of $18,665,000. In January and March of 1993, we repurchased 10 units for $8,500 and 3 units for $2,550, from certain of our limited partners. In the same period we resold 13 units for $14,000. During 1993, we applied for and earned block grants totaling a gross amount of approximately $1,081,000 allocated to two of our properties. Total grant funds received amounted to approximately $1,059,000. All of the proceeds from the offering and a portion of the proceeds from the block grants were allocated to, and spent on properties, which we own either directly or through our interest as managing general partner that holds title to the respective property.

     Although the offering memorandum contained no definite plan to sell any Assisted Living Communities ("ALCs") in accordance with a timetable, our general partner projected that ARVP III might sell or finance an ALC after operating that ALC for a five to seven years period. We have no definite plans to sell our remaining ALCs at this time. Any future decision regarding sale of our ALCs will be dependent upon the current and projected operating performance, our needs, the availability of buyers and buyers' financing and, in general, the relative merits of continued operation as opposed to sale. On any sale, we may accept purchase money obligations, unsecured or secured by mortgages as payment, depending upon then prevailing economic conditions that are customary in the area in which the property is located, credit of the buyer and available financing alternatives. In such event, distribution of the sale proceeds to our partners may be delayed until the notes are paid at maturity, sold, refinanced or otherwise liquidated.

THE ASSISTED LIVING MARKET

     Assisted Living. Assisted living is a stage in the elder care continuum, midway between home-based care for lower acuity residents and the more acute level of care provided by skilled nursing facilities and acute care hospitals. Assisted living represents a combination of housing, personalized support services, and health care designed to respond to the individual needs of the senior population who need help in activities of daily living, but do not need the medical care provided in a skilled nursing facility.

     We believe our assisted living business benefits from significant trends affecting the long-term care industry. The first is an increase in the demand for elder care resulting from the continued aging of the U.S. population, with the average age of our residents falling within the fastest growing segment of the U.S.

population. While increasing numbers of Americans are living longer and healthier lives, many gradually require increasing assistance with activities of daily living, and are not able to continue to age in place at home. The second trend is the effort to contain health care costs by the government, private insurers and managed care organizations by limiting lengths of stay, services, and reimbursement to patients in acute care hospitals and skilled nursing facilities. Assisted living offers a cost-effective, long-term care alternative while preserving a more independent lifestyle for seniors who do not need the broader array of medical services that acute care hospitals and skilled nursing facilities are required to provide. Other beneficial trends include increases in the financial net worth of the elderly population, the number of individuals living alone, and the number of women who work outside the home who are less able to care for their elderly relatives. We believe these trends will result in a growing demand for assisted living services and communities to fill the gap between aging at home and aging in more expensive skilled nursing facilities.

     Aging Population. The primary consumers of long-term health care services are persons over the age of 65. This group represents one of the fastest growing segments of the population. According to the U.S. Bureau of Census data, the segment of the population over 65 years of age is currently 13% of the total population, or 35 million people. That number is projected to grow to 20% of the total population, or 70 million people, by the year 2030. Additionally, the number of people aged 85 and older, which comprises the largest percentage of residents at long-term care facilities, is currently 4.4 million and is projected to increase to 8.9 million by the year 2030.

     We believe that growth in the assisted living industry is being driven by several factors. Advances in the medical and nutrition fields have increased life expectancy, resulting in larger numbers of elderly people. Greater numbers of women in the labor force have reduced the supply of caregivers. Historically, unpaid women (mostly daughters or daughters-in-law) represented a large portion of the caregivers for the non-institutionalized elderly. The population of individuals living alone has increased significantly since 1960, largely as a result of an aging population in which women outlive men by an average of 6.8 years, rising divorce rates, and an increase in the number of unmarried individuals.

     Limitation on the Supply of Long-Term Care Facilities. The majority of states in the U.S. have enacted Certificate of Need or similar legislation, which generally limits the construction of skilled nursing facilities and the addition of beds or services in existing skilled nursing facilities. High construction costs, limitations on government reimbursement for the full cost of construction, and start-up expenses also constrain growth in the supply of such facilities. Such legislation benefits the assisted living industry by limiting the supply of skilled nursing beds for the elderly. Cost factors are placing pressure on skilled nursing facilities to shift their focus toward higher acuity care, which enables them to charge more. This contributes to a shortage of lower acuity care and thereby increases the pool of potential assisted living residents.

     While Certificates of Need generally are not required for ALCs, except in a few states, most states do require assisted living providers to license their communities and comply with various regulations regarding building requirements and operating procedures and regulations. States typically impose additional requirements on ALCs over and above the standard congregate care requirements. Further, the limited pool of experienced assisted living staff and management, as well as the costs and start-up expenses to construct an ALC, provide an additional barrier to entry into the assisted living business.

     Cost Containment Pressures of Health Reform. In response to rapidly rising health care costs, both government and private pay sources have adopted cost containment measures that encourage reduced lengths of stay in hospitals and skilled nursing facilities. The federal government has acted to curtail increases in health care costs under Medicare by limiting acute care hospital and skilled nursing facility reimbursement to pre-established fixed amounts. Private insurers have also begun to limit reimbursement for medical services in general to predetermined "reasonable" charges. Managed care organizations, such as health maintenance organizations ("HMOs") and preferred provider organizations ("PPOs") are reducing hospitalization costs by negotiating discounted rates for hospital services and by monitoring and decreasing hospitalization. We anticipate that both HMOs and PPOs increasingly may direct patients away from higher cost nursing care facilities into less expensive ALCs.

     These cost containment measures have produced a "push-down" effect. As the number of patients being "pushed down" from acute care hospitals to skilled nursing facilities increases, the demand for residential options such as ALCs to serve patients who historically have been served by skilled nursing facilities will also increase. In addition, skilled nursing facility operators are continuing to focus on improving occupancy and expanding services (and fees) to subacute patients requiring very high levels of nursing care. As the acuity level of skilled nursing facility patients rises, the supply of nursing facility beds will be filled by patients with higher acuity needs who pay higher fees. This will provide opportunities for ALCs to increase their occupancy and services to residents requiring lower levels of care than patients in skilled nursing facilities generally receive.

OUR ASSISTED LIVING SERVICES

     We provide services and care that are designed to meet the individual needs of our residents. The services provided are designed to enhance both the physical and mental wellbeing of seniors in each of our ALCs by promoting their independence and dignity in a home-like setting. Our assisted living program includes the following:

     - Personalized Care Plan. The focus of our strategy is to meet the specific needs of each resident. We customize our services beginning with the admissions process when the ALC's management staff, the resident, the resident's family, and the resident's physician discuss the resident's needs and develop a "personalized" care plan. If recommended by the resident's physician, additional health care or medical services may be provided at the community by a third party home health care agency or other medical provider. The care plan is reviewed and modified on a regular basis.

     - Basic Service and Care Package. The basic service and care package at our ALCs generally includes:

       -- meals in a restaurant-style setting;

       -- housekeeping;

       -- linen and laundry service;

       -- social and recreational programs;

       -- utilities; and

       -- transportation in a van or minibus.

       Other care services can be provided under the basic package based upon the individual's personalized health care plan. Our policy is to charge base rents that are competitive with similar ALCs in the local market.

     - Additional Services. Our assisted living services program offers additional levels of care beyond what is offered in the basic package. The level of care a resident receives is determined through an assessment of a resident's physical and mental health which is conducted by the community's assisted living director, with input from other staff members. The six-tiered rate structure is based on a point system. We assign points to the various care tasks required by the resident, based on the amount of staff time and expertise needed to accomplish the tasks. The point scale and pricing are part of the admissions agreement between the community, the resident and the resident's family. The community performs reassessments after the initial 30 days and periodically throughout the resident's stay to ensure that the level of care we provide corresponds to changes in a resident's condition. The types of services included in the assessment point calculation are:

       -- Medication management;

       -- Assistance with dressing and grooming;

       -- Assistance with showering;

       -- Assistance with continence;

       -- Escort services;

       -- Status checks related to a recent hospitalization, illness, history of falls, etc;

       -- Help with psychosocial needs, such as memory deficit or depression;

       -- Special nutritional needs and assistance with eating.

       In addition to the above services, we provide other levels of assistance to residents at selected ALCs in order to meet individual needs, such as catheter, colostomy and ileosotomy care, minor wound care needs and light to moderate transferring needs. Specially trained staff provide personalized care, specialized activity programs and oversee the medication regimens.

     In addition to the base rent, we typically charge between $375 and $1,700 per month plus additional charges for higher levels of assisted living services. Fee levels vary from community to community and we may charge additional fees for other specialized assisted living services. We expect that an increasing number of residents will use additional levels of services as they age in our ALCs. Our internal growth plan is focused on increasing revenue by continuing to improve our ability to provide residents with these services.

     There can be no assurance that any ALC will be substantially occupied at our set rates at any time. In addition, we may only be able to lease the units in our ALCs at rates below our set rates due to limitations imposed on rates by local market conditions or other factors. Even if we achieve substantial occupancy at our set rates, our set rates may not allow for our projected cost recovery and profit if operating expenses increase. In addition, in order to increase our set rates, we must provide advance notice of rate increases, generally at least 30 days. Because of this advance notice requirement, we are not able to reflect cost increases in our set rates until at least several months after such cost increases occur.

     Wellness Program. We have implemented a Wellness Program for residents of our communities designed to identify and respond to changes in a resident's health or condition. Together with the resident and the resident's family and physician, as appropriate, we design a solution to fit that resident's particular needs. We monitor the physical and mental well being of our residents, usually at meals and other activities, and informally as the staff performs services around the facility. Through the Wellness Program we work with:

     - home health care agencies to provide services the community cannot provide;

     - physical and occupational therapists to provide services to residents in need of such therapy; and

     - long-term care pharmacies to facilitate cost-effective and reliable ordering and distribution of medications.

     We arrange for these services to be provided to residents as needed in consultation with their physicians and families. At the present time, both of our ALCs have a comprehensive Wellness Program.

FACTORS AFFECTING FUTURE RESULTS AND FORWARD-LOOKING STATEMENTS

     Our business, results of operations and financial condition are subject to many risks, including those set forth below. Certain statements contained in this report, including, without limitation, statements containing the words "believes," "anticipates," "expects," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, our performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We have made forward-looking statements in this report concerning, among other things, the level of future capital expenditures. These statements are only predictions, however; actual events or results may differ materially as a result of risks facing us. These risks include, but are not limited to, those items discussed below. Certain of these factors are discussed in more detail elsewhere in this report, including without limitation under the captions "Business", "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this report. We disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

     Certain risks are inherent with the operation of ALCs. These risks include, but are not limited to:

     - our ability to access capital necessary for operations of our ALCs;

     - governmental regulation;

     - competition; and

     - risks common to the assisted living industry.

DEPENDENCE ON THE AVAILABILITY OF ADEQUATE CAPITAL

     We depend heavily on our ability to obtain adequate capital to fund our operations. Our estimated capital needs for operations over the next 12 months are $163,496. As of December 31, 2000, we had $8.4 million in cash and cash equivalents. This means we have cash and cash equivalents to meet our estimated capital needs for operations for the next 12 months. If, however our operations costs exceed our projections, we may have to obtain significant additional financing. There is no assurance that we will be able to obtain the financing on a timely basis, if at all. If we are unable to obtain the required financing on a timely basis we may not be able to execute our business plan.

COMPETITION

     The health care industry is highly competitive and we expect that the assisted living business, in particular, will become more competitive in the future. Sources of competition include:

     - family members providing care at home;

     - numerous local, regional and national providers of assisted living and long-term care whose facilities and services range from home-based health care to skilled nursing facilities; and

     - acute care hospitals.

     In addition, we believe that as assisted living receives increased attention among the public and insurance companies, new competitors focused on assisted living will enter the market, including hospitality companies expanding into the market. Some of our competitors operate on a not-for-profit basis or as charitable organizations, while others have, or are capable of obtaining, greater financial resources than those available to us.

     We also expect to face increased competition for the acquisition and development of ALCs. Some of our present and potential competitors are significantly larger or have, or may obtain, greater financial resources than we have. These forces could limit our ability to attract residents, attract qualified personnel, expand our business, or increase the cost of future acquisitions, each of which could have a material adverse effect on our financial condition, results of operations and prospects.

GOVERNMENT REGULATION

     Assisted Living. Health care is subject to extensive regulation and frequent regulatory change. Currently, no federal rules explicitly define or regulate assisted living. However, we are and will continue to be subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in California and Arizona and localities where we operate or intend to operate. Changes in such laws and regulations, or new interpretations of existing laws and regulations could have a significant effect on methods and costs of doing business, and on reimbursement levels from governmental and other payers. In addition, the President and Congress have proposed in the past, and may propose in future, health care reforms that could impose additional regulations on the Company or limit the amounts that we may charge for our services. We cannot assess the ultimate timing and impact that any pending or future health care reform proposals may have on the assisted living, home health care, skilled nursing or health care industry in general.

No assurance can be given that any such reform will not have a material adverse effect on the business, financial condition or our results of operations.

     SSI Payments. A portion of our revenue comes from residents who receive SSI payments. Approximately 1% of our residents are on SSI programs. Revenue from these residents is generally lower than the amounts we receive from our other residents and could be subject to payment delay. We cannot assure that our percentage of revenue received from SSI will not increase, or that the amounts paid by SSI programs will not be further limited. In addition, if we were to become a provider of services under the Medicaid program, we would be subject to Medicaid regulations designed to limit fraud and abuse. Violations of these regulations could result in civil and criminal penalties and exclusion from participation in the Medicaid program.

RISKS COMMON TO OUR ASSISTED LIVING OPERATIONS

     Staffing and Labor Costs. We compete with other providers of assisted living and senior housing to attract and retain qualified personnel. We also rely on the available labor pool of employees, and unemployment rates are low in many areas where we operate. We make a genuine effort to remain competitive with other companies in our industry. Therefore, if it is necessary for us to increase pay and/or enhance benefits to maintain our competitive status in our industry, our labor costs could rise. We cannot provide assurance that if our labor costs do increase, they can be matched by corresponding increases in rental, assisted living or management revenue.

     Obtaining Residents and Maintaining Rates. As of December 31, 2000, our ALCs had a combined occupancy rate of 98.7%. Occupancy may drop in our existing ALCs, primarily due to:

     - changes in the health of residents;

     - increased competition from other assisted living providers, particularly those offering newer ALCs;

     - the reassessment of residents' physical and cognitive state.

     There can be no assurance that any ALC will be substantially occupied at our set rates at any time. In addition, we may only be able to lease the units in our ALCs at rates below our set rates due to limitations imposed on rates by local market conditions or other factors. Even if we achieve substantial occupancy at our set rates, our set rates may not allow for our projected cost recovery and profit if operating expenses increase. In addition, in order to increase our set rates, we must provide advance notice of rate increases, generally at least 30 days. Because of this advance notice requirement, we are not able to reflect cost increases in our set rates until at least several months after such cost increases occur. In addition, if we fail to generate sufficient revenue, we may be unable to make interest and principal payments on our indebtedness.

     General Real Estate Risks. The performance of our ALCs is influenced by factors generally affecting real estate investments, and real estate risks specific to ALCs including:

     - an oversupply of, or a reduction in demand for, ALCs in a particular market;

     - the attractiveness of properties to residents;

     - zoning, rent control, environmental quality regulations or other regulatory restrictions;

     - competition from other forms of housing;

     - our ability to provide adequate maintenance and insurance;

     - general economic climates;

     - our ability to control operating costs, including maintenance, insurance premiums and real estate taxes.

     Real estate investments are also affected by such factors as applicable laws, including tax laws, interest rates and the availability of financing. Real estate investments are relatively illiquid and, therefore, limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. If we fail to operate our ALCs effectively, it may have a material adverse effect on our business, financial condition and operating results.

     Possible Environmental Liabilities. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of the removal or remediation of certain hazardous or toxic substances. These include, without limitation, asbestos-containing materials which could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knows of, or is responsible for, the presence of the hazardous or toxic substances. When we acquire land for development or existing facilities, we typically obtain environmental reports on the properties as part of our due diligence in order to lessen our risk of exposure. Nonetheless, the costs of any required remediation or removal of these substances could be substantial. The owner's liability is generally not limited under such laws and regulations and could exceed the value of the property and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Under these laws and regulations, an owner, operator, or any entity that arranges for the disposal of hazardous or toxic substances at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site.

     Requirements Imposed by Laws Benefiting Disabled Persons. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist that also may require us to modify existing and planned properties to allow disabled persons to access the properties. We believe that our properties are either substantially in compliance with present requirements or are exempt from them. However, if required changes cost more than anticipated, or must be made sooner than anticipated, we would incur additional costs. Further legislation, or amendments to the current legislation, may impose requirements with respect to ensuring access of disabled persons to our properties, and the costs of compliance could be substantial.

     Geographic Concentration. One of our ALCs is located in Camarillo, California and one ALC is located in Chandler, Arizona. The market value of these ALCs and the income generated from properties could be negatively affected by changes in local and regional economic conditions, specific laws and the regulatory environment in these states, and by acts of nature. We cannot provide assurance that such geographic concentration will not have an adverse impact on our business, financial condition, operating results and prospects.

     Insurance. We believe that we maintain adequate insurance policies, based on the nature and risks of our business, historical experience and industry standards. Our business entails an inherent risk of liability. In recent years, we and other assisted living providers have become subject to an increasing number of lawsuits alleging negligence or related legal theories, which may involve large claims and significant legal costs. From time to time we are subject to such suits because of the nature of our business. We cannot assure that claims will not arise that exceed our insurance coverage or are not covered by it. A successful claim against us that is not covered by, or is in excess of our insurance, could have a material adverse effect on our financial condition, operating results or liquidity. Claims against us, regardless of their merit or eventual outcome, may also have a material adverse effect on our ability to attract residents or expand our business and would consume considerable management time. We must review our insurance policies annually and can provide no assurance that we will be able to continue to obtain liability insurance coverage in the future or that it will be available on acceptable terms.

ITEM 2.  PROPERTIES

     The following table sets forth, as of December 31, 2000 the location of each of our ALCs, the date on which operations commenced at each such ALC, the number of units at each ALC, and our interest in each ALC.

                                  COMMENCED
   COMMUNITY       LOCATION       OPERATIONS    UNITS   INTEREST
   ---------       --------       ----------    -----   --------
Chandler Villas  Chandler, AZ   September 1992   164    Fee Owned
Villa Las Posas  Camarillo, CA  December 1997    123    Fee Owned

PROMISSORY NOTES RESULTING FROM THE SALE OF HERITAGE POINTE CLAREMONT

     In September 1993, we contracted to sell our then owned Heritage Pointe Claremont to Claremont Senior Partners ("CSP") for $12,281,900. Our General Partner is a special limited partner of CSP. The transaction closed on December 30, 1993. The consideration we received from CSP in the sale of Heritage Pointe Claremont ALC consisted of both $10,000 in cash and cash equivalents and $12,271,900 in the form of a promissory note.

     The promissory note bears interest at 8.0% and the outstanding balance and interest are payable from excess cash flows as defined in the CSP partnership agreement. The promissory note is secured by certain CSP partners' interests in CSP and matures on January 25, 2010.

     Upon the receipt of the principal and interest payment from CSP in April 1996 and January 1995, a sufficient investment as defined by Statements of Financial Accounting Standards Board No. 66 was made and the sale was recognized. As CSP's excess cash flows do not currently exceed the interest payment requirements, SFAS 66 requires profit on the sale to be recognized under the cost recovery method as payments are received on the notes. We received interest payments on these note totaling $12,000, $54,600, $134,000 for the years ended December 31, 2000, 1999 and 1998 respectively.

ITEM 3.  LEGAL PROCEEDINGS

     On June 15, 1999, we, along with five other California limited partnerships of which ARVAL is the managing general partner including American Retirement Villas Properties II, Casa Bonita Fullerton, Ltd., Collwood Knolls, L.P., and San Gabriel Retirement Villa, L.P. (collectively, the "ARV Partnerships") filed an action in the Superior Court for the State of California, County of Orange, seeking a declaratory judgment and damages for breach of contract, promissory estoppel, fraud and negligent misrepresentation against PRN Mortgage Capital, L.L.C. and Red Mountain Funding, L.L.C. ("Defendants"). Defendants filed a counter-claim for amounts allegedly due under loan commitments between Defendants and the ARV Partnerships. In July 2000, the ARV Partnerships settled the dispute with the Defendants. We have received and recorded all amounts due as a result of the settlement. We are from time to time subject to lawsuits and other matters in the normal course of business. While we cannot predict the results with certainty, we do not believe that any liability from any such lawsuits or other matters will have a material effect on our financial position, results of operations, or liquidity .

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF UNIT HOLDERS

     No matters were submitted to Unit Holders in the fourth quarter of the fiscal year.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED UNITHOLDER MATTERS

     There is no established public trading market for our securities.

     As of March 30, 2001, there were approximately 1,759 Unit Holders of record owning 18,666 units. For the years ended December 31, 2000, 1999 and 1998, we made distributions of $226.99 per limited partner unit, $511.24 per limited partner unit and $68.75 per limited partner unit, respectively. Distributions for 2000 represent a distribution of earnings of $218.08 and a return of capital of $8.92. Distributions for 1999 represent a distribution of earnings of $252.81 and a return of capital of $258.43. All of the distributions during 1998 represented a return of capital to the Unit Holders.

ITEM 6.  SELECTED FINANCIAL DATA

     The following table presents financial data for each of the last five years. Certain of this financial data has been derived from our audited financial statements included elsewhere in this Form 10-K and should be read in conjunction with those financial statements and accompanying notes and with "Management's Discussion and Analysis of Financial Condition Results of Operations" at Item 7. This table is not covered by the Independent Auditors' Report.

                                                2000      1999      1998      1997      1996
                                               -------   -------   -------   -------   -------
                                                      (IN THOUSANDS, EXCEPT UNIT DATA)
Revenues.....................................  $ 8,994   $ 8,645   $ 9,490   $ 6,333   $ 6,140
Net income (loss)............................    4,111     4,767      (378)      229       483
Net income (loss) (per limited partner
  unit)......................................   218.08    252.81    (20.06)    12.27     25.63
Total assets.................................   21,315    18,786    31,679    31,241    25,300
Partners' capital............................    1,832     2,000     6,873     8,547     8,318
Long-term obligations........................   13,177    15,665    23,072    20,889    16,023
Distributions of earnings (per limited
  partner unit)..............................   218.08    252.81        --        --     25.02
Distributions -- return of capital (per
  limited partner units).....................     8.92    258.43     68.75        --        --
Total distributions (per limited partner
  unit)......................................   226.99    511.24     68.75        --     25.02

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY

     We expect that cash generated from the operations of our properties will be adequate to pay operating expenses and provide distributions to our partners. On a long-term basis, our liquidity is sustained primarily from cash flow provided by operating activities. For the year ended December 31, 2000, net cash provided by operating activities was $1.8 million compared to $1.0 million for the year ended December 31, 1999 and $0.6 million for the year ended December 31, 1998.

     Net cash provided by investing activities was $7.5 million for the year ended December 31, 2000 as compared to net cash provided by investing activities of $3.8 million for the year ended December 31, 1999, and net cash used in investing activities of $0.9 million for the year ended December 31, 1998. The increase in 2000 was primarily a result of proceeds from the sale of ARVP III/Bradford Square Ltd., sold on December 31, 2000 for $8.0 million.

     Net cash used in financing activities was $3.1 million for the year ended December 31, 2000 as compared to net cash used in financing activities of $4.5 million for the year ended December 31, 1999, and net cash provided by financing activities of $1.2 million for the year ended December 31, 1998. Our financing activities in 2000 consisted of:

     - principal repayments on notes payable,

     - cost acquired in related to refinancing on our two ALCs, and

     - distributions made to partners.

     Our General Partner's Board of Directors approved the refinancing of the assisted living communities in July 1998 to:

     - take advantage of lower fixed interest rates available at the time through the commercial mortgage backed security market;

     - provide a return of equity to ARVP III's limited partners; and

     - borrow against the increased value of these properties.

     On June 28, 1999 we obtained financing on our two ALCs through a loan agreement with a major financial institution in the aggregate principle amount of $13.4 million at an interest rate of 9.15% per annum with a maturity date of June 28, 2001. As required by the loan agreement, we created a wholly owned subsidiary, Retirement Inns III, LLC as a special purpose entity for the financial situation. Our General Partner is a guarantor on the loan for fraud, material misrepresentation and certain covenants.

     During the fourth quarter of 2000, we received a commitment to refinance the loan with respect to one of the two ALCs into a thirty-five year HUD backed loan bearing interest at a rate of 8.06% per annum. We closed the refinancing transaction in January 2001. With respect to the loan on the other ALC, the maturity date has been extended to January 2002.

     We are not aware of any trends, other than national economic conditions, which had or which may be reasonably expected to have a material favorable or unfavorable impact on revenues or income from the operations or sale of properties. We believe that if the inflation rate increases we will be able to pass the subsequent increases in operating expenses onto the residents at the properties by way of higher rental and assisted living rates. The implementation of price increases is intended to lead to an increase in revenue however, those increases may result in an initial decline in occupancy and/or a delay in increasing occupancy. If this occurs, revenues may remain constant or even decline.

CAPITAL RESOURCES

     We estimate that we will incur approximately $163,000 for capital expenditures during 2001 for physical improvements at our two ALCs. The funds for these improvements should be available from operations.

     There are no known material trends, favorable or unfavorable, in our capital resources, and there is no expected change in the mix of such resources.

RESULTS OF OPERATIONS

     The Year Ended December 31, 2000 as compared to the Year Ended December 31, 1999

                                                                               INCREASE/
                                                              2000     1999    (DECREASE)
                                                              -----   ------   ----------
                                                                 (DOLLARS IN MILLIONS)
Revenues:
  Rent......................................................  $7.58   $ 7.14        6.2%
  Assisted living...........................................   1.12     1.02        9.2%
  Interest and other revenue................................   0.29     0.48      (38.3)%
                                                              -----   ------     ------
          Total revenue.....................................   8.99     8.64       4.00%
                                                              -----   ------     ------
Costs and expenses:
  Rental property operations................................   4.42     4.28        3.3%
  Assisted living...........................................   0.68     0.66        3.9%
  General and administrative................................   0.51     0.41       21.5%
  Depreciation and amortization.............................   1.10     1.06        3.8%
  Property taxes............................................   0.23     0.25       (8.9)%
  Interest..................................................   1.41     1.50       (6.1)%
                                                              -----   ------     ------
          Total costs and expenses..........................   8.35     8.16        2.3%
                                                              -----   ------     ------
          Operating income..................................   0.64     0.48       33.3%
Gain on sale of properties..................................   4.82     4.56        5.7%
                                                              -----   ------     ------
Income (loss) before minority interest and change in
  accounting principle......................................   5.46     5.04        8.3%
Minority interest in operations.............................   1.34     0.18      648.4%
                                                              -----   ------     ------
Income(loss) before change in accounting principle..........   4.12     4.86      (15.2)%
Cumulative effect of change in accounting principle.........     --    (0.10)    (100.0)%
                                                              -----   ------     ------
          Net income........................................  $4.12   $ 4.76      (13.4)%
                                                              =====   ======     ======

     The increase in assisted living community rental revenue of $0.44 million from $7.14 million for the year ended December 31, 1999 to $7.58 million for the year ended December 31, 2000, or 6.2%, is primarily attributable to:

     - average occupancy for our assisted living communities increased to 96.8% for the year ended December 31, 2000 as compared with 94.7% the year ended December 31, 1999;

     - an increase in average rental rate per occupied unit to $1,723 for the year ended December 31, 2000 as compared with $1,663 for the year ended December 31, 1999;

     - offset by one and one-half months of rent from the senior apartments in 1999 which were sold on February 19, 1999.

     The increase in assisted living revenue of $0.10 million from $1.02 million for the year ended December 31, 1999 to $1.12 million for the year ended December 31, 2000, or 9.2%, is primarily attributable to:

     - an increase in the assisted living rate from $673 per month for the year ended December 31, 1999 compared to $701 per month for the year ended December 31, 2000;

     - offset by the loss of one-third of one month's revenue from Bradford Square which was sold on December 21, 2000.

     The decrease in interest and other revenue of $0.19 million from $0.48 million for the year ended December 31, 1999 to $0.29 million for the year ended December 31, 2000, or (38.3)%, is primarily attributable to:

     - a decrease in processing and other resident fees for the twelve-month period ended December 31, 2000 due to competitor's waiving such fees to increase occupancy;

     - a lack of interest income from notes receivable in connection with the sale of three apartment projects in February 1999; and

     - a decrease in other income from the Claremont Senior Partner note;

     - offset by an increase in interest earned from bank accounts which utilize commercial paper investments.

     The increase in rental property operations and assisted living operating expenses of $0.14 million from $4.28 million for the year ended December 31, 1999 to $4.42 million for the year ended December 31, 2000, or 3.3%, is primarily attributable to:

     - an increased in variable expenses that related to increases in occupancy in assisted living communities;

     - staffing requirements related to increased assisted living services provided; and

     - increased salaries of staff and fringe benefits;

     - offset by a decrease in expenses from the senior apartments which were sold in 1999; and

     - a small decrease in the expenses of Bradford Square which was sold on December 21,2000.

     The increase in general and administrative expenses of $0.10 million from $0.41 million for the year ended December 31, 1999 to $0.51 million for the year ended December 31, 2000, or 21.5%, is primarily attributable to:

     - increased administration fees paid to our general partner;

     - increased marketing and advertising expenses; and

     - increased legal expenses related to the recovery of the interest rate lock and commitment fees incurred in connection with the failed refinancing of certain notes payable in 1998;

     - offset by a reduction of expenses, that were previously allocated to general and administrative due to cost-cutting efforts.

     The decrease in property tax expense of $0.02 million from $0.25 million for the year ended December 31, 1999 to $0.23 million for the year ended December 31, 2000, or (8.9)%, is primarily related to the sale of our three senior apartments consummated on February 19, 1999.

     The decrease in interest expense of $0.09 million from $1.50 million for the year ended December 31, 1999 to $1.41 million for the year ended December 31, 2000, or (6.1)%, is primarily related to the following:

     - a recovery of $112,000 of interest rate lock and commitment fees incurred in connection with the failed refinancing of certain notes payable in 1998; and

     - buyer's assumption of the notes payable for the three senior apartments sold on February 19, 1999;

     - offset by an increase in expense from refinancing of two ALCs in June
       1999.

     The increase in minority interest in operations of $1.16 million from $0.18 million for the year ended December 31, 1999 to $1.34 million for the year ended December 31, 2000, or 646.7%, is primarily due to the sale of Bradford Square, L.P. on December 21, 2000.

     The cumulative effect of change in accounting principle in 1999 is a result of the adoption of SOP 98-5 which requires that costs of start-up activities and organizational costs be expensed as incurred and the write-off of previously deferred and un-amortized amounts.

     The Year Ended December 31, 1999 as compared to the Year Ended December 31, 1998

                                                                                INCREASE/
                                                               1999     1998    (DECREASE)
                                                              ------   ------   ----------
                                                                 (DOLLARS IN MILLIONS)
Revenues:
  Rent......................................................  $ 7.14   $ 8.20      (12.9)%
  Assisted living...........................................    1.02     0.97        5.2%
  Interest and other revenue................................    0.48     0.32       50.0%
                                                              ------   ------    -------
          Total revenue.....................................    8.64     9.49       (8.1)%
                                                              ------   ------    -------
Costs and expenses:
  Rental property operations................................    4.28     5.02      (14.7)%
  Assisted living...........................................    0.66     0.46       43.5%
  General and administrative................................    0.41     0.55      (25.4)%
  Depreciation and amortization.............................    1.06     1.44      (26.4)%
  Property taxes............................................    0.25     0.39      (35.9)%
  Interest..................................................    1.50     1.96      (23.5)%
                                                              ------   ------    -------
          Total costs and expenses..........................    8.16     9.82      (16.9)%
                                                              ------   ------    -------
          Operating income..................................    0.48    (0.33)     245.5%
Gain on sale of property....................................    4.56     0.13    3,296.0%
                                                              ------   ------    -------
Income (loss) before minority interest and cumulative effect
  of change in accounting principle.........................    5.04    (0.20)   2,620.0%
Minority interest in operations.............................    0.18     0.18        2.7%
                                                              ------   ------    -------
Income (loss) before change in accounting principle.........    4.86    (0.38)   1,378.9%
Cumulative effect of change in accounting principle.........   (0.10)      --      100.0%
                                                              ------   ------    -------
          Net income (loss).................................  $ 4.76   $(0.38)   1,360.3%
                                                              ======   ======    =======

     The decrease in assisted living community rental revenue of $1.06 million from $8.20 million for the year ended December 31, 1998 to $7.14 million for the year ended December 31, 1999, or (12.9)%, is primarily attributable to:

     - only one and one-half months of rent in 1999 from our previously owned senior apartments (sold on February 19, 1999);

     - average occupancy for our ALCs decreased to 94.1% for the year ended December 31, 1999 as compared with 96.4% for the year ended December 31, 1998;

     - offset by an increase in average rental rate per occupied unit to $1,663 for the year ended December 31, 1999 as compared with $1,445 for the year ended December 31, 1998.

     The increase in assisted living revenue of $0.05 million from $0.97 million for the year ended December 31, 1998 to $1.02 million for the year ended December 31, 1999, or 5.2%, is primarily is due to:

     - an average increase of 3.0% in assisted living resident; and

     - an increase in assisted living rate from $662 per month for the year ended December 31, 1998 compared to $673 per month for the year ended December 31, 1999.

     The increase in interest income of $0.16 million from $0.32 million for the year ended December 31, 1998 to $0.48 million for the year ended December 31, 1999, or 50.0%, is primarily attributable to investments of excess cash during 1999.

     The decrease in rental property operations is primary due to the sale of our three senior apartments (sold on February 19, 1999).

     Assisted living operating expenses were approximately the same for the fiscal year ended December 31, 1999 and the fiscal year ended December 31, 1998.

     General and administrative costs of $0.14 million from $0.55 million for the year ended December 31, 1998 to $0.41 million for the year ended December 31, 1999, or (25.4)%, decreased primarily due to cost cutting-measures.

     The decrease in depreciation and amortization expense of $0.38 million from $1.44 million for the year ended December 31, 1998 to $1.06 million for the year ended December 31, 1999, or (26.4)%, is primarily related to:

     - the sale of our three senior apartments sold on February 19, 1999; and

     - the elimination of amortization of start-up costs due to the adoption of SOP 98-5 which required us to write-off all capitalized start-up costs in the first quarter 1999.

     The decrease in property tax expense of $0.14 million from $0.39 million for the year ended December 31, 1998 to $0.25 million for the year ended December 31, 1999, or (35.9)%, is primarily related to the sale of our three senior apartments sold on February 19, 1999.

     Advertising expenses were approximately the same for the fiscal year ended December 31, 1999 and the fiscal year ended December 31, 1998.

     The decrease in interest expense of $0.46 million from $1.96 million for the year ended December 31, 1998 to $1.50 million for the year ended December 31, 1999, or (23.5)% is primarily related to:

     - the buyer's assumption of the notes payable for the three senior apartments sold on February 19, 1999; and

     - the $0.6 million rate lock fee incurred in 1998.

     Minority interest in income were approximately the same for the fiscal year ended December 31, 1999 and the fiscal year ended December 31, 1998.

     Cumulative effect of change in accounting principle is a result of the adoption of SOP 98-5 that required that cost of start-up activities and organizational costs be expensed as incurred and the write-off of previously deferred and un-amortized amounts.

FUTURE CASH DISTRIBUTIONS

     On January 11, 2001, we distributed to our limited partners the sales proceeds from Bradford Square L.P. in the aggregate amount of $4.0 million. We do not have any plans to make cash distribution in the immediate future. Our ability to make cash distributions in the future depends on many factors, including: our ability to rent the available units and maintain high occupancies and rates, our ability to control both operating and administrative expenses, our ability to maintain adequate working capital, the absence of any losses from uninsured property damage or future litigation, and our ability to generate proceeds from the sales of our properties under favorable terms.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risks related to fluctuations in the interest rates on our fixed rate notes payable. With respect to our fixed rate notes payable, changes in the interest rates affect the fair market value of the notes payable, but not our earnings or cash flows. We do not have an obligation to prepay fixed rate debt prior to maturity, and as a result, interest rate risk and changes in fair market value should not have a significant impact on the fixed rate debt until the earlier of maturity and any required refinancing of such debt. We do not currently have any variable interest rate debt and, therefore, are not subject to interest rate risk associated with variable interest rate debt. Currently, we do not utilize interest rate swap or exchange agreements and, therefore, are not subject to interest rate risk associated with interest rate swaps.

     Less than 1% of our total assets and total contract revenues as of and for the periods ended December 31, 2000 and 1999 were denominated in currencies other than the U.S. Dollar; accordingly, we believe that we have no material exposure to foreign currency exchange risk. This materiality assessment is based on the assumption that the foreign currency exchange rates could change unfavorably by 10%. We have no foreign currency exchange contracts.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The Consolidated Financial Statements and the Report of Independent Auditors are listed at Item 14 and are included beginning on Page F-1.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     As an entity, we have no directors and offices. As of December 31, 2000 our general partners were: ARV Assisted Living, Inc. ("ARVAL"), which serves as the Managing General Partner, Gary L. Davidson, John A. Booty, John S. Jason, Tony Rota, and David P. Collins (collectively known as "Special Limited Partners"). Our General Partner makes all decisions concerning property acquisitions and dispositions of the communities, subject to the limited partners' rights to approve or disapprove of the sale of substantially all of our assets. Our Special Limited Partners elected to be changed from general partners to special limited partners during the fiscal year of 2000. An amendment to our Certificate of Limited Partnership has been filed with the State of California as of March 7, 2001.

EXECUTIVE OFFICERS AND DIRECTORS OF OUR GENERAL PARTNER

     The following table sets forth-certain information regarding the executive officers and directors of ARVAL as December 31, 2001.

NAME                                        AGE           POSITION WITH THE COMPANY
----                                        ---           -------------------------
Douglas M. Pasquale.......................  46    Chief Executive Officer and Chairman of
                                                  the Board
Abdo H. Khoury............................  51    President, Chief Financial Officer and
                                                  Secretary of ARVAL
Robertson K. Chandler.....................  44    Senior Vice President, Operations
Laura J. Loda.............................  42    Senior Vice President Operations (Resigned
                                                  February 2001)
Maurice J. Dewald.........................  60    Director
David P. Collins..........................  63    Director
John A. Moore.............................  39    Director
Jeffrey D. Koblentz.......................  33    Director

     DOUGLAS M. PASQUALE, has served as the Chief Executive Officer of ARVAL since March, 1999. Mr. Pasquale also serves as a Director of ARVAL, a position he has held since October 1998 and as the Chairman of the Board of Directors of ARVAL, a position he has held since December 1999. He joined ARVAL as President and Chief Operating Officer on June 1, 1998. Prior to joining ARVAL, Mr. Pasquale was employed from 1986 until 1998 in various capacities by Richfield Hospitality Services, Inc., and Regal Hotels International-North America, a leading hotel ownership and hotel management company based in Englewood, Colorado including as its President and Chief Executive Officer from 1996 to 1998 and as its Chief Financial Officer from 1994 to 1996.

     ABDO H. KHOURY. Mr. Khoury has served President of ARVAL since January 2001 and has served as Chief Financial Officer and Secretary of ARVAL since March 30, 1999. Previously he served as Vice President, Asset Strategy and Treasury of ARVAL, a position he held from January 1999 until March 1999, and as President of the Apartment Division, a position he held from May 1997 until January 1999. Prior to joining ARVAL, Mr Khoury was a principal with Financial Performance Group in Newport Beach, California, from 1991 to 1997.

     ROBERTSON K. CHANDLER. Mr. Chandler has served as Senior Vice President, Operations of ARVAL since February 1999. Prior to that time he served as Vice President of Operations, Home Care and Hospice, with Mariner Specialty Health Services in Longmont, Colorado, from 1997 to 1999. From 1993 to 1997, he was Chief Operating Officer and a Director of Colorado Home Care, a home care agency headquartered in Broomfield, CO.

     LAURA J. LODA. From June 1999 until June 2000, Ms. Loda served as the Senior Vice President, Human Resources of ARVAL. She served as Vice President, Operations of ARVAL from February 1999 until February 2001. Ms. Loda resigned her positions with ARVAL in February 2001. Prior her employment with ARVAL, from 1996 until 1998 Ms. Loda served as the Director of Corporate Human Resources for Taco Bell, a fast food operation of Tricon Global Restaurants based in Irvine, California. From 1993 to 1996, Ms. Loda was the Director of Compensation for Gap, Inc. an international clothing chain based in San Francisco, California.

     MAURICE J. DEWALD, age 60, has served as a Director of ARVAL since 1995. Mr. Dewald is the Chairman and Chief Executive Officer of Verity Financial Group, Inc., a firm he founded in 1992. He currently serves as a Director of Tenet Healthcare Corporation, Dai-Ichi Kangyo Bank of California and Monarch Funds.

     DAVID P. COLLINS, age 63, has served as a Director of ARVAL since 1985. From 1985 to January 1998, Mr. Collins was a Senior Vice President of ARVAL, responsible for investor relations and for capital formation for ARVAL and affiliated entities. Mr. Collins currently is President and Chief Executive Officer of Euro Senior Living, Lisbon, Portugal.

     JOHN A. MOORE, age 39, has served as a Director of ARVAL since 1999. Mr. Moore is a principal of Lazard Freres Real Estate Investors L.L.C. and its Chief Financial Officer. He joined Lazard in 1998 from World Financial Properties, where he had served as an Executive Vice President and Chief Financial Officer since 1996. Prior to his employment with World Financial Properties, from 1988 until 1996 Mr. Moore worked with Olympia and York as Senior Vice President, Finance.

     JEFFREY D. KOBLENTZ, age 33, has served as a Director since 2000. Mr. Koblentz is a Vice President of Lazard Freres Real Estate Investors L.L.C. He joined Lazard in 1998 from Arthur Andersen LLP, where he was a Manager in the Real Estate Services Group from 1992 until 1998.

     None of the directors or officers is related to each any other director or officer by blood or marriage and none of the directors or officers is involved in any legal proceedings as described in Section 401(f) of Regulation S-K.

ITEM 11.  EXECUTIVE COMPENSATION

     As an entity, we have no officers or directors. We are managed by our General Partner. We compensate our General Partner as set forth in the table below. Please note that during the fiscal year 2000 the Special Limited Partners were general partners of ARVP III and, as such, were entitled to the compensation set forth below (except for compensation which to which ARVAL only is entitled, as specifically indicated in parenthetical).

Acquisition Fees (ARV Assisted
Living, Inc.).................   A property acquisition fee of 2% of Gross
                                 Offering Proceeds as defined in the ARVP III
                                 Limited Partnership Agreement to be paid for services in connection with the selection and purchase of ALCs and related negotiations. In addition, a development, processing and renovation fee of 3.5% of Gross Offering
                                 Proceeds to be paid for services in connection with negotiations for or the renovation or improvement of existing communities and the development, processing or construction of ALCs developed by us. There were no property acquisition, development, and renovation fees for the years ending December 31, 2000, 1999 and 1998.

Rent-Up and Staff Training
Fees (ARV Assisted Living,
Inc.).........................   Rent-up and staff training fees of 4.5% of the
                                 Gross Offering Proceeds allocated to each specific acquired or developed ALCs. Such fees will be paid for services in connection with the opening and initial operations of the ALCs including, without limitation, design and implementation of the advertising, direct solicitation and other campaigns to attract residents and the initial hiring and training of managers, food service specialists, activities directors and other personnel employed in the individual communities. There were no rent-up and staff training fees for the years ending December 31, 2000, 1999 and 1998.

Property Management Fees (ARV
Assisted Living, Inc.)........   A property management fee of 5% of gross
                                 revenues paid for managerial services including general supervision, hiring of onsite management personnel employed by ARVP III, renting of units, installation and provision of food service, maintenance, and other operations. Property management fees for the years ending Decem-ber 31, 2000, 1999 and 1998 were $442,000,
                                 $421,000, and $472,000, respectively.

Partnership Management Fees
(ARV Assisted Living, Inc.)...   A partnership management fee of 10% of cash
                                 flow before distributions is paid for
                                 implementing our business plan, supervising and management of our affairs including general administration, coordination of legal, audit, tax, and insurance matters. Partnership management fees for the years ending December
                                 31, 2000, 1999 and 1998 were $178,000 $151,000,
                                 and $140,000 respectively.

Sale of Partnership Projects
(ARV Assisted Living, Inc.)...   The ARVP III, Limited Partnership Agreement
                                 neither specifically authorizes nor prohibits payment or compensation in the form of real estate commissions to the General Partners or its affiliates. Any such payments or compensation are subordinated to a return to ARVP III's limited partners of their capital contributions plus an 8% per annum, cumulative, but not compounded, return thereon from all sources, including prior distribution of cash flow. Any such compensation shall not exceed 3% of the gross sales price or 50% of the standard real estate brokerage commission, whichever is less. Upon the sale of Bradford Square on December 21, 2000, $240,060 real estate selling commission was paid to ARVAL. In fiscal 1999, and 1998 no real estate selling commissions were paid to our ARVAL.

Subordinated Incentive
Compensation (ARV Assisted
Living, Inc.).................   ARVAL is entitled to receive 15% of the
                                 proceeds of sale or refinancing subordinated to a return of initial Capital Contributions (as defined in ARVP III Limited Partnership
                                 Agreement) plus cumulative, but not compounded return on capital contributions varying from 8% to 10% per annum. In 2000, 1999 and 1998, no incentive compensation was paid.

Partnership Interest (General
Partners).....................   1% of all items of capital, profit or loss, and
                                 liquidating distributions, subject to a capital account adjustment.

Reimbursed Expenses & Credit
Enhancement (General
Partners).....................   Our General Partner may receive fees for
                                 personal guarantees of loans made to us. All of our expenses shall be billed directly to and paid by us. Our General Partners may be reimbursed for the actual cost of goods and materials obtained from unaffiliated entities and used for or by us. Our General Partner will be reimbursed for administrative services necessary to our prudent operation, provided that such reimbursement is at the lower of its actual cost or the amount which we would be required to pay to independent parties for comparable administrative services in the same geographic location. The total reimbursements to ARVAL amounted to $3.1 million, $3.7 million, and $2.5 million for the years ending
                                 December 31, 2000, 1999 and 1998, respectively.

Finder Fees (ARV Assisted
Living, Inc.).................   Our General Partner received finder fees in
                                 conjunction with obtaining grants for the rehabilitation of Cedar Villas and Villa Azusa.
                                 The finders fees amount to 10% of the total grant money received by us. No finder fees for the years ending December 31, 2000, 1999 and 1998 were paid.

Indemnity Fees (General
Partners).....................   Our General Partner received $96,000 for
                                 indemnifying and holding UHSI, Costa and Husky harmless from any liabilities as a result of our buy out of them. No indemnity fees for the years ending December 31, 2000, 1999 and 1998 were paid.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Not applicable.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than the compensation earned by our General Partners, as set out under item 11 above, no General Partner or Affiliate receives any direct or indirect compensation from us. Our General Partner receives a management fee of 5% of Gross Revenues (as defined in the ARVP III Limited partnership Agreement). Because these fees are payable without regard to whether particular communities are generating cash flow or otherwise benefiting us, a conflict of interest could arise in that it might be to the advantage of our General Partner that a community be retained or re-financed rather than sold. On the other hand, an affiliate of the General Partner may earn a real estate commission on sale of a property, creating incentive to sell what might be a profitable property.

     The General Partner has authority to invest our funds in properties or entities in which it or any of its affiliate has an interest, provided we acquire a controlling interest. In any such investment, duplicate property management or other fees will not be permitted. Our General Partner or any of its affiliates may, however, purchase property in their own names and temporarily hold title to facilitate acquisition for us, provided that such property is purchased by us at cost (including acquisition, closing and carrying costs). Our General Partner will not commingle our funds with those of any other person or entity.

     Conflicts of interest exist to the extent that communities owned or operated compete, or are in a position to compete for residents, general managers or key employees with assisted living facilities owned or operated by our General Partner and any of its affiliates in the same geographic area. Our General Partners will seek to reduce any such conflicts by offering such persons their choice of residence or employment on comparable terms in any community.

     Further conflicts may exist if and to the extent that other affiliated owners of ALCs seek to refinance or sell at the same time as us. The General Partner will seek to reduce any such conflicts by making prospective purchasers aware of all properties available for sale.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) The following documents are filed as a part of this Report:

     (1) Financial Statements

          - Independent Auditors' Report;

          - Consolidated Balance Sheets -- December 31, 2000 and 1999;

          - Consolidated Statements of Operations -- Years ended December 31, 2000, 1999 and 1998;

          - Consolidated Statements of Partners' Capital -- Years ended December 31, 2000, 1999 and 1998;

          - Consolidated Statements of Cash Flows -- Years ended December 31, 2000, 1999 and 1998;

          - Notes to Consolidated Financial Statements;

          - Financial Statement Schedule -- Schedule III -- Real Estate and Related Accumulated Depreciation and Amortization -- December 31, 2000.

     (2) Financial Statement Schedules:

     All financial statement schedules are omitted because they are not applicable or the required information is included in the financial statements or notes thereto.

     (3) Exhibits

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  10.1     --  Loan Agreement by and between Banc One Capital Funding
               Corporation and Retirement Inns III, LLC (Incorporated by
               reference to Exhibit 10.1 on Form 10-Q for the fiscal
               quarter ended 06-30-99)
  10.2     --  Loan Agreement by and between Banc One Capital Funding
               Corporation and Retirement Inns III, LLC (Incorporated by
               reference to Exhibit 10.2 on Form 10-Q for the fiscal
               quarter ended 06-30-99)
  10.3     --  Letter Agreement as to the Loans in the aggregate amount of
               $13,382,200 from Banc One Capital Funding Corporation to
               Retirement Inns III (Incorporated by reference to Exhibit
               10.14 on Form 10-Q for the fiscal quarter ended 06-30-99)
  10.4     --  Note and Agreement as to Retirement Inns III, LLC.
               (Incorporated by reference to Exhibit 10.16 on Form 10-Q for the fiscal quarter ended 06-30-99)
  10.5     --  Limited Liability Company Agreement of Retirement Inns III,
               LLC. (Incorporated by reference to Exhibit 10.18 on Form
               10-Q for the fiscal quarter ended 06-30-99)
  10.6     --  Deed of Trust Note of ARV Chandler Villas, L.P. to Red
               Mortgage Capital, Inc.*
  10.7     --  Allonge #1 to Deed of Trust Note of ARV Chandler Villas,
               L.P. to Red Mortgage Capital, Inc.*
  10.8     --  Deed of Trust between ARV Chandler Villas, L.P. and Fidelity
               National Title Insurance*
  10.9     --  Regulatory Agreement for U.S. Department of Housing
               Multifamily Housing Projects between ARV Chandler Villas,
               L.P. and Secretary of Housing and Urban Development*
 10.10     --  Purchase agreement and Escrow instructions between ARVP
               III/Brandford Square, L.P., and Vintage Senior Housing, LLC*
 10.11     --  First Amendment to Purchase Agreement and Escrow
               Instructions between ARV III/Bradford Square, L.P., and
               Avalon at Bradford Square, LLC, assignee of Vintage Senior
               Housing, LLC*
 10.12     --  Second Amendment to Purchase Agreement and Escrow
               Instructions between ARV III/ Bradford Square, L.P., and
               Avalon at Bradford Square, LLC*

---------------

* Filed herewith.

(b) Reports on Form 8-K. ARVP III did not file any report on form 8-K for the fiscal year ended December 31, 2000.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, we have duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

     AMERICAN RETIREMENT VILLAS PROPERTIES III, A CALIFORNIA LIMITED PARTNERSHIP, BY THE FOLLOWING PERSONS ON OUR BEHALF.

                                          ARV ASSISTED LIVING, INC.

                                          BY:    /s/ DOUGLAS M. PASQUALE
                                            ------------------------------------
                                                    Douglas M. Pasquale
                                                  Chief Executive Officer

Date: April 2, 2001

     Pursuant to the requirements of the Securities Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----
            /s/ DOUGLAS M. PASQUALE                Chief Executive Officer (Principal     April 2, 2001
------------------------------------------------           Executive Officer)
              Douglas M. Pasquale

               /s/ ABDO H. KHOURY                 President and Chief Financial Officer   April 2, 2001
------------------------------------------------    (Principal Financial & Accounting
                 Abdo H. Khoury                                 Officer)

               /s/ JOHN A. MOORE                                Director                  April 2, 2001
------------------------------------------------
                 John A. Moore

              /s/ DAVID P. COLLINS                              Director                  April 2, 2001
------------------------------------------------
                David P. Collins

             /s/ MAURICE J. DEWALD                              Director                  April 2, 2001
------------------------------------------------
               Maurice J. DeWald

            /s/ JEFFREY D. KOBLENTZ                             Director                  April 2, 2001
------------------------------------------------
              Jeffrey D. Koblentz

                           ANNUAL REPORT -- FORM 10-K
                               ITEMS 8 AND 14(A)

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   23
Consolidated Balance Sheets -- December 31, 2000 and 1999...   24
Consolidated Statements of Operations -- Years ended
  December 31, 2000, 1999 and 1998..........................   25
Consolidated Statements of Partners' Capital -- Years ended
  December 31, 2000, 1999 and 1998..........................   26
Consolidated Statements of Cash Flows -- Years ended
  December 31, 2000, 1999 and 1998..........................   27
Notes to Consolidated Financial Statements..................   28
Schedule III -- Real Estate and Related Accumulated
  Depreciation and Amortization -- December 31, 2000........   36

All other schedules are omitted, as the required information is not applicable or the information is presented in the consolidated financial statements or related notes.

                          INDEPENDENT AUDITORS' REPORT

To ARV Assisted Living, Inc.
    as the Managing General Partner
    of American Retirement Villas Properties III, L.P.:

     We have audited the consolidated financial statements of American Retirement Villas Properties III, L.P., a California limited partnership and subsidiaries, as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the consolidated financial statement schedule listed in the accompanying index. These consolidated financial statements and consolidated financial statement schedule are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Retirement Villas Properties III, L.P. and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /s/ KPMG LLP

Orange County, California
March 5, 2001

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                                                2000        1999
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                     UNITS)
                                      ASSETS
Properties, at cost:
  Land......................................................   $ 1,549     $ 2,224
  Building and improvements, less accumulated depreciation
     of $2,371 and $2,976 in 2000 and 1999, respectively....    10,111      12,768
  Furniture, fixtures and equipment, less accumulated
     depreciation of $609 and $527 in 2000 and 1999,
     respectively...........................................       510         746
                                                               -------     -------
          Net properties....................................    12,170      15,738
Cash........................................................     8,458       2,190
Restricted cash.............................................       168         168
Loan fees, less accumulated amortization of $403 and $240 in
  2000 and 1999, respectively...............................       176         401
Other assets................................................       343         289
                                                               -------     -------
                                                               $21,315     $18,786
                                                               =======     =======
                         LIABILITIES AND PARTNERS' CAPITAL
Notes payable to banks......................................   $13,177     $13,323
Notes payable to others.....................................        --       2,342
Accounts payable............................................        65         116
Accrued expenses............................................       550         486
Amounts payable to affiliates...............................       244         118
Distributions payable to Partners...........................     5,447         286
                                                               -------     -------
          Total liabilities.................................    19,483      16,671
                                                               -------     -------
Minority interest...........................................        --         115
                                                               -------     -------
Partners' capital (deficit):
  General partners..........................................        (2)         (2)
  Special limited partners..................................      (138)       (137)
  Limited partners, 18,666 units outstanding at December 31,
     2000 and 1999..........................................     1,972       2,139
                                                               -------     -------
          Total partners' capital...........................     1,832       2,000
                                                               -------     -------
                                                               $21,315     $18,786
                                                               =======     =======

        See accompanying notes to the consolidated financial statements.

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                 2000         1999         1998
                                                              ----------   ----------   ----------
                                                              (IN THOUSANDS EXCEPT PER UNIT DATA)
Revenues:
  Rent......................................................   $ 7,582      $ 7,143      $ 8,195
  Assisted living...........................................     1,115        1,022          977
  Interest..................................................       158          206           58
  Other.....................................................       139          274          260
                                                               -------      -------      -------
          Total operating revenues..........................     8,994        8,645        9,490
                                                               -------      -------      -------
Costs and expenses:
  Rental property operations (including $2,834, $2,450, and
     $1,518 related to affiliates in 2000, 1999 and 1998,
     respectively)..........................................     4,419        4,277        4,307
  Assisted living (including $676, $651, and $361 related to
     affiliates in 2000, 1999 and 1998, respectively).......       685          659          463
  General and administrative (including $297, $258, and $349 related to affiliates in 2000, 1999 and 1998,
     respectively)..........................................       403          332          552
  Depreciation and amortization.............................     1,104        1,060        1,439
  Property taxes............................................       228          250          393
  Advertising...............................................       103           84          115
  Interest..................................................     1,410        1,502        2,557
                                                               -------      -------      -------
          Total operating costs and expenses................     8,352        8,164        9,826
                                                               -------      -------      -------
          Operating income (loss)...........................       642          481         (336)
Gain on sale of properties..................................     4,823        4,562          134
                                                               -------      -------      -------
Income (loss) before income tax, minority interest in income of majority owned entities, and change in accounting
  principle.................................................     5,465        5,043         (202)
Income tax expense..........................................        10           --           --
                                                               -------      -------      -------
Income (loss) before minority interest in income of majority
  owned entities, and change in accounting principle........     5,455        5,043         (202)
Minority interest in income of majority owned entities......     1,344          180          176
                                                               -------      -------      -------
Income (loss) before change in accounting principle.........     4,111        4,863         (378)
Cumulative effect of change in accounting principle.........        --          (96)          --
                                                               -------      -------      -------
Net income (loss)...........................................   $ 4,111      $ 4,767      $  (378)
                                                               =======      =======      =======
Net income (loss) per limited partner unit..................   $218.08      $252.81      $(20.06)
                                                               =======      =======      =======

        See accompanying notes to the consolidated financial statements.

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                     SPECIAL                 TOTAL
                                                           GENERAL   LIMITED    LIMITED    PARTNERS'
                                                           PARTNER   PARTNERS   PARTNERS    CAPITAL
                                                           -------   --------   --------   ---------
                                                              (IN THOUSANDS EXCEPT PER UNIT DATA)
Balance (deficit) at December 31, 1997...................   $ (74)              $ 8,621     $ 8,547
Distribution to partners ($68.75 per limited partner
  unit)..................................................     (13)               (1,283)     (1,296)
Net loss.................................................      (3)                 (375)       (378)
                                                            -----               -------     -------
Balance (deficit) at December 31, 1998...................     (90)                6,963       6,873
Distribution to partners ($511.24 per limited partner
  unit)..................................................     (97)               (9,543)     (9,640)
Net income...............................................      48                 4,719       4,767
                                                            -----               -------     -------
Balance (deficit) at December 31, 1999...................    (139)                2,139       2,000
                                                            -----               -------     -------
Change in status of general partners to special limited
  partners...............................................     137     $(137)
Distribution to partners ($226.95 per limited partner
  unit)..................................................               (42)     (4,237)     (4,279)
Net income...............................................                41       4,070       4,111
                                                            -----     -----     -------     -------
Balance (deficit) at December 31, 2000...................   $  (2)    $(138)    $ 1,972     $ 1,832
                                                            =====     =====     =======     =======

          See accompanying notes to consolidated financial statements.

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                 2000         1999         1998
                                                              ----------   -----------   ---------
                                                              (IN THOUSANDS EXCEPT PER UNIT DATA)
Cash flows from operating activities:
  Net income (loss).........................................   $ 4,111      $  4,767      $ (378)
  Adjustment to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................     1,104         1,060       1,439
     Gain on sale of properties.............................    (4,823)       (4,562)       (134)
     Cumulative effect of change in accounting principle....        --            96          --
     Minority interest in income of majority owned
       entities.............................................     1,344            20          21
  Change in assets and liabilities:
     (Increase) in restricted cash..........................        --            (6)         (9)
     Decrease in other assets...............................        47            --         265
     (Increase) Decrease in other assets....................      (101)          151        (268)
     Increase (decrease) in accounts payable and accrued
       expenses.............................................        13          (515)       (111)
     Increase (decrease) in amounts payable to affiliates...       126            (4)       (261)
                                                               -------      --------      ------
          Net cash provided by operating activities.........     1,821         1,007         564
                                                               -------      --------      ------
Cash flows from investing activities:
  Improvements and building construction....................        --            --        (885)
  Additions to properties, net..............................      (168)         (187)       (164)
  Proceeds from sales of properties, net....................     7,738         3,962          --
  Cash received for property sold under contract............        --            --         134
                                                               -------      --------      ------
          Net cash provided by (used in) investing
            activities......................................     7,570         3,775        (915)
                                                               -------      --------      ------
Cash flows from financing activities:
  Proceeds from notes payable...............................        --        13,361       2,429
  Principal repayments on notes payable to banks and
     others.................................................    (2,488)      (10,162)       (321)
  Proceeds from note receivable.............................        --         2,765          --
  Loan Fees.................................................       (58)         (704)         --
  Distributions paid........................................      (577)       (9,752)       (943)
                                                               -------      --------      ------
          Net cash provided by (used in) financing
            activities......................................    (3,123)       (4,492)      1,165
                                                               -------      --------      ------
          Net increase in cash..............................     6,268           290         814
Cash at beginning of year...................................     2,190         1,900       1,086
                                                               -------      --------      ------
Cash at end of year.........................................   $ 8,458      $  2,190      $1,900
                                                               =======      ========      ======
Supplemental cash flow information -- cash paid during the
  year for interest (net of capitalized interest of $0, $0,
  and $35 in 2000, 1999 and 1998, respectively).............   $ 1,508      $  1,473      $2,553
                                                               =======      ========      ======

        See accompanying notes to the consolidated financial statements.

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of American Retirement Villas Properties III, L.P. (the Partnership) include the accounts of the Partnership, ARVP III/Bradford Square, L.P. (ARVP III/BS) and Retirement Inns III, LLC. that was created as part of the loan requirements for the refinancing in June 1999, Heritage Pointe Ontario Partners, L.P. (HPOP), and Heritage Pointe Pomona Partners, L.P. (HPPP) for the years ended December 31, 2000, 1999 and 1998. All inter-company balances and transactions have been eliminated in consolidation. We consolidate these limited partnerships since we have a controlling financial interest. Minority interest represents the minority partners' cost to acquire the minority interest adjusted by their proportionate share of subsequent earnings, losses and distributions.

  BASIS OF ACCOUNTING

     We maintain our records on the accrual method of accounting for financial reporting and Federal and state tax purposes.

  CARRYING VALUE OF REAL ESTATE

     Property, furniture and equipment are stated at cost less accumulated depreciation which is charged to expense on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements..................................   27.5 to 35 years
Furniture, fixtures and equipment...........................   3 to 7 years

     We review our long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In reviewing recoverability, we estimate the future cash flows expected to result from using the assets and eventually disposing of them. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized based upon the asset's fair value.

  USE OF ESTIMATES

     In the preparation of our financial statements in conformity with generally accepted accounting principles, we have made estimates and assumptions that affect the following:

     - reported amounts of assets and liabilities at the date of the financial statements;

     - disclosure of contingent assets and liabilities at the date of the financial statements; and

     - reported amounts of revenues and expenses during the reporting period.

     Actual results could differ from those estimates.

  PRE-OPENING COSTS

     Costs such as fees paid for employee training, rent-up and other related costs incurred prior to the opening of a retirement community are deferred and amortized using the straight-line method over a period of one year after the community's opening.

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-up Activities," which is effective for fiscal years beginning after December 15, 1998. The SOP provides guidance on the financial reporting of start-up activities and

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

organizational costs. It requires costs of start-up activities and organizational costs to be expensed when incurred and, upon adoption, the write-off as a cumulative effect of a change in accounting principle of any previously capitalized and un-amortized start-up or organizational costs. We adopted the provisions of SOP 98-5 in the first quarter of 1999 writing off capitalized start-up costs of approximately $96,000.

  LOAN FEES

     We amortize loan fees using the effective interest method over the term of the respective note payable.

  RENTAL INCOME

     Rent agreements with tenants are on a month-to-month basis. We apply advance deposits to the first month's rent. Revenue is recognized in the month earned for rent and assisted living services.

  ADVERTISING COSTS

     Except for yellow pages advertising, which is expensed over the period benefited on a straight-line basis, we expense all advertising costs as they are incurred.

  INCOME TAXES

     Under provisions of the Internal Revenue Code and the California Revenue and Taxation Code, partnerships are generally not subject to income taxes. For tax purposes, any income or losses realized are those of the individual partners, not the Partnership.

     We have not requested a ruling from the Internal Revenue Service to the effect that we will be treated as a partnership and not an association taxable as a corporation for Federal income tax purposes. The Partnership received an opinion of counsel as to its tax status prior to the offering of limited partnership units, but such opinion is not binding upon the Internal Revenue Service.

     Following are the Partnership's assets and liabilities as determined in accordance with generally accepted accounting principles (GAAP) and for Federal income tax reporting purposes at December 31 (in thousands):

                                                               2000                  1999
                                                        -------------------   -------------------
                                                         GAAP        TAX       GAAP        TAX
                                                         BASIS    BASIS(1)     BASIS    BASIS(1)
                                                        -------   ---------   -------   ---------
Total assets..........................................  $21,315    $23,362    $18,786    $19,153
                                                        =======    =======    =======    =======
Total liabilities.....................................  $19,483    $13,802    $16,671    $16,770
                                                        =======    =======    =======    =======

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Following are the differences between the financial statement and tax return income (in thousands):

                                                               2000     1999    1998
                                                              ------   ------   -----
Net income (loss) per financial statements..................  $4,111   $4,767   $(378)
Guaranteed payments(1)......................................     502      459     502
Depreciation differences on properties(1)...................     (40)    (105)     92
Amortization differences on intangible assets(1)............      75      102     128
Deferred income(1)..........................................      (3)     (89)     20
Gain on sale of assets(1)...................................      74       72      --
Other(1)....................................................      (2)      15      (3)
                                                              ------   ------   -----
          Total income per Federal tax return(1)............  $4,717   $5,221   $ 361
                                                              ======   ======   =====

---------------

(1) Unaudited.

  NET INCOME (LOSS) PER LIMITED PARTNER UNIT

     Net income (loss) per limited partner unit was based on the weighted average number of limited partner units outstanding of 18,666 in 2000, 1999 and 1998.

  RECLASSIFICATIONS

     We have reclassified certain prior period amounts to conform to the December 31, 2000 presentation.

(2) ORGANIZATION AND PARTNERSHIP AGREEMENT

     We were formed on June 28, 1989 for the purpose of acquiring, developing and operating assisted living and senior apartment communities. The term of the Partnership is 60 years and may be dissolved earlier under certain circumstances. We commenced operations on December 28, 1989 when the minimum number of units (1,250) had been sold.

     Limited partner units (minimum of 2 units per investor for Individual Retirement Accounts, KEOGH'S and pension plans and 5 units for all other investors) were offered for sale to the general public. Each limited partner unit represents a $1,000 capital contribution. There were 18,666 Limited Partner units sold through the end of the offering in October 1992 which represented a cumulative capital investment of $18,666,000, net of units repurchased and resold. Under the Partnership Agreement, the maximum liability of the Limited Partners is the amount of their capital contributions.

     Our Managing General Partner is ARV Assisted Living, Inc. ("ARVAL"), a Delaware corporation, and the individual Special Limited Partners are John A. Booty, John S. Jason, Gary L. Davidson, Tony Rota and David P. Collins. Our Special Limited Partners are not required to make capital contributions to the Partnership.

     Profits and losses for financial and income tax reporting purposes shall generally be allocated, other than cost recovery deductions (as defined in the Partnership Agreement), 0.01% to the General Partners, 0.99% to Special Limited Partners and 99% to the Limited Partners. Cost recovery deductions for each year are allocated 0.01% to the General Partner, 0.99% to Special Limited Partners and 99% to the Limited Partners who are taxable investors.

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Cash available for distribution from operations, which is determined at the sole discretion of the General Partner, is to be distributed 0.01% to the General Partner, 0.99% to Special Limited Partners and 99% to the Limited Partners.

     Upon any sale, refinancing or other disposition of our real properties, distributions are to be made 0.01% to the General Partner, 0.99% to the Special Limited Partners and 99% to the Limited Partners until the Limited Partners have received an amount equal to 100% of their capital contributions plus an amount ranging from 8% to 10% (depending upon the timing of the Limited Partner's investment) of their capital contributions per annum, cumulative but not compounded, from the date of each Partner's investment. The cumulative return is to be reduced, but not below zero, by the aggregate amount of prior distributions from all sources. Thereafter, distributions are 15% to the General Partner and Special Limited Partners, and 85% to the Limited Partners, except that after the sale of the properties, the proceeds of sale of any last remaining assets owned by us are to be distributed in accordance with positive capital account balances.

(3) TRANSACTIONS WITH AFFILIATES

     Our properties are managed by ARVAL. For this service we pay a property management fee of 5% of gross revenues totaling $442,000, $421,000, and $472,000, for the years ended December 31, 2000, 1999 and 1998, respectively. Additionally, we pay a partnership management fee of 10% of cash flow before distributions, as defined in the Partnership Agreement, amounting to $178,000, $151,000, and $140,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

     Payment of the partnership management fee out of cash flow is subordinated to a quarterly noncumulative distribution from each property to the Limited Partners of an amount equal to an annualized return, per quarter, of 7.5% of Capital Contributions allocated to each property.

     We reimburse ARVAL for certain expenses, such as payroll and retirement benefit expenses, repairs and maintenance, and supplies expenses paid on our behalf. The total reimbursements to ARVAL, are included in rental property operations and general and administrative expenses in the accompanying statements of operations and amounted to $3,160,000, $3,673,000, and $2,497,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

     In consideration for services rendered with respect to property acquisitions, the Managing General Partner is paid a property acquisition fee of a maximum of 2% of the gross offering proceeds. In addition, the Managing General Partner is entitled to a development, processing and renovation fee of a maximum of 3.5% of gross offering proceeds allocated to a particular project. The Managing General Partner is also entitled to a maximum fee of 4.5% of gross offering proceeds for rent-up and staff training services. There were no property acquisition and development or processing and renovation fees paid during the three years ended December 31, 2000.

     We paid ARVAL $240,060 in real estate selling commission fees upon the sale of Bradford Square on December 21, 2000.

     Amounts payable to affiliates at December 31, 2000 and 1999 include expense reimbursements and accrued property management and partnership management fees.

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4) PROPERTIES

     The following table sets forth, as of December 31, 2000 the location of each our ALCs, the date on which operations commenced at each such ALC, the number of units at each ALC, and our interest in each ALC.

                                        COMMENCED
      COMMUNITY          LOCATION       OPERATIONS    UNITS
      ---------        -------------  --------------  -----
Chandler Villas        Chandler, AZ   September 1992   164
Villa Las Posas        Camarillo, CA  December 1997    123

  ARVP III/BRADFORD SQUARE LTD.

     On December 18, 1990, we entered into a limited partnership, ARVP III/BS, with an unrelated third party, Bradford Square Ltd. Both partners made an initial $1,000 cash contribution. We are the Managing General Partner and Bradford Square Ltd. is the Limited Partner, each with a 50% interest. Pursuant to the agreement, Bradford Square Ltd. contributed an existing community (Bradford Square), to ARVP III/BS, and, we contributed cash. Income and loss is generally allocated to the Managing General Partner and Bradford Square, Ltd. based on their partnership interests.

     Under the limited partnership agreement between Bradford Square Ltd., and us, we receive a 9% preferred return on 125% of amounts contributed to the partnership. The remaining cash flow from operations is divided equally between Bradford Square Ltd and us. During 2000, 1999 and 1998, we received a preferred return of $ 218,000, $218,000 and $218,000, respectively.

  SALE OF PROPERTY -- ARVPIII/BRADFORD SQUARE LTD.

     On December 21, 2000 we sold ARVPIII/BS for $8,002,000. Under the limited partnership agreement between Bradford Square Ltd., and ARVP III, the distribution of assets on liquidation of the partnership shall be made in the following orders:

          First, to ARVPIII one hundred twenty five percent (125%) of the cash contributions made by the Partnership;

          Second, in proportion to and to the extent of the positive balance of respective capital accounts as of the date of distribution; and

          Third, the balance shall be made 50% to Bradford Square, L.P. and 50% to ARVPIII.

     The Partnership received a distribution of $3,622,000 from the sale of Bradford Square.

(5) SALE OF PROPERTY -- HERITAGE POINTE CLAREMONT

     In September 1993, we contracted to sell our then owned Heritage Pointe Claremont to Claremont Senior Partners ("CSP") for $12,281,900. Our General Partner is a special limited partner of CSP. The transaction closed on December 30, 1993. The consideration we received from CSP in the sale of Heritage Pointe Claremont ALC consisted of both $10,000 in cash and cash equivalents and $12,271,900 in the form of a promissory note.

     The promissory note bears interest at 8.0% and the outstanding balance and interest are payable from excess cash flows as defined in the CSP partnership agreement. The promissory note is secured by certain CSP partners' interests in CSP and matures January 25, 2010.

     Upon the receipt of the principal and interest payment from CSP in April 1996 and January 1995, a sufficient investment as defined by Statements of Financial Accounting Standards Board No. 66 was made

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and the sale was recognized. As CSP's excess cash flows do not currently exceed the interest payment requirements, SFAS 66 requires profit on the sale to be recognized under the cost recovery method as payments are received on the notes. We received interest payments on these note totaling $12,000, $54,600, $134,000 for the years ended December 31, 2000, 1999 and 1998 respectively.

(6) NOTES PAYABLE TO BANKS AND OTHERS

     On January 1, 1993, we obtained notes payable secured by a deed of trust on Bradford Square and Chandler Villas. The notes were for 84 months and is guaranteed by our General Partners. The interest for the initial 7-year term was at 5.25% in excess of the seven-year treasury yield as of the inception date (6.38% at inception) with annual increases of 2% per year, and interest for the second seven-year period at 7% in excess of the seven-year treasury yield as of the reset date with annual increases of 2%. On June 1999 we refinanced a note secured on Chandler Villas to a 24 month loan and on December 21, 2000 we paid the note secured on Bradford Square as part of the sale of the property.

     On June 28, 1999, we obtained financing on two communities. As part of the loan requirements, we created a wholly owned subsidiary Retirement Inns III, LLC. The loan is for 24 months and is secured by the two ALCs; in addition, ARV Assisted Living, our General Partner is a guarantor on the loan for fraud, material misrepresentation and certain covenants. The interest rate is 9.15% per annum and the payments are based upon a 25 year principal and interest amortization schedule. During the fourth quarter of 2000, we received a commitment to refinance the loan with respect to one of the two ALCs into thirty-five year HUD backed loan bearing interest at 8.06% per annum. We closed the refinancing transaction in January 2001. With respect to the loan on the other ALC, the maturity date has been extended to January 2002.

     At December 31, 2000 and 1999, notes payable to banks and others included the following (in thousands):

                                                               2000      1999
                                                              -------   -------
Note payable to the bank, bearing interest at 9.15%:
  Monthly principle and interest payment of $13.............
  Collateralized by two ALCs................................  $13,177   $13,323
                                                              -------   -------
Notes Payable to Others:
Note payable secured by deed of trust on Bradford Square,
  bearing interest rate at 13.2% in the year of 1999 and
  13.40% in the year of 2000................................
  Monthly principle and interest payments $28; paid in
     2000...................................................       --     2,339
Various notes payable bearing interests ranging from 13% to
  16%; collateralized by equipment; paid in 2000............       --         3
                                                              -------   -------
     Notes payable to others................................       --     2,342
                                                              -------   -------
                                                              $13,177   $15,665
                                                              =======   =======

     The annual principal payments of notes payable as of December 31, 2000 are as follows (in thousands):

Year ending December 31:
  2001......................................................   $ 5,198
  2002......................................................     7,979
                                                               -------
                                                               $13,177
                                                               =======

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Our General Partner's Board of Directors approved the refinancing of the assisted living communities in July 1998 to:

     - take advantage of lower fixed interest rates available at the time through the commercial mortgage backed security market;

     - provide a return of equity to ARVP III limited partners; and

     - borrow against the increased value of these properties.

     Due to a failed financing, in 1998 we paid the lender approximately $0.7 million of fees for an interest rate lock and $0.10 million for loan commitment and other fees. The lender terminated the loan commitment and underlying interest rate lock in October 1998 due to adverse market conditions. The lender returned $0.2 million of the interest rate lock fees in January 1999. After seeking legal action against the lender, we received an additional refund in the amount of $112,000 of the interest rate lock fees in July 2000 as full and final settlement. We have included the amounts paid and received in interest expense in the accompanying statements of operations for the years ended December 31, 2000, 1999 and 1998.

     On June 28, 1999 we completed the refinancing. The loan is for 24 months and is secured by the two ALCs; in addition, ARV Assisted Living, our General Partner is a guarantor on the loan for fraud, material misrepresentation and certain covenants. As part of the loan requirements, we created a wholly owned subsidiary American Retirement Villas III, LLC as a special purpose entities for the financial situation. The loan term is for 24 months with a lender option to extend for 10 years. The interest rate is 9.15% per annum and the payments are based upon a 25 year principal and interest amortization schedule.

     During the fourth quarter of 2000, we received a commitment to refinance the loan with respect to one of the two ALCs into thirty-five year HUD backed loan bearing interest at 8.06% per annum. We closed the refinancing transaction in January 2001. With respect to the loan on the other ALC, the maturity date has been extended to January 2002.

(7) EMPLOYEE BENEFIT PLANS

     Effective January 1, 1997, ARVAL established a savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees who are at least 21 years of age may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. ARVAL matches 25% of each employee's contributions up to a maximum of 6% of the employee's earnings. Employees are eligible to enroll at the first enrollment date following the start of their employment (July 1 or January 1). ARVAL matches employees' contributions beginning on the first enrollment date following one year of service or 1,000 hours of service. Our Savings Plan expense was $8,000, $10,000 and $8,000 (as a reimbursement to ARVAL) for the years ended December 31, 2000, 1999 and 1998.

(8) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of the Partnership's financial instruments have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, these estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.

     The carrying amounts reported in the consolidated balance sheets for cash, other assets and, accounts payable, accrued liabilities and amounts payable to affiliates, approximate fair value due to the short-term

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

nature of these instruments. The notes payable bear interest at rates that approximate current market rates. Therefore, we believe that the carrying value approximates fair value.

(9) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                 FOR THE QUARTER ENDED
                                                    -----------------------------------------------
                                                    DECEMBER 31   SEPTEMBER 30   JUNE 30   MARCH 31
                                                    -----------   ------------   -------   --------
2000
Total revenue.....................................    $2,280         $2,246      $2,202     $2,266
Income from operations............................       107            119         269        147
Net income........................................     3,769             51         277         64
1999
Total revenue.....................................    $1,280         $2,027      $2,110     $2,328
Income (loss) from operations.....................       145            (37)        208        165
Net income (loss).................................        96            (80)         (6)     4,757

                                  SCHEDULE III

                   AMERICAN RETIREMENT VILLAS PROPERTIES III
                       (A CALIFORNIA LIMITED PARTNERSHIP)
       REAL ESTATE AND RELATED ACCUMULATED DEPRECIATION AND AMORTIZATION
                               DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                          INITIAL COSTS            COSTS             GROSS AMOUNT
                                      ----------------------    CAPITALIZED     ----------------------
                                               BUILDINGS AND     SUBSEQUENT              BUILDINGS AND              ACCUMULATED
DESCRIPTION            ENCUMBRANCES    LAND    IMPROVEMENTS    TO ACQUISITION    LAND    IMPROVEMENTS    TOTAL(1)   DEPRECIATION
-----------            ------------   ------   -------------   --------------   ------   -------------   --------   ------------
Villa Las Posas......    $ 8,081      $1,210      $  572           $8,666       $1,249      $ 9,238      $10,487       $1,204
Chandler Villas......      5,096         300       2,902              342          300        3,244        3,544        1,167
                         -------      ------      ------           ------       ------      -------      -------       ------
                         $13,177      $1,510      $3,474           $9,008       $1,549      $12,482      $14,031       $2,371
                         =======      ======      ======           ======       ======      =======      =======       ======


                          DATE OF        DEPRECIABLE
DESCRIPTION             ACQUISITION     LIVES (YEARS)
-----------            --------------   -------------
Villa Las Posas......   December 1987   27 1/2 years
Chandler Villas......  September 1990   27 1/2 years

     Following is a summary of investment in properties for the year ended December 31, 2000, 1999 and 1998:

                                                               2000       1999      1998
                                                              -------   --------   -------
Balance at beginning of year................................  $17,968   $ 33,423   $32,922
Transfer of cost from other fixed assets....................       --        189        --
Improvements/construction...................................       62         51       501
Disposals...................................................   (3,999)   (15,695)       --
                                                              -------   --------   -------
Balance at end of year......................................  $14,031   $ 17,968   $33,423
                                                              =======   ========   =======

     Following is a summary of accumulated depreciation and amortization of investment in properties for the years ended December 31, 2000, 1999, and 1998:

                                                               2000      1999      1998
                                                              -------   -------   ------
Balance at beginning of year................................  $ 2,976   $ 5,177   $4,122
Transfer of accumulated depreciation from other fixed
  assets....................................................       --        92       --
Additions charged to expense................................      566       746    1,055
Disposals...................................................   (1,171)   (3,039)      --
                                                              -------   -------   ------
Balance at end of year......................................  $ 2,371   $ 2,976   $5,177
                                                              =======   =======   ======

---------------

(1) Aggregate cost for Federal income tax purposes is $13,554 December 31, 2000.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.1      --   Loan Agreement by and between Banc One Capital Funding
               Corporation and Retirement Inns III, LLC (Incorporated by
               reference to Exhibit 10.1 on Form 10-Q for the fiscal
               quarter ended 06-30-99)
10.2      --   Loan Agreement by and between Banc One Capital Funding
               Corporation and Retirement Inns III, LLC (Incorporated by
               reference to Exhibit 10.2 on Form 10-Q for the fiscal
               quarter ended 06-30-99)
10.3      --   Letter Agreement as to the Loans in the aggregate amount of
               $13,382,200 from Banc One Capital Funding Corporation to
               Retirement Inns III (Incorporated by reference to Exhibit
               10.14 on Form 10-Q for the fiscal quarter ended 06-30-99)
10.4      --   Note and Agreement as to Retirement Inns III, LLC.
               (Incorporated by reference to Exhibit 10.16 on Form 10-Q for the fiscal quarter ended 06-30-99)
10.5      --   Limited Liability Company Agreement of Retirement Inns III,
               LLC. (Incorporated by reference to Exhibit 10.18 on Form
               10-Q for the fiscal quarter ended 06-30-99)
10.6      --   Deed of Trust Note of ARV Chandler Villas, L.P. to Red
               Mortgage Capital, Inc.*
10.7      --   Allonge #1 to Deed of Trust Note of ARV Chandler Villas,
               L.P. to Red Mortgage Capital, Inc.*
10.8      --   Deed of Trust between ARV Chandler Villas, L.P. and Fidelity
               National Title Insurance*
10.9      --   Regulatory Agreement for U.S. Department of Housing
               Multifamily Housing Projects between ARV Chandler Villas,
               L.P. and Secretary of Housing and Urban Development*
10.10     --   Purchase agreement and Escrow instructions between ARVP
               III/Brandford Square, L.P., and Vintage Senior Housing, LLC*
10.11     --   First Amendment to Purchase Agreement and Escrow
               Instructions between ARV III/Bradford Square, L.P., and
               Avalon at Bradford Square, LLC, assignee of Vintage Senior
               Housing, LLC*
10.12     --   Second Amendment to Purchase Agreement and Escrow
               Instructions between ARV III/Bradford Square, L.P., and
               Avalon at Bradford Square, LLC*

---------------

* Filed herewith.

ANNEX B
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM 10-Q

 (Mark One)
    [X]      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934



             FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2001



                                   OR




    [ ]      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934



             FOR THE TRANSITION PERIOD FROM           TO

                        COMMISSION FILE NUMBER: 0-26470

                             ---------------------

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
             (Exact name of registrant as specified in its charter)

                  CALIFORNIA                                     33-0365417
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                      Identification No.)

           245 FISCHER AVENUE, D-1                                 92626
                COSTA MESA, CA                                   (Zip Code)
   (Address of principal executive office)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (714) 751-7400

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     The aggregate market value of the voting units held by non-affiliates of registrant, computed by reference to the price at which units were sold, was $18,666,480 (for purposes of calculating the preceding amount only, all directors, executive officers and shareholders holding 5% or greater of the registrant's units are assumed to be affiliates). The number of Units outstanding as of June 30, 2001 was 18,666.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        PART I -- FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,      DECEMBER 31,
                                                                 2001            2000
                                                              -----------   ---------------
                                                                       (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT UNITS)
                                          ASSETS
Properties, at cost:
  Land......................................................    $ 1,549         $ 1,549
  Building and improvements, less accumulated depreciation
     of $2,596 and $2,371 in 2001 and 2000, respectively....     10,008          10,111
  Furniture, fixtures and equipment, less accumulated
     depreciation of $691 and $609 in 2001 and 2000,
     respectively...........................................        529             510
                                                                -------         -------
          Net properties....................................     12,086          12,170
Cash........................................................      3,100           8,458
Restricted cash.............................................         83             168
Loan fees, less accumulated amortization of $309 and $403 in
  2001 and 2000, respectively...............................        142             176
Other assets................................................        792             343
                                                                -------         -------
                                                                $16,203         $21,315
                                                                =======         =======

                             LIABILITIES AND PARTNERS' CAPITAL
Notes payable to banks......................................    $13,804         $13,177
Accounts payable............................................        125              65
Accrued expenses............................................        458             550
Amounts payable to affiliates...............................         25             244
Distributions payable to partners...........................        174           5,447
                                                                -------         -------
          Total liabilities.................................     14,586          19,483
                                                                -------         -------
Partners' capital (deficit):
  General partners..........................................         (2)             (2)
  Special limited partners..................................       (139)           (138)
  Limited partners, 18,666 units outstanding................      1,758           1,972
                                                                -------         -------
          Total partners' capital...........................      1,617           1,832
                                                                -------         -------
                                                                $16,203         $21,315
                                                                =======         =======

         See accompanying notes to the unaudited financial statements.

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                           FOR THE THREE MONTHS    FOR THE SIX MONTHS
                                                              ENDED JUNE 30,         ENDED JUNE 30,
                                                           ---------------------   -------------------
                                                             2001         2000       2001       2000
                                                           --------     --------   --------   --------
                                                                           (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT UNIT DATA)
Revenues:
  Rent...................................................   $1,514       $1,852     $3,021     $3,759
  Assisted living........................................      185          284        365        551
  Interest...............................................       31           34         73         65
  Other..................................................       32           32         74         93
                                                            ------       ------     ------     ------
          Total revenues.................................    1,762        2,202      3,533      4,468
                                                            ------       ------     ------     ------
Costs and expenses:
  Community property operations..........................      849        1,072      1,719      2,186
  Assisted living........................................      123          149        251        329
  General and administrative.............................       71           85        156        171
  Depreciation and amortization..........................      211          272        419        542
  Property taxes.........................................       46           57         93        114
  Advertising............................................       10           28         27         57
  Interest...............................................      308          270        612        653
                                                            ------       ------     ------     ------
          Total operating costs and expenses.............    1,618        1,933      3,277      4,052
                                                            ------       ------     ------     ------
Income before income tax expense, minority interest in
  income of majority owned entities and extraordinary
  loss...................................................      144          269        256        416
Income tax expense.......................................        5            3          5          5
                                                            ------       ------     ------     ------
Income before minority interest in income of majority
  owned entities and extraordinary loss..................      139          266        251        411
Minority interest in income of majority owned entities...       --           39         --        119
                                                            ------       ------     ------     ------
Income before extraordinary loss.........................      139          227        251        292
Extraordinary loss from extinguishment of debt...........       --           --         66         --
                                                            ------       ------     ------     ------
Net income...............................................   $  139       $  227     $  185     $  292
                                                            ======       ======     ======     ======
Per unit:
  Net income per limited partner unit before
     extraordinary loss..................................   $ 7.37       $12.09     $13.31     $15.48
Extraordinary loss.......................................       --           --       3.50         --
                                                            ------       ------     ------     ------
Net income per limited partner unit......................   $ 7.37       $12.09     $ 9.81     $15.48
                                                            ======       ======     ======     ======

         See accompanying notes to the unaudited financial statements.

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE SIX MONTHS
                                                                ENDED JUNE 30,
                                                              ------------------
                                                                2001      2000
                                                              --------   -------
                                                                 (UNAUDITED)
                                                                (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $   185    $  292
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      419       542
     Extraordinary loss from extinguishment of debt.........       66        --
     Change in assets and liabilities:
       Decrease (increase) in restricted cash...............       85        (4)
       Decrease (increase) in other assets..................       60      (138)
       (Decrease) increase in account payable and accrued
        expenses............................................      (32)       29
       Decrease in amounts payable to affiliate.............     (219)       (9)
       Increase in minority interest........................       --       119
                                                              -------    ------
          Net cash provided by (used in) operating
           activities.......................................      564       831
                                                              -------    ------
Cash flows from investing activities:
  Additions to furniture, fixtures and equipment............     (254)      (53)
                                                              -------    ------
          Net cash used in investing activities.............     (254)      (53)
                                                              -------    ------
Cash flows from financing activities:
  Principal repayments on notes payable to banks............   (5,156)      (91)
  Borrowing under refinancing...............................    5,783        --
  Replenishment reserve under refinancing...................     (510)       --
  Loan fees.................................................      (83)       --
  Mortgage Insurance........................................      (29)       --
  Distributions paid........................................   (5,673)     (348)
                                                              -------    ------
          Net cash used in financing activities.............   (5,668)     (439)
                                                              -------    ------
Net (decrease) increase in cash.............................   (5,358)      339
Cash at beginning of period.................................    8,458     2,190
                                                              -------    ------
Cash at end of period.......................................  $ 3,100    $2,529
                                                              =======    ======
Supplemental schedule of cash flow information --
     Cash paid during the period for interest...............  $   654    $  765
                                                              =======    ======

         See accompanying notes to the unaudited financial statements.

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 JUNE 30, 2001

(1) SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     We prepared the accompanying condensed consolidated financial statements of American Retirement Villas Properties III, L.P. following the requirements of the Securities and Exchange Commission ("SEC") for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by accounting principles generally accepted in the United States of America can be condensed or omitted.

     The financial statements include all normal and recurring adjustments that we consider necessary for the fair presentation of our financial position and operating results. To obtain a more detailed understanding of our results, one should also read the financial statements and notes in our Form 10-K for 2000, which is on file with the SEC.

     The results of operations can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of American Retirement Villas Properties III, L.P. (the "Partnership" or "ARVPIII") include the accounts of the Partnership, ARVP III/Bradford Square, L.P. (ARVP III/BS), Retirement Inns III, LLC and ARV Chandler Villas, L.P. The Retirement Inns III, LLC and ARV Chandler Villas L.P. are 100% owned and therefore consolidated into the Partnership. Bradford Square was sold on December 31, 2000.

     The ARVPIII/BS partnership had ARVPIII as 50% general partner. The Partnership accounted for ARVPIII/BS L.P. using the principles of accounting applicable to investment in subsidiaries (consolidation). All inter-company balances and transactions had been eliminated in consolidation. Minority interest represented the minority partners' cost to acquire the minority interest adjusted by their proportionate share of subsequent earnings, losses and distributions. As a managing general partner, pursuant to the ARVPIII/BS limited partnership agreement, the general partner had full, exclusive and complete discretion and authority to control the partnership's business and affairs as if it were a partnership without limited partners. The limited partner shall not participate in control of the partnership business and have only the voting rights provided by the limited partnership agreement as follows:
"Limited Partner shall not have the right or power to (a) withdraw or reduce their Capital Contribution; (b) bring an action for partition against the partnership; (c) cause the termination or dissolution of the partnership; (d) demand or receive property other than cash in return for its Capital." However, with the written consent of the limited partner, the Partnership, as general partner, may (a) dissolve or wind up, (b) sell or refinance the project, (c) change the nature of the partnership's business, or (d) admit new general partner(s). Management believes that the general partner had control consistent with the requirements of paragraph 9 of SOP 78-9 and that the rights the limited partner had are protective rights as discussed in EITF 96-16.

  BASIS OF ACCOUNTING

     We maintain our records on the accrual method of accounting for financial reporting and Federal and state tax purposes.

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  CARRYING VALUE OF REAL ESTATE

     Property, furniture and equipment are stated at cost less accumulated depreciation which is charged to expense on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements..................................  27.5 to 35 years
Furniture, fixtures and equipment...........................  3 to 7 years

     We review our long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In reviewing recoverability, we estimate the future cash flows expected to result from using the assets and eventually disposing of them. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized based upon the asset's fair value.

  USE OF ESTIMATES

     In the preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America, we have made estimates and assumptions that affect the following:

     - reported amounts of assets and liabilities at the date of the financial statements;

     - disclosure of contingent assets and liabilities at the date of the financial statements; and

     - reported amounts of revenues and expenses during the reporting period.

     Actual results could differ from those estimates.

  IMPOUND ACCOUNTS

     The U.S. Department of Housing and Urban Development ("HUD") finances our properties. HUD holds our funds in impound accounts for payment of property taxes, insurance and future property improvements (replacement reserves) on these properties. We include these impound accounts in other assets.

  LOAN FEES

     We amortize loan fees using the effective interest method over the term of the respective note payable.

  CAPITAL EXPENDITURES

     We capitalize all assets, obtained by purchase, trade or capital lease that have a useful life of more than one year, and costs exceeding $500, or a group of similar assets purchased together where the total purchase price exceeds $1000 and the cost of each asset exceeds $50. Improvements or additions to existing assets are also capital expenditures when they extend the useful life of the assets beyond their original life. Refurbishment expenditures are expensed as incurred.

  RENTAL INCOME

     Rent agreements with tenants are on a month-to-month basis. We apply advance deposits to the first month's rent. Revenue is recognized in the month earned for rent and assisted living services.

  NET INCOME PER LIMITED PARTNER UNIT

     Net income per limited partner unit was based on the weighted average number of limited partner units outstanding of 18,666 during the periods ended June 30, 2001 and 2000.

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  RECLASSIFICATIONS

     We have reclassified certain prior period amounts to conform to the June 30, 2001 presentation.

(2) PROPERTIES

     The following table sets forth, as of June 30, 2001, the location of each our Assisted Living Community ("ALC"), the date on which operations commenced at each such ALC, the number of units at each ALC, and our interest in each ALC.

                                   COMMENCED
   COMMUNITY        LOCATION       OPERATIONS    UNITS
   ---------      -------------  --------------  -----
Chandler Villas   Chandler, AZ   September 1992   164
Villa Las Posas   Camarillo, CA  December 1997    123

(3) SALE OF PROPERTIES

  Sale of Property -- ARVP III/Bradford Square Ltd.

     On December 18, 1990, we entered into a limited partnership, ARVP III/BS, with an unrelated third party, Bradford Square Ltd. Both partners made an initial $1,000 cash contribution. We were the Managing General Partner and Bradford Square Ltd. is the Limited Partner, each with a 50% interest. Pursuant to the agreement, Bradford Square Ltd. contributed an existing community (Bradford Square), to ARVP III/BS, and, we contributed cash. Income and loss was generally allocated to the Managing General Partner and Bradford Square, Ltd. based on their partnership interests. Since the partnership agreement terminated in December 2000, we sold Bradford Square L.P. on December 21, 2000 to an unrelated third party for $8,002,000. The distribution of assets on liquidation of the partnership was made in accordance with the limited partnership agreement.

  Sale of Property -- Heritage Pointe Claremont

     In September 1993, we contracted to sell our then-owned Heritage Pointe Claremont ALC to Claremont Senior Partners ("CSP") for $12,281,900. ARV Assisted Living, Inc., our General Partner, is a special limited partner of CSP. The transaction closed on December 30, 1993. The consideration we received from CSP in the sale of Heritage Pointe Claremont ALC consisted of both $10,000 in cash and cash equivalents and $12,271,900 in the form of a promissory note.

     The promissory note bears interest at 8.0% and the outstanding balance and interest are payable from excess cash flows as defined in the CSP partnership agreement. The promissory note is secured by certain CSP partners' interests in CSP and matures January 25, 2010.

     Upon the receipt of the principal and interest payment from CSP in April 1996 and January 1995, a sufficient investment as defined by Statements of Financial Accounting Standards Board No. 66 was made and the sale was recognized. As CSP's excess cash flows do not currently exceed the interest payment requirements, SFAS 66 requires profit on the sale to be recognized under the cost recovery method as payments are received on the notes. We received interest payments on this note totaling $3,000 and $12,000 for the six-month period ended June 30, 2001 and 2000, respectively.

     The remaining balance of the promissory note as of June 30, 2001 is $3,820,507.

                AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4) TRANSACTIONS WITH AFFILIATES

     We have an agreement with ARV Assisted Living, Inc. ("ARV"), our Managing General Partner, providing for a property management fee of five percent of gross revenues. These payments amounted to $173,000 and $220,000 for the six-month period and $86,000 and $108,000, for the three-month period ended June 30, 2001 and 2000, respectively. Additionally, we pay ARV a partnership management fee of 10 percent of cash flow before distributions, as defined in the Partnership Agreement. These payments amounted to $58,000 and $88,000 for the six-month period and $19,000 and $44,000 for the three-month period ended June 30, 2001 and 2000, respectively.

(5) NOTES PAYABLE

     At June 30, 2001 and December 31, 2000, notes payable to banks included the following (in thousands):

                                                              JUNE 30,   DECEMBER 31,
                                                                2001         2000
                                                              --------   ------------
Note payable to the bank, bearing interest at 9.15% Monthly
  principal and interest payment of $69.7, collateralized by
  property, mature January 2002.............................  $ 8,031      $13,177
Note payable to the bank, bearing interest at rates 8.06%,
  payable in monthly installments of principal and interest
  totaling $41.3, collateralized by property, mature
  February 2036.............................................    5,773           --
                                                              -------      -------
Total notes payable.........................................  $13,804      $13,177
                                                              =======      =======

     The annual principal payments of notes payable as of June 30, 2001 are as follows (in thousands):

For twelve months ended June 30,
  2002......................................................   $ 8,063
  2003......................................................        34
  2004......................................................        37
  2005......................................................        41
  2006......................................................        44
  Thereafter................................................     5,585
                                                               -------
                                                               $13,804
                                                               =======

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

                                                              FOR THE SIX MONTHS
                                                                     ENDED
                                                              -------------------
                                                              JUNE 30,   JUNE 30,   INCREASE/
                                                                2001       2000     (DECREASE)
                                                              --------   --------   ----------
                                                                   (DOLLARS IN MILLIONS)
Revenues:
  Rent......................................................   $ 3.02     $3.76        (19.6)%
  Assisted living...........................................     0.36      0.55        (33.8)%
  Interest and other revenue................................     0.15      0.16         (6.9)%
                                                               ------     -----       ------
          Total revenue.....................................     3.53      4.47        (20.9)%
                                                               ------     -----       ------
Costs and expenses:
  Community property operations.............................     1.75      2.26        (22.1)%
  Assisted living...........................................     0.25      0.33        (23.7)%
  General and administrative................................     0.16      0.17         (8.8)%
  Depreciation and amortization.............................     0.42      0.54        (22.7)%
  Property taxes............................................     0.09      0.11        (18.4)%
  Interest..................................................     0.61      0.65         (6.3)%
                                                               ------     -----       ------
          Total costs and expenses..........................     3.28      4.06        (19.1)%
                                                               ------     -----       ------
Income before minority interest and extraordinary loss......     0.25      0.41        (38.9)%
Minority interest in operations.............................       --      0.12       (100.0)%
                                                               ------     -----       ------
Income before extraordinary loss............................     0.25      0.29        (14.0)%
Extraordinary loss from extinguishment of debt..............    (0.06)       --        100.0%
                                                               ------     -----       ------
          Net income........................................   $ 0.19     $0.29        (36.6)%
                                                               ======     =====       ======

     The decrease in assisted living community rental revenue of $0.74 million from $3.76 million for the six-month period ended June 30, 2000 to $3.02 million for the six-month period ended June 30, 2001, or (19.6)%, is primarily attributable to:

     - the sale of the Bradford Square, L.P. in December 2000;

     - average occupancy for our remaining assisted living communities decreased from 97.9% for the six-month period ended June 30, 2000 as compared with 97.3% the six-month period ended June 30, 2001; offset by

     - an increase in the same store average rental rate per occupied unit to $1,803 for the six-month period ended June 30, 2001 as compared with $1,664 for the six-month period ended June 30, 2000.

     The decrease in assisted living revenue of $0.19 million from $0.55 million for the six-month period ended June 30, 2000 to $0.36 million for the six-month period ended June 30, 2001, or (33.8)%, is primarily attributable to:

     - the sale of the Bradford Square, L.P. in December 2000;

     - a decrease in the assisted living rate from $642 per month for the six-month period ended June 30, 2000 compared to $616 per month for the six-months ended June 30, 2001; offset by

     - an increase in the same store average assisted living residents to 99 residents for the six-month period ended June 30, 2001 as compared with 80 residents for the six-month period ended June 30, 2000.

     The decrease in community property operations and assisted living operating expenses of $0.59 million from $2.59 million for the six-month period ended June 30, 2000 to $2.00 million for the six-month period ended June 30, 2001, or (22.3)%, is primarily due to:

     - the sale of the Bradford Square, L.P. in December 2000; offset by

     - an increase in management fees as the result of increase in revenues of our remaining assisted living communities;

     - the staffing requirements related to increased assisted living services provided; and

     - the increased salaries of staff and fringe benefits.

     The decrease in general and administrative expense of $0.01 million from $0.17 million for the six-month period ended June 30, 2000 to $0.16 million for the six-month period ended June 30, 2001, or (8.8)%, is primarily attributable to:

     - the sale of the Bradford Square, L.P. in December 2000; offset by

     - the increase in property general liability insurance; and

     - the increase in accounting fees and professional fees.

     The decrease in property tax expense of $0.02 million from $0.11 million for the six-month period ended June 30, 2000 to $0.09 million for the six-month period ended June 30, 2001, or (18.4)%, is primarily due to the sale of the Bradford Square, L.P. in December 2000.

     The decrease in depreciation and amortization of $0.12 million from $0.54 million for the six-month period ended June 30, 2000 to $0.42 million for the six-month period ended June 30, 2001, or (22.7)%, is primarily due to:

     - the sale of the Bradford Square, L.P. in December 2000; and

     - a decrease in amortization of loan fees related to the refinancing in January 2001 of Chandler Villas ALC.

     The decrease in interest expense of $0.04 million from $0.65 million for the six-month period ended June 30, 2000 to $0.61 million for the six-month period ended June 30, 2001, or (6.3)%, is primarily due to:

     - the sale of the Bradford Square, L.P. in December 2000; offset by

     - the recovery of $112,000 of the interest rate lock and commitment fees in June 2000 that related to a failed refinancing of certain notes payable in 1998.

     There is no minority interest for the six-month period ended June 30, 2001 due to the sale of Bradford Square, L.P. in December 2000.

     The extraordinary loss of $0.06 million is the result of the write off of loan fees due to the refinancing of Chandler Villas ALC in January 2001.

                                                                 FOR THE THREE
                                                                 MONTHS ENDED
                                                              -------------------
                                                              JUNE 30,   JUNE 30,   INCREASE/
                                                                2001       2000     (DECREASE)
                                                              --------   --------   ----------
                                                                   (DOLLARS IN MILLIONS)
Revenues:
  Rent......................................................   $1.51      $1.85        (18.3)%
  Assisted living...........................................    0.18       0.28        (34.9)%
  Interest and other revenue................................    0.07       0.07         (4.5)%
                                                               -----      -----       ------
          Total revenue.....................................    1.76       2.20        (20.0)%
                                                               -----      -----       ------
Costs and expenses:
  Community property operations.............................    0.86       1.10        (21.7)%
  Assisted living...........................................    0.12       0.15        (17.4)%
  General and administrative................................    0.07       0.08        (16.5)%
  Depreciation and amortization.............................    0.21       0.27        (22.4)%
  Property taxes............................................    0.05       0.06        (19.3)%
  Interest..................................................    0.31       0.27         14.0%
                                                               -----      -----       ------
          Total costs and expenses..........................    1.62       1.93        (16.2)%
                                                               -----      -----       ------
Income before minority interest.............................    0.14       0.27        (47.7)%
Minority interest in operations.............................      --       0.04       (100.0)%
                                                               -----      -----       ------
          Net income........................................   $0.14      $0.23        (38.8)%
                                                               =====      =====       ======

     The decrease in assisted living community rental revenue of $0.34 million from $1.85 million for the three-month period ended June 30, 2000 to $1.51 million for the three-month period ended June 30, 2001, or (18.3)%, is primarily attributable to:

     - the sale of the Bradford Square, L.P. in December 2000;

     - average occupancy for our remaining assisted living communities decreased from 96.6% for the three-month period ended June 30, 2000 as compared with 96.5% the three-month period ended June 30, 2001; offset by

     - an increase in the same store average rental rate per occupied unit to $1,822 for the three-month period ended June 30, 2001 as compared with $1,665 for the three-month period ended June 30, 2000.

     The decrease in assisted living revenue of $0.10 million from $0.28 million for the three-month period ended June 30, 2000 to $0.18 million for the three-month period ended June 30, 2001, or (34.9)%, is primarily attributable to:

     - the sale of the Bradford Square, L.P. in December 2000;

     - a decrease in the assisted living rate from $649 per month for the three-month period ended June 30, 2000 compared to $625 per month for the three-months ended June 30, 2001; offset by

     - an increase in the same store average assisted living residents to 98 residents for the three-month period ended March 31, 2001 as compared with 81 residents for the three-month period ended June 30, 2000.

     The decrease in community property operations and assisted living operating expenses of $0.27 million from $1.25 million for the three-month period ended June 30, 2000 to $0.98 million for the three-month period ended June 30, 2001, or (21.6)%, is primarily attributable to:

     - the sale of the Bradford Square, L.P. in December 2000; offset by

     - the increase in variable expenses and repair and maintenance as a result of inflation;

     - an increase in management fees as the result of increase in revenues of our remaining assisted living communities;

     - the staffing requirements related to increased assisted living services provided; and

     - the increased salaries of staff and fringe benefits.

     The decrease in general and administrative expense of $0.01 million from $0.08 million for the three-month period ended June 30, 2000 to $0.07 million for the three-month period ended June 30, 2001, or (16.5)%, is primarily attributable to:

     - the sale of the Bradford Square, L.P. in December 2000; offset by

     - the increase in property general liability insurance;

     - the increase in partnership administrative fees paid to our affiliate;
       and

     - the increase in accounting and professional fees.

     The decrease in property tax expense of $0.01 million from $0.06 million for the three-month period ended June 30, 2000, to $0.05 million for the three-month period ended June 30, 2001, or (19.3)%, is primarily due to the sale of the Bradford Square, L.P. in December 2000.

     The decrease in depreciation and amortization of $0.06 million from $0.27 million for the three-month period ended June 30, 2000 to $0.21 million for the three-month period ended June 30, 2001, or (22.4)%, is primarily due to:

     - the sale of the Bradford Square, L.P. in December 2000; and

     - a decrease in amortization of loan fees related to the refinancing in January 2001 of one assisted living community.

     The increase in interest expense of $0.04 million from $0.27 million for the three-month period ended June 30, 2000 to $0.31 million for the three-month period ended June 30, 2001, or 14.0%, is primarily due to:

     - the recovery of $112,000 of the interest rate lock and commitment fees in June 2000 that related to a failed refinancing of certain notes payable in 1998; offset by

     - the sale of the Bradford Square, L.P. in December 2000.

     There is no minority interest for the three-month period ended June 30, 2001 due to the sale of Bradford Square, L.P. in December 2000.

LIQUIDITY AND CAPITAL RESOURCES

     We expect that cash generated from the operations of our properties will be adequate to pay operating expenses, make necessary capital improvements, make required principal reductions of debt and provide distributions to our partners. On a long-term basis, our liquidity is sustained primarily from cash flow provided by operating activities.

     For the six-month period ended June 30, 2001, net cash provided by operating activities was $0.56 million compared to cash provided by operating activities of $0.83 million for the corresponding period in 2000. The decrease was due to decrease in operating income before depreciation and amortization, which related to the lack of income from Bradford Square, L.P. that was sold in December 2000.

     During the six-month period ended June 30, 2001, our net cash used in investing activities was $0.25 million compared to cash used in investing activities of $0.05 million for the corresponding period in 2000. The increase was a result of physical improvements at our two assisted living communities.

     During the six-month period ended June 30, 2001, our net cash used in financing activities was $5.67 million compared to cash used in financing activities of $0.44 million for the corresponding period in 2000. The financing activities consist of:

     - distribution of the sale proceeds from Bradford Square L.P. to the partners;

     - principal repayment on notes payable;

     - initial deposit to reserve for replenishment and repair escrow that related to the refinancing of one ALC; and

     - loan fees and mortgage insurance related to the refinancing; offset by

     - borrowing from the refinancing.

     We estimate that we will incur approximately $355,000 for the capital expenditures during 2001 for physical improvements at our two assisted living communities. As of June 30, 2001, we have made approximately $254,000 in capital expenditures. Part of this capital expenditure was required by and funded from the refinancing in January 2001. The funds for the remaining improvements should be available from operations.

     We are not aware of any trends, other than national economic conditions which have had, or which may be reasonably expected to have, a material favorable or unfavorable impact on the revenues or income from the operations or sale of properties. We believe that if the inflation rate increases we will be able to pass the subsequent increase in operating expenses to the residents of the communities by way of higher rental and assisted living rates. The implementation of price increases is intended to lead to an increase in revenue, however, those increases may result in an initial or permanent decline in occupancy and/or a delay in increasing occupancy. If this occurs, revenues may remain constant or decline.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risks related to fluctuations in the interest rates on our fixed rate notes payable. With respect to our fixed rate notes payable, changes in the interest rates affect the fair market value of the notes payable, but not our earnings or cash flows. We do not have an obligation to prepay fixed rate debt prior to maturity, and as a result, interest rate risk and changes in fair market value should not have a significant impact on the fixed rate debt until the earlier of maturity and any required refinancing of such debt. We do not currently have any variable interest rate debt and, therefore, are not subject to interest rate risk associated with variable interest rate debt. Currently, we do not utilize interest rate swap or exchange agreements and, therefore, are not subject to interest rate risk associated with interest rate swaps.

                          PART II -- OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

     We are from time to time subject to lawsuits and other matters in the normal course of business. While we cannot predict the results with certainty, we do not believe that any liability from any such lawsuits or other matters will have a material effect on our financial position, results of operations, or liquidity.

ITEM 5.  OTHER INFORMATION

     None.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS

     None.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

     None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

(a) The following documents are filed as a part of this Report:

     (1) Financial Statements

     (2) Exhibits: None.

(b) Reports on Form 8-K

     We did not file any report on Form 8-K for the period ended June 30, 2001.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, we have duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

        AMERICAN RETIREMENT VILLAS PROPERTIES III, A CALIFORNIA LIMITED
              PARTNERSHIP, BY THE FOLLOWING PERSONS ON OUR BEHALF.

                                          ARV ASSISTED LIVING, INC.

                                          By:    /s/ DOUGLAS M. PASQUALE
                                            ------------------------------------
                                                    Douglas M. Pasquale
                                                  Chief Executive Officer

Date: August 13, 2001

     Pursuant to the requirements of the Securities Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                      DATE
                   ---------                                     -----                      ----




            /s/ DOUGLAS M. PASQUALE                     Chief Executive Officer        August 13, 2001
------------------------------------------------     (Principal Executive Officer)
              Douglas M. Pasquale




                 /s/ ANITA RYAN                       Vice President, Controller       August 13, 2001
------------------------------------------------    (Principal Accounting Officer)
                   Anita Ryan

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal and any other required documents should be sent or delivered by you or your broker, dealer, bank, trust, partnership or other nominee to the Depositary at its address set forth below:

                        ALPINE FIDUCIARY SERVICES, INC.

           By Mail:                      By Hand:              By Overnight Delivery:

   c/o Georgeson Shareholder          c/o Georgeson           c/o Georgeson Shareholder
                                       Shareholder
      Communications Inc.          Communications Inc.           Communications Inc.
         P.O. Box 2065            17 State Street, 28th           111 Commerce Road
                                          Floor
South Hackensack, NJ 07606-9974  New York, New York 10004        Carlstadt, NJ 07072
                                                           Attn: Reorganization Department

                           By Facsimile Transmission:
                                 (201) 460-2889

              Confirmation Receipt of Facsimile by Telephone Only:
                                 (201) 896-5648

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent, and will be furnished promptly at our expense. You may also contact your broker, dealer, bank, trust, partnership or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                   Georgeson Shareholder Communications Inc.
                          17 State Street, 10th Floor
                            New York, New York 10004

                     Banks and Brokers Call: (212) 440-9800
                All Others Please Call Toll-Free: (800) 223-2064